                                                 Filed Pursuant to Rule 424(b(1)
                                                      Registration No. 333-31657
PROSPECTUS
                                4,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                                 --------------

OF THE 4,000,000 SHARES OF COMMON STOCK OFFERED HEREBY, 2,400,000 SHARES ARE BEING OFFERED BY TMP WORLDWIDE INC. ("TMP" OR THE "COMPANY") AND 1,600,000
   SHARES ARE BEING OFFERED BY CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS"). THE COMPANY WILL NOT RECEIVE ANY OF THE
      PROCEEDS FROM THE SALE OF THE COMMON STOCK BY THE SELLING
        STOCKHOLDERS EXCEPT THAT ANDREW J. MCKELVEY, THE COMPANY'S
        CHAIRMAN OF THE BOARD AND CEO, AND CERTAIN OTHER SELLING
          STOCKHOLDERS WILL REPAY THEIR NET INDEBTEDNESS TO THE
          COMPANY FROM THEIR PROCEEDS. SEE "PRINCIPAL AND SELLING
             STOCKHOLDERS." THE COMPANY'S COMMON STOCK IS QUOTED ON
             THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "TMPW."
                ON SEPTEMBER 16, 1997, THE LAST REPORTED SALE
                  PRICE OF THE COMMON STOCK ON THE NASDAQ
                  NATIONAL  MARKET WAS $24 3/4 PER SHARE.
                       SEE "PRICE RANGE OF COMMON STOCK."

AFTER GIVING EFFECT TO THIS OFFERING (ASSUMING THE OVER-ALLOTMENT OPTION IS NOT EXERCISED), THE COMPANY WILL HAVE OUTSTANDING 12,401,642 SHARES OF COMMON
   STOCK WITH ONE VOTE PER SHARE (REPRESENTING 8.4% OF THE COMBINED VOTING POWER OF THE COMPANY) AND 13,587,541 SHARES OF CLASS B COMMON STOCK
      WITH TEN VOTES PER SHARE (REPRESENTING 91.6% OF THE COMBINED
        VOTING POWER OF THE COMPANY). CLASS B COMMON STOCK IS
        CONVERTIBLE, ON A SHARE-FOR-SHARE BASIS, INTO COMMON STOCK.
          OTHER THAN VOTING AND CONVERSION RIGHTS, THE TERMS OF THE
          COMMON STOCK AND  CLASS B COMMON STOCK ARE SUBSTANTIALLY
                  SIMILAR. SEE "DESCRIPTION OF CAPITAL STOCK."
                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR  INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               -----------------

                               PRICE $23 A SHARE

                               -----------------

                                                       UNDERWRITING                            PROCEEDS TO
                                     PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                      PUBLIC          COMMISSIONS(1)        COMPANY(2)         STOCKHOLDERS
                                ------------------  ------------------  ------------------  ------------------
PER SHARE.....................        $23.00              $1.15               $21.85              $21.85
TOTAL(3)......................     $92,000,000          $4,600,000         $52,440,000         $34,960,000

------------
(1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."
(2) BEFORE DEDUCTING ESTIMATED EXPENSES OF THE OFFERING PAYABLE BY THE COMPANY, ESTIMATED AT $800,000.
(3) CERTAIN SELLING STOCKHOLDERS HAVE GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 600,000 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC, LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO SELLING STOCKHOLDERS WILL BE $105,800,000, $5,290,000 AND $48,070,000, RESPECTIVELY. SEE "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT SEPTEMBER 22, 1997 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY DEAN WITTER

        GOLDMAN, SACHS & CO.

                     BT ALEX. BROWN

                                MONTGOMERY SECURITIES

                                           LADENBURG THALMANN & CO. INC.

SEPTEMBER 16, 1997

                                  [Photo Page]

    The contents of the Company's Web sites and other Web sites referred to herein are not part of this Prospectus.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

    No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of the Prospectus nor any sale made hereby shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.
                            ------------------------

    IN THIS PROSPECTUS, REFERENCES TO "DOLLAR" AND "$" ARE TO UNITED STATES DOLLARS, EXCEPT WHERE OTHERWISE INDICATED, AND THE TERMS "UNITED STATES" AND "U.S." MEAN THE UNITED STATES OF AMERICA, ITS STATES, ITS TERRITORIES, ITS POSSESSIONS, AND ALL AREAS SUBJECT TO ITS JURISDICTION.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           4
Risk Factors...................................          10
Use of Proceeds................................          15
Dividend Policy................................          16
Price Range of Common Stock....................          16
Capitalization.................................          17
Selected Consolidated Financial Information....          18
Pro Forma Condensed Consolidated Financial
  Information..................................          20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          25


                                                    PAGE
                                                    -----
Business.......................................          37
Management.....................................          50
Certain Transactions...........................          56
Principal and Selling Stockholders.............          59
Description of Capital Stock...................          61
Shares Eligible for Future Sale................          64
Underwriters...................................          65
Legal Matters..................................          66
Experts........................................          66
Available Information..........................          67
Index to Financial Statements..................         F-1

                            ------------------------

    The Company has registered the following trademark: "The Monster Board-Registered Trademark-". This Prospectus also includes product names and other trade names and trademarks of the Company and of other organizations.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE FROM CERTAIN SELLING STOCKHOLDERS UP TO 600,000 ADDITIONAL SHARES OF COMMON STOCK WILL NOT BE EXERCISED. AS USED IN THIS PROSPECTUS, "GROSS BILLINGS" REFER TO BILLINGS FOR ADVERTISING PLACED IN TELEPHONE DIRECTORIES, NEWSPAPERS, NEW MEDIA AND OTHER MEDIA, AND ASSOCIATED FEES FOR RELATED SERVICES. WHILE GROSS BILLINGS ARE NOT INCLUDED IN THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS, THE TRENDS IN GROSS BILLINGS DIRECTLY IMPACT THE COMMISSIONS AND FEES EARNED BY THE COMPANY. THE COMPANY, WHICH OPERATES IN ONE BUSINESS SEGMENT, EARNS COMMISSIONS BASED ON A PERCENTAGE OF THE MEDIA ADVERTISING PURCHASED AT A RATE ESTABLISHED BY THE RELATED PUBLISHER, AND ASSOCIATED FEES FOR RELATED SERVICES. IN ADDITION, THE COMPANY EARNS FEES FOR THE PLACEMENT OF ADVERTISEMENTS ON THE INTERNET, INCLUDING ITS CAREER WEB SITES. GROSS BILLINGS WITH RESPECT TO COMPANIES ACQUIRED BY THE COMPANY REFER TO THE COMPANY'S ESTIMATE OF THE ACQUIRED COMPANIES' ANNUAL GROSS BILLINGS. EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA") IS PRESENTED TO PROVIDE ADDITIONAL INFORMATION ABOUT THE COMPANY'S ABILITY TO MEET ITS FUTURE DEBT SERVICE, CAPITAL EXPENDITURES AND WORKING CAPITAL REQUIREMENTS AND IS ONE OF THE MEASURES WHICH DETERMINES THE COMPANY'S ABILITY TO BORROW UNDER ITS CREDIT FACILITY. EBITDA SHOULD NOT BE CONSIDERED IN ISOLATION OR AS A SUBSTITUTE FOR OPERATING INCOME, CASH FLOWS FROM OPERATING ACTIVITIES AND OTHER INCOME OR CASH FLOW STATEMENT DATA PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR AS A MEASURE OF THE COMPANY'S PROFITABILITY OR LIQUIDITY. PRO FORMA NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1996 IS NET INCOME AFTER ADJUSTING FOR (I) A NON-CASH, NONRECURRING CHARGE OF $52.0 MILLION THAT REFLECTS THE VALUE OF SHARES ISSUED IN CONNECTION WITH THE ACQUISITIONS OF MINORITY INTERESTS IN PREDECESSORS OF THE COMPANY AND (II) A NON-CASH, NONRECURRING CHARGE OF $2.6 MILLION THAT REFLECTS THE VALUE OF STOCK ISSUED UPON THE EXERCISE OF A WARRANT IN CONNECTION WITH THE COMPANY'S INITIAL PUBLIC OFFERING (COLLECTIVELY, THE "NONRECURRING CHARGES"). SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995" AND NOTES 1 AND 7 TO THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS.

                                  THE COMPANY

    TMP Worldwide Inc. ("TMP" or the "Company") is a marketing services, communications and technology company that provides comprehensive, individually tailored advertising services including development of creative content, media planning, production and placement of corporate advertising, market research, direct marketing and other ancillary services and products. The Company is the world's largest yellow page advertising agency and one of the world's largest recruitment advertising agencies. In 1995, the Company began marketing Internet-based services as extensions of its core business and has become a leading provider of Internet content. The Company offers advertising programs to more than 17,000 clients, including more than 70 of the Fortune 100 and more than 285 of the Fortune 500 companies. The Company's growth strategy is to continue to pursue consolidation opportunities in its core advertising business and to leverage its client base and its approximately 1,500 sales, marketing and customer service personnel to expand its Internet-based business. For the year ended December 31, 1996, the Company's gross billings were $749.5 million, commissions and fees were $162.6 million, pro forma net income and EBITDA, as adjusted for the Nonrecurring Charges, were $2.4 million and $26.2 million, respectively.

    In August 1997, the Company acquired all of the outstanding stock of Austin Knight Limited and subsidiaries ("Austin Knight") for approximately $47.2 million net of approximately $11.5 million of cash acquired relating to the sale in July 1997 of real property by Austin Knight. For the year ended September 30, 1996, Austin Knight had annual gross billings of approximately $214.0 million. Austin Knight is the largest recruitment advertising agency in the United Kingdom and the fifth largest agency in the U.S. With the acquisition of Austin Knight, the Company has strengthened its position as the third largest recruitment advertising agency in the U.S. and has become the largest recruitment advertising agency in the U.K. On a pro forma basis, giving effect to the elimination of the Nonrecurring Charges, the Austin

Knight acquisition, the other acquisitions included in the Company's pro forma condensed consolidated financial information, the Company's initial public offering and this offering, for the year ended December 31, 1996, the Company's gross billings would have been $1.2 billion, commissions and fees would have been $252.9 million, net income would have been $5.4 million and EBITDA would have been $35.5 million. See "Risk Factors--Risks Associated with Acquisitions" and "Pro Forma Condensed Consolidated Financial Information."

    TMP is the world's largest yellow page advertising agency, generating approximately $435 million in yellow page gross billings for the year ended December 31, 1996. TMP is also one of the world's largest recruitment advertising agencies, generating approximately $308 million in recruitment advertising gross billings for the same period. With approximately 30% of the national accounts segment of the U.S. yellow page advertising market, TMP is approximately three times larger than its nearest competitor, based on yellow page gross billings. A substantial part of the Company's growth in each of its targeted markets has been achieved through acquisitions. From January 1, 1993 through December 31, 1996, TMP completed 39 acquisitions which have estimated annual gross billings of $400 million. In 1997, through August 26, the Company completed eight acquisitions with estimated annual gross billings of $310 million. The Company believes additional acquisition opportunities exist, particularly in the recruitment advertising and Internet markets, and intends to continue its strategy of making acquisitions which relate to its core business.

    TMP has created innovative solutions to assist its clients in capitalizing on the growing awareness and acceptance of the Internet. For its recruitment advertising clients, TMP has developed interactive career sites which can be accessed via the Internet on a global basis by individuals seeking employment. The Company has several career sites, including The Monster Board-Registered Trademark-, Online Career Center-SM-, Be the Boss-SM- and MedSearch-SM-, which collectively contain approximately 90,000 job listings and career opportunities. In 1996, the Company began marketing its Dealer Locator service to yellow page clients. Dealer Locator provides clients with the ability to offer World Wide Web ("Web") pages for their local offices, franchisees or dealers. Potential customers can then access these pages on the Internet by zip code or key word searches.

    YELLOW PAGE ADVERTISING. TMP develops yellow page marketing programs for national accounts, clients which sell products or services in multiple markets. The national segment of the yellow page advertising market was a $1.5 billion market in the U.S. for the year ended December 31, 1996. The national yellow page market has grown each year since 1981. During the period of 1990 through 1996, the market grew at a compound annual growth rate of approximately 4.8%. Yellow page advertising is a complex process involving the creation of effective imagery and message and the development of media plans which evaluate approximately 7,000 yellow page directories of which TMP's larger accounts utilize over 2,000. Coordinating the placement of advertisements in this number of directories requires an extensive effort at the local level, and TMP's yellow page sales, marketing and customer service staff of approximately 680 people provides an important competitive advantage in marketing and executing yellow page advertising programs. TMP earns commissions from yellow page advertising paid by directory publishers which result in an effective commission rate to the Company of approximately 20% of yellow page gross billings. See "Business--TMP's Yellow Page Business."

    TMP takes a proactive approach to yellow page advertising by undertaking original research on the efficacy of the medium, in many cases quantifying the effectiveness of a given advertising campaign. The Company also has a rigorous quality assurance program designed to ensure client satisfaction. The Company believes that this program has enabled it to maintain a yellow page client retention rate, year to year, in excess of 90%.

    RECRUITMENT ADVERTISING. For the year ended December 31, 1996, total spending on advertisements in North America in the recruitment classified advertisement section of newspapers was approximately $4.5 billion. While the recruitment advertising market has historically been cyclical, during the period of 1990 through 1996, the U.S. market grew at a compound annual growth rate of approximately 10.4%. The Company receives commissions generally equal to 15% of recruitment advertising gross billings. The

Company also earns fees from value-added services such as design, research and other creative and administrative services which resulted in aggregate commissions and fees equal to approximately 20% of recruitment advertising gross billings.

    The services provided by recruitment advertising agencies can be complex and range from the design and placement of classifed advertisements to the creation of comprehensive image campaigns which internationally "brand" a client as a quality employer. Further, shortages of qualified employees in many industries, particularly in the technology area, have increased the need for recruitment advertising agencies to expand the breadth of their service offerings to effect national and sometimes global recruitment campaigns. For these reasons, the Company believes that over time, the proportion of overall recruitment advertising placed through recruitment advertising agencies will grow. Given the scale of its recruitment advertising operations and the scope of its service offerings, the Company believes it is well positioned to participate in this market growth. See "Business--TMP's Recruitment Advertising Business."

    INTERNET SERVICES. The Company's Internet-based services complement its traditional advertising businesses. In recruitment, the Company has several career sites, including The Monster Board-Registered Trademark-, Online Career Center-SM-, Be the Boss-SM- and MedSearch-SM- which provide continuously available databases of career opportunities. Users of these sites can search for employment opportunities by location, type of job and other criteria. Resumes can be sent to prospective employers electronically and submitted on-line or via mail. Users can also access other value-added services such as discussion forums and on-line career advice. Based on its experience with its clients, TMP believes that only 20% to 30% of open job positions are advertised using traditional print media and that on-line solutions, which are significantly less expensive than traditional recruitment methods, will significantly expand the recruitment advertising market. More than 55 of the Fortune 100 companies are utilizing the Company's career sites.

    Dealer Locator, which is marketed to yellow page accounts, allows clients to offer Web pages for local offices, dealers or franchise locations which are linked to the client's corporate Web site. These pages are designed to generate additional customer flow while reinforcing brand imagery contained in other advertising programs. Dealer Locator home pages will typically include address, directions, hours of operation and potentially other information such as sale items. Over time, the Company intends to increase the utility of Dealer Locator through the introduction of additional interactive functions.

    TMP believes its pre-existing relationships with yellow page and recruitment advertising clients and its sales, marketing and customer service staff of over 1,500 people provide an important competitive advantage in pursuing the market for Internet clients. Further, the Company believes its innovative Internet products will provide an opportunity to enhance its ability to market both traditional advertising and Internet services to non-TMP clients. See "Business--TMP's Yellow Page Business--Internet-based Solutions for Yellow Page Advertising Clients" and "--TMP's Recruitment Advertising Business-- Internet-based Solutions for Recruitment Advertising Clients."

    The Company is the successor to the businesses formerly conducted by TMP Worldwide Inc. and subsidiaries ("Old TMP"), Worldwide Classified Inc. and subsidiaries ("WCI") and McKelvey Enterprises, Inc. and subsidiaries, the chief executive officer of which was Andrew J. McKelvey (the "Principal Stockholder"). McKelvey Enterprises, Inc. was formed in 1967 by Mr. McKelvey. On December 9, 1996, Old TMP merged into McKelvey Enterprises, Inc. Thereafter, WCI merged into McKelvey Enterprises, Inc. McKelvey Enterprises, Inc. then merged into Telephone Marketing Programs Incorporated. Such mergers are collectively referred to as the "Mergers." In addition, Mr. McKelvey sold or contributed his interest in five other entities to the Company. Following the Mergers, Telephone Marketing Programs Incorporated changed its name to TMP Worldwide Inc. All historical financial data contained herein for periods ended prior to December 9, 1996 reflects the historical financial data of Old TMP, WCI, McKelvey Enterprises, Inc. and the other entities. The Company was incorporated in Delaware in August 1996. Its executive offices are located at 1633 Broadway, 33rd Floor, New York, New York 10019, and its telephone number at that location is (212) 977-4200.

                                  THE OFFERING

Common Stock offered by:

  The Company................................  2,400,000 shares

  The Selling Stockholders...................  1,600,000 shares

      Total..................................  4,000,000 shares

Common Stock to be outstanding after this
  offering...................................  26,581,643 shares(1)

Use of proceeds..............................  Repayment of indebtedness (including debt incurred to fund the acquisition of Austin
                                               Knight). See "Use of Proceeds."

Nasdaq National Market Symbol................  TMPW

------------------------

(1) Includes 592,460 shares of Common Stock pursuant to accounting under the treasury stock method for outstanding stock options.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                                          SIX MONTHS
                                                YEAR ENDED DECEMBER 31,                                 ENDED JUNE 30,
                           ------------------------------------------------------------------  ---------------------------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA, NUMBER OF EMPLOYEES AND OFFICES)
                                                                                   PRO FORMA                          PRO FORMA
                                                                                   COMBINED                           COMBINED
                                                                                  AS ADJUSTED                        AS ADJUSTED
                            1992(1)     1993       1994       1995       1996       1996(2)      1996       1997       1997(2)
                           ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
STATEMENT OF OPERATIONS
  DATA:
Commissions and fees.....  $  59,729  $  73,791  $  86,165  $ 123,907  $ 162,631   $ 252,940   $  70,663  $ 100,619   $ 135,399
Salaries and related
  costs..................     32,093     37,747     45,758     58,329     80,291     128,251      35,561     50,484      70,101
Office and general
  expenses...............     23,620     29,824     30,316     43,432     60,101      94,359      26,337     36,285      46,518
Amortization of
  intangibles............      1,800      2,471      3,264      3,237      4,440       6,986       2,013      2,849       3,820
Special
  compensation(3)........     --         --         --         --         52,019      --          --         --
Restructuring charges....     14,095      1,318     --         --         --                      --         --
Total operating
  expenses...............     71,608     71,360     79,338    104,998    196,851     229,596      63,911     89,618     120,439
Operating income
  (loss).................    (11,879)     2,431      6,827     18,909    (34,220)     23,344       6,752     11,001      14,960
Interest expense,
  net(4).................     (3,869)    (7,652)    (9,178)   (10,894)   (14,265)    (10,904)     (5,833)    (4,048)     (4,608)
Other income (expense),
  net....................        180       (386)      (146)       150       (164)       (255)        450          3         (68)
Income (loss) before
  provision (benefit) for
  income taxes, minority
  interests and equity in
  earnings (losses) of
  affiliates.............    (15,568)    (5,607)    (2,497)     8,165    (48,649)     12,185       1,369      6,956      10,284
Provision (benefit) for
  income taxes...........     (5,579)    (1,322)      (333)     4,222      3,270       6,682         930      3,306       4,969
Net income (loss)
  applicable to common
  and Class B common
  stockholders...........    (10,537)    (4,836)    (2,677)     3,019    (52,449)      5,261         124      3,295       4,960
Net income (loss) per
  common and Class B
  common share...........      $(.61)     $(.27)     $(.14)      $.15                   $.19        $.01       $.14        $.19
Weighted average number
  of common, Class B
  common and common
  equivalent shares
  outstanding............     17,389     17,772     19,226     19,516                 26,980      19,638     24,037      26,437

PRO FORMA INCOME DATA(5):
Pro forma net income
  applicable to common
  and Class B common
  stockholders...........                                              $   2,173
Pro forma net income per
  common and Class B
  common share...........                                                   $.11
Weighted average number
  of common, Class B
  common and common
  equivalent shares
  outstanding............                                                 19,732

OTHER DATA:
Gross Billings:
  Yellow page
    advertising..........  $ 299,089  $ 336,714  $ 363,656  $ 429,176  $ 434,728  $  440,378   $ 214,510  $ 210,377  $  212,851
  Recruitment
    advertising..........     --          8,338     54,872    166,508    308,147     720,092     119,492    240,622     389,709
  Internet(6)............     --         --         --            392      6,659       6,659       2,315      8,555       8,555
                           ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Total Gross Billings.....  $ 299,089  $ 345,052  $ 418,528  $ 596,076  $ 749,534  $1,167,129   $ 336,317  $ 459,554  $  611,115
                           ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
                           ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------

Number of employees......        870        970      1,200      1,400      2,000       2,750       1,700      2,250       2,800
Number of offices........         30         30         40         50         78          95          50         93         117

                                                                                             JUNE 30, 1997
                                                                                      ----------------------------
                                                                                                     PRO FORMA
                                                                                                     COMBINED
                                                                                       ACTUAL     AS ADJUSTED (2)
                                                                                      ---------  -----------------
                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets......................................................................  $ 228,549      $ 274,931
Current liabilities.................................................................    219,680        265,796
Total assets........................................................................    374,048        457,266
Long-term liabilities...............................................................    116,088        101,550
Minority interests..................................................................        435            435
Total stockholders' equity..........................................................     37,845         89,485

------------------------

(1) Operating results for the year ended December 31, 1992 include a nonrecurring charge of approximately $14.1 million principally related to the write-off of development costs of a computerized data base system. Excluding this charge, operating income, net loss (net of the related tax effect of $5.6 million) and operating expenses as a percentage of commissions and fees would have been $2.2 million, $(1.9 million) and 96.3%, respectively.

(2) The pro forma combined as adjusted financial information gives effect to (i) the acquisitions as described in the "Pro Forma Condensed Consolidated Financial Information," (ii) borrowings under the Company's financing agreement to finance the acquisitions, as if these transactions had occurred on January 1 for purposes of the statement of operations data and as if the acquisition of Austin Knight had occurred on June 30, 1997 with respect to the balance sheet data, (iii) (a) the sale of 2,400,000 shares of Common Stock by the Company hereby at the public offering price of $23.00 per share and the application of the net proceeds as described in "Use of Proceeds,"
    (b) the sale in December 1996 of 4,147,408 shares of Common Stock by the Company at an initial public offering price of $14.00 per share and the application of the net proceeds of $50.8 million to repay debt (including debt used to finance certain of the acquisitions), and redeem preferred stock and (c) the application of the cash received from the Principal Stockholder and certain other Selling Stockholders in repayment of their net indebtedness to the Company of approximately $12.2 million with a portion of the proceeds from their sale in this offering of Common Stock, as if the offerings had occurred on January 1 for purposes of the statement of operations data, and as if this offering had occurred on June 30, 1997 with respect to the balance sheet data and (iv) the elimination of the Nonrecurring Charges. See "Use of Proceeds," "Capitalization" and "Pro Forma Condensed Consolidated Financial Information."

(3) Special compensation consists of a non-cash, nonrecurring charge of approximately $52.0 million for special management compensation resulting from the issuance of approximately 3.6 million shares of Common Stock of the Company (in connection with its initial public offering) to stockholders of predecessor companies of the Company in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the Principal Stockholder of the Company and, accordingly, such stockholders were not considered to have made substantive investments for their minority shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1996 compared to the year ended December 31, 1995" and Note 1 to the Company's Consolidated Financial Statements.

(4) Interest expense for 1996 includes a $2.6 million non-cash, nonrecurring charge to reflect the exercise of a warrant issued in connection with the Company's financing agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1996 compared to the year ended December 31, 1995" and Note 7 to the Company's Consolidated Financial Statements.

(5) Reflects the pro forma elimination of nonrecurring charges incurred in 1996 for special management compensation of approximately $52.0 million and interest expense of $2.6 million. See notes (3) and (4) above, "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1996 compared to the year ended December 31, 1995" and Notes 1 and 7 to the Company's Consolidated Financial Statements.

(6) Represents fees earned in connection with yellow page, recruitment and other advertisements placed on the Internet.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THOSE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS OR ITS OFFICERS WITH RESPECT TO (I) FUTURE GROSS BILLINGS LEVELS,
(II) FUTURE PERFORMANCE OF THE COMPANY'S INTERNET BUSINESS AND (III) FUTURE PRODUCT OFFERINGS BY THE COMPANY. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

UNCERTAIN ABILITY TO MANAGE GROWTH

    The Company's business has grown rapidly in recent periods. The growth of the Company's business has placed a significant strain on the Company's management and operations. The Company's expansion has resulted, and is expected in the future to result, in substantial growth in the number of its employees and in increased responsibility for both existing and new management personnel and incremental strain on the Company's existing operations, financial and management information systems. The Company's success depends to a significant extent on the ability of its executive officers and other members of senior management to operate effectively both independently and as a group. If the Company is not able to manage existing or anticipated growth, the Company's business, financial condition and operating results would be materially adversely affected. See "Management--Executive Officers and Directors."

RISKS ASSOCIATED WITH ACQUISITIONS

    The Company expects that it will continue to grow, in part, by acquiring businesses. The success of this strategy depends upon several factors including the continued availability of financing and the Company's ability to identify and acquire businesses on a cost-effective basis, as well as its continued ability to integrate acquired personnel, operations, products and technologies into its organization effectively, to retain and motivate key personnel and to retain the clients of acquired firms. There can be no assurance that the Company will be successful in integrating the operations of Austin Knight, motivating its key personnel, or retaining Austin Knight's clients. In addition, there can be no assurance that financing for acquisitions will be available on terms acceptable to the Company, or that the Company will be able to identify or consummate new acquisitions, or manage and integrate its recent or future expansions successfully, and any inability to do so would have a material adverse effect on the Company's business, financial condition and operating results. There also can be no assurance that the Company will be able to sustain the rates of growth that it has experienced in the past.

    As the Company grows in size, whether through acquisitions or otherwise, it may become subject to various antitrust and similar regulatory requirements administered by various authorities in which considerations of size and/or market share are relevant. Such regulations are often quite complex and are subject to frequent amendment. While no filings were required with any such regulatory authorities in the U.K. in connection with the acquisition of Austin Knight, regulatory authorities, such as the U.K.'s Monopolies & Mergers Commission, may make investigations into the nature and consequences of the Company's acquisition of Austin Knight, including whether such acquisition is contrary to the public interest and, if necessary, order an appropriate remedy (including a divestiture). Although no assurance can be given, the Company does not believe that any remedy (including any divestiture) material to the Company's business or operations would be ordered in the event of any such investigation.

UNCERTAIN VIABILITY OF TRADITIONAL MEDIA

    The Company derives a substantial portion of its commissions and fees from placing advertising in yellow page directories. This segment constituted approximately 43% of total commissions and fees for the six months ended June 30, 1997. The Company also derives a substantial portion of its commissions and fees from designing and placing recruitment advertisements in traditional media such as newspapers and trade publications. This segment constituted approximately 49% of total commissions and fees for the three months ended June 30, 1997. There can be no assurance that the commissions received by the Company in the future will be equal to the commissions which it has historically received. To the extent that new media, such as the Internet, cause yellow page directories and other forms of traditional media to be less desirable forms of advertising media without at least a proportionate fee increase generated from advertising on the Internet, of which there can be no assurance, the Company's business, financial condition and operating results will be materially adversely affected.

UNCERTAIN ACCEPTANCE OF THE INTERNET

    Use of the Internet by consumers is at a very early stage of development, and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising is subject to a high level of uncertainty. The Company's clients have only limited experience with the Internet as an advertising medium and such clients have not devoted a significant portion of their advertising budgets to Internet-based advertising in the past. In addition, a significant portion of the Company's potential clients have no experience with the Internet as an advertising medium and have not devoted any portion of their advertising budgets to Internet-based advertising in the past. There can be no assurance that advertisers will be persuaded to allocate or continue to allocate portions of their budgets to Internet-based advertising. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, the Company's business, financial condition and operating results, including its expected rate of commissions and fees growth, would be materially adversely affected. Although the Company generated Internet revenue of $8.2 million for the first six months of 1997, there can be no assurance that the Company will continue to generate substantial Internet-based revenue in the future. See "Business--Government Regulation."

UNCERTAIN ACCEPTANCE OF THE COMPANY'S INTERNET CONTENT

    The Company's future growth depends in part upon its ability to deliver original and compelling services in order to attract users valuable to the Company's advertising clients. There can be no assurance that the Company's content will be attractive to a sufficient number of Internet users to generate material advertising revenues. There also can be no assurance that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of users to its Web sites. Internet users can freely navigate and instantly switch among a large number of Web sites, many of which offer original content, making it difficult for the Company to distinguish its content and attract users. In addition, many other Web sites offer very specific, highly targeted content that could have greater appeal than the Company's sites to particular subsets of the Company's target audience.

COMPETITION; LOW BARRIERS TO ENTRY

    The markets for the Company's services are highly competitive and are characterized by pressures to reduce prices, incorporate new capabilities and technologies and accelerate job completion schedules.

    The Company faces competition from a number of sources. These sources include national and regional advertising agencies, specialized and integrated marketing communication firms and traditional media companies. In addition, with respect to new media, many advertising agencies and publications have started either to internally develop or acquire new media capabilities. Some established companies that provide integrated specialized services (such as advertising services or Web site design) and are technologically proficient, especially in the new media arena, are also competing with the Company. Many of the Company's competitors or potential competitors have long operating histories, and some may have greater financial, management, technological development, sales, marketing and other resources than the Company. In addition, the Company's ability to maintain its existing clients and generate new clients depends to a significant degree on the quality of its services and its reputation among its clients and potential clients.

    Although the Company believes that there are defensible barriers to entry into its businesses, the Company has no significant proprietary technology that would preclude or inhibit competitors from entering the yellow page, recruitment or on-line advertising markets. There can be no assurance that existing or future competitors will not develop or offer services and products that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, financial condition and operating results.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY AND CYCLICALITY OF
  BUSINESS

    The Company's quarterly operating results have fluctuated in the past and may fluctuate in the future as a result of a variety of factors, including the timing of acquisitions, the timing of yellow page directory closings, the largest number of which currently occur in the third quarter, and the receipt of additional commissions, if earned, from yellow page publishers for achieving a specified volume of advertising, which commissions are typically reported in the fourth quarter. The Company's quarterly commissions and fees earned from recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter. On a pro forma basis, giving effect to the acquisition of Austin Knight, for the year ended December 31, 1996, the Company's commissions and fees from recruitment advertising would have been approximately 59% of the Company's total commissions and fees. Recruitment advertising commissions and fees tend to be more cyclical than yellow page commissions and fees, and, therefore, to the extent that a significant percentage of the Company's commissions and fees are derived from recruitment advertising, the Company's operating results may be subject to increased cyclicality. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

TECHNOLOGICAL RISKS

    The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its Internet content, particularly in response to competitive offerings. There can be no assurance that the Company will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by the Company to modify or adapt its Web sites and services and could affect the Company's financial condition or operating results. In addition, new Internet services or enhancements which are or may be offered by the Company may contain design flaws or other defects that could require costly modifications or result in a loss of client confidence, either of which could have a material adverse effect on the Company's business, financial condition or operating results. The Company's Internet access is provided by BBN Planet and IQuest Internet, Internet co-location sites. Any disruption in the Internet access provided by BBN Planet, IQuest Internet or in the Internet generally could affect the Company's financial condition or operating results.

DEPENDENCE ON KEY PERSONNEL

    The Company's continued success will depend to a significant extent upon its senior management, including Andrew J. McKelvey, the Company's Chairman of the Board and CEO. The loss of the services of one or more key employees could have a material adverse effect on the Company's business, financial condition or operating results. In addition, if one or more key employees join a competitor or form a competing company, the resulting loss of existing or potential clients could have a material adverse effect of the Company's business, financial condition or operating results. In the event of the loss of any such employee, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its procedures, practices, new product development or client lists.

CONTROL BY PRINCIPAL STOCKHOLDER

    Following completion of this offering, Andrew J. McKelvey will continue to beneficially own all of the outstanding Class B Common Stock, which will represent 91.6% of the combined voting power of all classes of voting stock of the Company. As a result, Mr. McKelvey will be able to direct the election of all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets of the Company, the incurrence of indebtedness by the Company, the issuance of any additional Common Stock or other equity securities and the payment of dividends with respect to the Common Stock. Similarly, Mr. McKelvey will have the power to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders and will have the power to prevent a change of control of the Company.

INDEBTEDNESS OF THE COMPANY

    Upon consummation of this offering and the application of the net proceeds hereof, the Company will have outstanding indebtedness of approximately $114 million, including approximately $88 million under its financing agreement with BNY Financial Corporation. In the past, the Company has violated certain financial covenants under a prior financing agreement with BNY Financial Corporation; such violations were waived. To the extent the Company violates its existing financial covenants and such violations are not waived, the Company could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

AFFILIATED PARTY TRANSACTIONS

    From time to time, the Company has made advances to Messrs. McKelvey, David
A. Hosokawa, a Vice Chairman of the Company, and Thomas G. Collison, a Vice Chairman of the Company. As of June 30, 1997, these advances, net of payables, totaled approximately $12.2 million. To the extent that these advances are not repaid, the Company could be materially adversely affected. The advances are unsecured and the Company bears the risk of repayment. Messrs. McKelvey, Hosokawa and Collison intend to repay the net advances made to them from the proceeds of their sale of Common Stock in this offering. The Company and Mr. McKelvey and certain other of the Company's affiliates and directors have also been parties to certain other transactions with the Company. See "Certain Transactions."

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION,
  BYLAWS AND DELAWARE LAW

    The Company's Board of Directors has the authority to issue up to 800,000 shares of undesignated preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights of such shares, without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock following this offering. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay, prevent or make more difficult a merger, tender offer or proxy contest involving the Company. Among other things, these provisions specify advance notice requirements for stockholder proposals and director nominations. In addition, upon consummation of this offering, Mr. McKelvey will control 91.6% of the combined voting power of all classes of voting stock of the Company. See "--Control by Principal Stockholder" and "Description of Capital Stock."

FOREIGN OPERATIONS AND RELATED RISKS

    The Company conducts operations in various foreign countries, including Australia, Belgium, Canada, France, Japan, the Netherlands, New Zealand and the United Kingdom. Giving effect to the recent acquisition of Austin Knight, approximately 43% of the Company's commissions and fees, on a pro forma basis, for the year ended December 31, 1996 would have been earned outside of the U.S. and collected in local currency. In addition, the Company generally pays operating expenses with the corresponding local currency and is at risk for exchange rate fluctuations between such local currencies and the dollar. The Company does not conduct any significant hedging activities.

    The Company is also subject to taxation in foreign jurisdictions. In addition, transactions between the Company and its foreign subsidiaries may be subject to U.S. and foreign withholding taxes. Applicable tax rates in foreign jurisdictions differ from those of the U.S., and are subject to periodic change. The extent, if any, to which the Company will receive credit in the U.S. for taxes paid in foreign jurisdictions will depend upon the application of limitations set forth in the Internal Revenue Code, as well as the provisions of any tax treaties which may exist between the U.S. and such foreign jurisdictions.

POSSIBLE VOLATILITY OF STOCK PRICE

    The stock market has, from time to time, experienced extreme price and volume fluctuations. Factors such as announcements by the Company of variations in its quarterly financial results and fluctuations in advertising commissions and fees, including the percentage of the Company's commissions and fees derived from Internet-based services and products could cause the market price of the Common Stock to fluctuate significantly. Further, due to the volatility of the stock market generally, the price of the Common Stock could fluctuate for reasons unrelated to the operating performance of the Company.

GOVERNMENT REGULATION

    As an advertising agency which creates and places print and Internet advertisements, the Company is subject to Sections 5 and 12 of the Federal Trade Commission Act (the "FTC Act") which regulate advertising in all media, including the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading, and unfair advertising, and grants the Federal Trade Commission ("FTC") enforcement powers to impose and seek civil penalties, consumer redress, injunctive relief and other remedies upon advertisers and advertising agencies which disseminate prohibited advertisements. Advertising agencies such as TMP are subject to liability under the FTC Act if the agency actively participated in creating the advertisement, and knew or had reason to know that the advertising was false or deceptive.

    In the event that any advertising created by TMP was found to be false, deceptive or misleading, the FTC Act could potentially subject the Company to liability. The fact that the FTC has recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet, indicates that the FTC Act could pose a somewhat higher risk of liability to the advertising distributed via the Internet. The FTC has never brought any actions against the Company.

    Further, there can be no assurance that other current or new government laws and regulations, or the application of existing laws and regulations will not subject the Company to significant liabilities, significantly dampen growth in Internet usage, prevent the Company from offering certain Internet content or services or otherwise cause a material adverse effect on the Company's business, financial condition or operating results.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise capital through a public offering of its equity securities. The Company, all of the Company's executive officers and directors and the Selling Stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters and subject to certain limited exceptions, they will not sell any shares of Common Stock for a period of 90 days after the date of this Prospectus. See "Underwriters." After the expiration of this 90 day period, 13,587,541 shares of Common Stock held by Andrew J. McKelvey will be eligible for sale in the public market without registration, subject to certain volume and other limitations, pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In addition, commencing December 9, 1997, approximately 3,600,000 shares of Common Stock will be eligible for sale in the public market without registration, subject to certain volume and other limitations, pursuant to Rule 144. Certain of the Company's stockholders have the right to cause the Company to include their shares in any future registration of securities effected by the Company under the Securities Act. If the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."

DIVIDEND POLICY

    The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying dividends on its Common Stock and Class B Common Stock in the foreseeable future. Payment of dividends on Common Stock and Class B Common Stock is prohibited by the Company's financing agreement. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,400,000 shares of Common Stock offered by the Company hereby at the public offering price of $23.00 per share are estimated to be $51.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of the 1,600,000 shares of Common Stock offered by the Selling Stockholders hereby except that Andrew J. McKelvey and certain other Selling Stockholders will repay their net indebtedness to the Company, approximately $12.2 million, from their proceeds. See 'Certain Transactions.'

    TMP intends to use the net proceeds from this offering, including proceeds received from the Principal Stockholder and certain other Selling Stockholders in repayment of their net indebtedness to the Company, to repay a portion of its outstanding indebtedness, which aggregated approximately $122.1 million at June 30, 1997 and which aggregated approximately $178.2 million at August 26, 1997 giving effect to the acquisition of Austin Knight. The indebtedness to be repaid will consist of approximately $64.0 million of borrowings outstanding under the Company's financing agreement (including approximately $46.0 million (not including $1.2 million payable to certain selling shareholders of Austin Knight in the form of notes) relating to the acquisition of Austin Knight, net of approximately $11.5 million of cash acquired relating to the sale in July 1997 of real property by Austin Knight, which will be immediately used to repay debt). See "Pro Forma Condensed Consolidated Financial Information." The interest rate of the financing agreement is determined pursuant to a formula whereby the interest rate (A) with respect to U.S. borrowings is, at the Company's option, either (i) the prime rate less 1% or (ii) LIBOR plus 1 1/2%,
(B) with respect to United Kingdom borrowings is the U.K. base rate, plus 1.75%,
(C) with respect to Canadian borrowings is the Canadian dollar prime rate and
(D) with respect to the overadvance bridge loan is LIBOR plus 1.5% except for such portion of the overadvance bridge loan in excess of certain receivables contemplated to be assigned to the Company's lender with respect to which the rate is LIBOR plus 2.25%. The financing agreement bore interest at 7.28% per annum as of June 30, 1997 and it is expected that the acquisition of Austin Knight will not increase this rate. The financing agreement expires on June 27, 2001, subject to automatic renewals for one year periods, thereafter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of the Company's capital commitments for the year ending December 31, 1997.

                                DIVIDEND POLICY

    TMP has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that all future earnings will be retained by the Company to support its growth strategy. Accordingly, TMP does not anticipate paying cash dividends on the Common Stock for the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, contractual restrictions and general business conditions. The Company's financing agreement prohibits the payment of dividends on common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is quoted on the Nasdaq National Market under the symbol "TMPW." The Common Stock was initially offered to the public on December 12, 1996 at $14.00 per share. The following table sets forth for the periods indicated the high and low reported sale prices per share for the Common Stock as reported by the Nasdaq National Market.

YEAR ENDED DECEMBER 31, 1996                                               HIGH        LOW
-----------------------------------------------------------------------  ---------  ---------
Fourth Quarter (Commencing December 12, 1996)..........................  $  14 1/4  $  12 1/2


YEAR ENDED DECEMBER 31, 1997                                               HIGH        LOW
-----------------------------------------------------------------------  ---------  ---------
First Quarter..........................................................  $      22  $  12 7/8
Second Quarter.........................................................  $  24 1/4  $      17
Third Quarter (Through September 16, 1997).............................  $  25 5/8  $      20

    The number of stockholders of record of Common Stock on September 16, 1997 was 74. On September 16, 1997, the last reported sale price of the Common Stock as reported by the Nasdaq National Market was $24.75.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997, (i) on an historical basis, (ii) on a pro forma basis giving effect to the acquisitions that are discussed in the "Pro Forma Condensed Consolidated Financial Information" and (iii) on a pro forma basis, as adjusted to give effect to (a) the sale by the Company of the 2,400,000 shares of Common Stock offered by the Company hereby and the application by the Company of the net proceeds therefrom as described in "Use of Proceeds," (b) reclassification to Common Stock from Class B Common Stock of 1,200,000 shares sold by the Principal Stockholder and (c) the repayment by the Company's Principal Stockholder and certain other Selling Stockholders of their net indebtedness to the Company and the application of such proceeds as described in "Use of Proceeds." The table set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and notes thereto of the Company included elsewhere in this Prospectus and "Pro Forma Condensed Consolidated Financial Information."

                                                                       AS OF JUNE 30, 1997
                                                               -----------------------------------
                                                                                        PRO FORMA
                                                                           PRO FORMA    COMBINED
                                                                ACTUAL     COMBINED    AS ADJUSTED
                                                               ---------  -----------  -----------
                                                                         (IN THOUSANDS)
Current portion of long-term debt............................  $   6,046   $  13,223    $  13,223
                                                               ---------  -----------  -----------
                                                               ---------  -----------  -----------
Long-term debt, less current portion.........................  $ 116,088   $ 165,355    $ 101,550
                                                               ---------  -----------  -----------
Minority interests...........................................        435         435          435
                                                               ---------  -----------  -----------
Stockholders' equity:
  Preferred Stock, $.001 par value.
    Authorized--800,000 shares; issued and
    outstanding--none........................................         --          --           --
  Common Stock, $.001 par value.
    Authorized--200,000,000 shares; issued and
    outstanding--actual 8,797,342, pro forma combined
    8,797,342 and pro forma combined as adjusted
    12,397,342...............................................          9           9           12
  Class B Common Stock, $.001 par value.
    Authorized--39,000,000 shares; issued and
    outstanding--actual and pro forma combined 14,787,541 and
    pro forma combined as adjusted 13,587,541................         15          15           14
  Additional paid-in capital.................................    110,166     110,166      161,804
  Foreign currency translation adjustment....................        271         271          271
  Deficit....................................................    (72,616)    (72,616)     (72,616)
                                                               ---------  -----------  -----------
    Total stockholders' equity...............................     37,845      37,845       89,485
                                                               ---------  -----------  -----------
        Total capitalization.................................  $ 154,368   $ 203,635    $ 191,470
                                                               ---------  -----------  -----------
                                                               ---------  -----------  -----------

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following selected consolidated financial information with respect to the Company's financial position as of December 31, 1995 and 1996 and its results of operations for each of the years ended December 31, 1994, 1995 and 1996 has been derived from the audited consolidated financial statements of the Company. The selected consolidated financial information with respect to the Company's results of operations for the years ended December 31, 1992 and 1993 and the six months ended June 30, 1996 and 1997 and with respect to the Company's financial position as of December 31, 1992, 1993 and 1994 and as of June 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management of the Company, have been prepared on the same basis as the audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the information set forth therein. The results for the six months ended June 30, 1997 are not necessarily indicative of future results. The selected consolidated financial information presented below should be read in conjunction with the consolidated financial statements of the Company and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Other Data presented below has not been audited.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA, NUMBER OF
                                                                                     EMPLOYEES AND OFFICES)
                                                                        1992(1)     1993      1994      1995      1996
                                                                        --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS DATA:
Commissions and fees..................................................  $ 59,729  $ 73,791  $ 86,165  $123,907  $162,631
Operating expenses:
  Salaries and related costs..........................................    32,093    37,747    45,758    58,329    80,291
  Office and general..................................................    23,620    29,824    30,316    43,432    60,101
  Amortization of intangibles.........................................     1,800     2,471     3,264     3,237     4,440
  Special compensation(2).............................................        --        --        --        --    52,019
  Restructuring charges...............................................    14,095     1,318        --        --        --
Total operating expenses..............................................    71,608    71,360    79,338   104,998   196,851
Operating income (loss)...............................................   (11,879)    2,431     6,827    18,909   (34,220)
Other income (expense):
  Interest expense, net(3)............................................    (3,869)   (7,652)   (9,178)  (10,894)  (14,265)
  Other, net..........................................................       180      (386)     (146)      150      (164)
Income (loss) before provision (benefit) for income taxes, minority
  interests and equity in earnings (losses) of affiliates.............   (15,568)   (5,607)   (2,497)    8,165   (48,649)
  Provision (benefit) for income taxes................................    (5,579)   (1,322)     (333)    4,222     3,270
Net income (loss) applicable to common and Class B common
  stockholders........................................................   (10,537)   (4,836)   (2,677)    3,019   (52,449)
Net income (loss) per common and Class B common share.................     $(.61)    $(.27)    $(.14)     $.15
Weighted average number of common, Class B common and common
  equivalent shares outstanding.......................................    17,389    17,772    19,226    19,516
PRO FORMA INCOME DATA(4):
Pro forma net income applicable to common and Class B common
  stockholders........................................................                                          $  2,173
Pro forma net income per common and Class B common share..............                                              $.11
Weighted average number of common, Class B common and common
  equivalent shares outstanding.......................................                                            19,732
OTHER DATA:
Gross Billings:
  Yellow page advertising.............................................  $299,089  $336,714  $363,656  $429,176  $434,728
  Recruitment advertising.............................................        --     8,338    54,872   166,508   308,147
  Internet (5)........................................................        --        --        --       392     6,659
                                                                        --------  --------  --------  --------  --------
Total Gross Billings..................................................  $299,089  $345,052  $418,528  $596,076  $749,534
                                                                        --------  --------  --------  --------  --------
                                                                        --------  --------  --------  --------  --------
Number of employees...................................................       870       970     1,200     1,400     2,000
Number of offices.....................................................        30        30        40        50        78

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                          ------------------

                                                                            1996      1997
                                                                          --------  --------
STATEMENT OF OPERATIONS DATA:
Commissions and fees..................................................    $ 70,663  $100,619
Operating expenses:
  Salaries and related costs..........................................      35,561    50,484
  Office and general..................................................      26,337    36,285
  Amortization of intangibles.........................................       2,013     2,849
  Special compensation(2).............................................          --        --
  Restructuring charges...............................................          --        --
Total operating expenses..............................................      63,911    89,618
Operating income (loss)...............................................       6,752    11,001
Other income (expense):
  Interest expense, net(3)............................................      (5,833)   (4,048)
  Other, net..........................................................         450         3
Income (loss) before provision (benefit) for income taxes, minority
  interests and equity in earnings (losses) of affiliates.............       1,369     6,956
  Provision (benefit) for income taxes................................         930     3,306
Net income (loss) applicable to common and Class B common
  stockholders........................................................         124     3,295
Net income (loss) per common and Class B common share.................        $.01      $.14
Weighted average number of common, Class B common and common
  equivalent shares outstanding.......................................      19,638    24,037
PRO FORMA INCOME DATA(4):
Pro forma net income applicable to common and Class B common stockholders........................................................
Pro forma net income per common and Class B common share..............
Weighted average number of common, Class B common and common equivalent shares outstanding.......................................
OTHER DATA:
Gross Billings:
  Yellow page advertising.............................................    $214,510  $210,377
  Recruitment advertising.............................................     119,492   240,622
  Internet (5)........................................................       2,315     8,555
                                                                          --------  --------
Total Gross Billings..................................................    $336,317  $459,554
                                                                          --------  --------
                                                                          --------  --------
Number of employees...................................................       1,700     2,250
Number of offices.....................................................          50        93

                                                                                          DECEMBER 31,
                                                                        ------------------------------------------------
                                                                                         (IN THOUSANDS)
                                                                        1992(1)     1993      1994      1995      1996
                                                                        --------  --------  --------  --------  --------
BALANCE SHEET DATA:
Current assets........................................................  $105,400  $122,168  $134,313  $180,516  $212,650
Current liabilities...................................................   115,224   135,033   146,124   186,247   224,577
Total assets..........................................................   142,087   168,424   198,965   258,094   331,753
Long-term liabilities.................................................    38,112    49,694    72,008    88,070    70,799
Minority interests....................................................     3,361     3,121     3,153     3,105     3,082
Redeemable preferred stock............................................     2,000     2,000     2,000     2,000     2,000
Total stockholders' equity (deficit)..................................   (16,610)  (21,424)  (24,320)  (21,328)   31,295

                                                                               JUNE 30,
                                                                          ------------------

                                                                            1996      1997
                                                                          --------  --------
BALANCE SHEET DATA:
Current assets........................................................    $190,270  $228,549
Current liabilities...................................................     204,126   219,680
Total assets..........................................................     277,299   374,048
Long-term liabilities.................................................      88,204   116,088
Minority interests....................................................       3,174       435
Redeemable preferred stock............................................       2,000        --
Total stockholders' equity (deficit)..................................     (27,432)   37,845

------------------------

(1) Operating results for the year ended December 31, 1992, include a nonrecurring charge of approximately $14.1 million principally related to the write-off of development costs of a computerized data base system. Excluding this charge, operating income, net loss (net of the related tax effect of $5.6 million) and operating expenses as a percentage of commissions and fees would have been $2.2 million, $(1.9 million) and 96.3%, respectively.

(2) Special compensation consists of a non-cash, nonrecurring charge of approximately $52.0 million for special management compensation resulting from the issuance of approximately 3.6 million shares of Common Stock of the Company (in connection with its initial public offering) to stockholders of predecessor companies of the Company in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the Principal Stockholder of the Company and, accordingly, such stockholders were not considered to have made substantive investments for their minority shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1996 compared to the year ended December 31, 1995" and Note 1 to the Company's Consolidated Financial Statements.

(3) Interest expense for 1996 includes a $2.6 million non-cash, nonrecurring charge to reflect the exercise of a warrant issued in connection with the Company's financing agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1996 compared to the year ended December 31, 1995" and Note 7 to the Company's Consolidated Financial Statements.

(4) Reflects the pro forma elimination of nonrecurring charges incurred in 1996 for special management compensation of approximately $52.0 million and interest expense of $2.6 million. See notes (2) and (3) above, "Management's Discussion and Analysis of Financial Condition and Results of Operations --The year ended December 31, 1996 compared to the year ended December 31, 1995" and Notes 1 and 7 to the Company's Consolidated Financial Statements.

(5) Represents fees earned in connection with yellow page, recruitment and other advertisements placed on the Internet.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

    The Pro Forma Condensed Consolidated Financial Information (A) reflects financial information with respect to the Company's (i) acquisition in August 1997 of all the outstanding stock of Austin Knight for a purchase price of approximately $47.2 million, which includes $1.2 million payable to certain selling shareholders of Austin Knight in the form of notes and is net of approximately $11.5 million of cash acquired relating to the sale in July 1997 of real property by Austin Knight, (ii) acquisitions in 1997 (the "1997 Acquisitions") of seven companies, other than Austin Knight, for an aggregate purchase price of approximately $17.9 million which includes the issuance of 48,935 shares of Common Stock, and (iii) acquisitions during 1996 of eleven companies, including Neville Jeffress Australia Pty Limited ("Neville Jeffress"), for an aggregate purchase price of approximately $25.1 million (the "1996 Acquisitions"), (B) is adjusted for (i) the sale of 2,400,000 shares of Common Stock offered hereby at the public offering price of $23.00 per share and the application of the net proceeds therefrom as described in "Use of Proceeds", and (ii) the receipt of cash from the Principal Stockholder and certain other Selling Stockholders in repayment of their net indebtedness to the Company which was approximately $12.2 million at June 30, 1997 with proceeds from their sale of Common Stock in this offering and (C) for the statement of operations for the year ended December 31, 1996 only, is further adjusted for the initial public offering of 4,147,408 shares of Common Stock and the application of the $50.8 million net proceeds therefrom to reduce debt, including debt incurred to finance the 1996 Acquisitions, as if such offering occurred on January 1, 1996. The acquisitions are being accounted for under the purchase method of accounting.

    The financial statements of the foreign companies acquired and included in the Pro Forma Condensed Consolidated Financial Information were translated at the following exchange rates: with respect to Austin Knight and other United Kingdom companies, British Pounds Sterling were translated to U.S. dollars at the rate of 1.573, 1.634 and 1.665, respectively, with respect to the 1996 statement of operations, the 1997 statement of operations and the 1997 balance sheet, Canadian dollars were translated to U.S. dollars at the rate of .734 and
 .733, respectively, with respect to the 1996 statement of operations and the 1997 statement of operations, Dutch Guilders were translated to U.S. dollars at the rate of .5907 and .5352, respectively, with respect to the 1996 statement of operations and the 1997 statement of operations, Belgian Francs were translated into U.S. dollars at the rate of .0322 and Australian dollars were translated into U.S. dollars at the rate of .786 with respect to the 1996 statement of operations.

    The Pro Forma Condensed Consolidated Financial Information (i) gives effect to the acquisition of Austin Knight, the 1997 Acquisitions and the 1996 Acquisitions, (ii) is based upon estimated allocations of the purchase prices and (iii) includes all adjustments described in the notes hereto.

    The Pro Forma Condensed Consolidated Statements of Operations were prepared as if the above acquisitions, the Company's initial public offering (with respect to the statement of operations for the year ended December 31, 1996 only) and this offering occurred as of January 1 for the periods presented. The Pro Forma Condensed Consolidated Balance Sheet was prepared as if the acquisition of Austin Knight, which closed during August 1997, and this offering occurred on June 30, 1997. The Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

    The Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 do not include any potential cost savings. The Company believes that it may be able to reduce salaries and related costs and office and general expenses as it eliminates duplication of overhead, particularly in the United Kingdom, Australia and Canada. There can be no assurance that the Company will be successful in effecting any such cost savings.

    The Pro Forma Condensed Consolidated Financial Information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the above transactions and this offering had been consummated at the beginning of the periods presented, nor does it purport to present the future financial position and results of operations for future periods.

                               TMP WORLDWIDE INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                 TMP
                              WORLDWIDE       AUSTIN
                                INC.         KNIGHT(2)      ADJUSTMENTS
                              ---------   ---------------   -----------
   ASSETS
Current assets:
  Cash and cash
    equivalents.............  $   1,264       $   606        $ --
  Accounts receivable,
    net.....................    203,509        45,411          --
  Work-in-process...........     17,665           365          --
  Prepaid and other.........      6,111       --               --
                              ---------       -------       -----------
    Total current assets....    228,549        46,382          --
Receivable from Principal
 Stockholder, net...........     11,611       --               --
Property and equipment,
 net........................     31,568        28,099         (23,172)(a)
Deferred income taxes.......      9,046       --               --
Intangibles, net............     90,095           504          43,570(b)
Other assets................      3,179       --               --
                              ---------       -------       -----------

                              $ 374,048       $74,985        $ 20,398
                              ---------       -------       -----------
                              ---------       -------       -----------
    LIABILITIES AND
      STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........  $ 174,532       $29,737        $ --
  Accrued expenses and other
    current liabilities.....     28,682         6,202           3,000(b)
  Deferred income taxes.....     10,420       --               --
  Current portion of
    long-term debt..........      6,046         6,705             472(c)
                              ---------       -------       -----------
    Total current
      liabilities...........    219,680        42,644           3,472
Long-term debt, less current
 portion....................    116,088         7,641          41,626(a,c)

Minority interests..........        435       --               --
Stockholders' equity:
  Common stock..............          9       --               --
  Class B common stock......         15       --               --
  Additional paid-in
    capital.................    110,166       --
  Foreign currency
    translation
    adjustment..............        271       --               --
  Deficit...................    (72,616)      --               --
  Equity of Austin Knight...     --            24,700         (24,700)(d)
                              ---------       -------       -----------
    Total stockholders'
      equity................     37,845        24,700         (24,700)
                              ---------       -------       -----------

                              $ 374,048       $74,985        $ 20,398
                              ---------       -------       -----------
                              ---------       -------       -----------

                                                                          PRO FORMA
                                                                          COMBINED
                                      PRO FORMA     OFFERING                 AS
                                      COMBINED     ADJUSTMENTS           ADJUSTED(3)
                                     -----------   -----------           -----------
   ASSETS
Current assets:
  Cash and cash
    equivalents.............          $    1,870    $ --                  $  1,870
  Accounts receivable,
    net.....................             248,920      --                   248,920
  Work-in-process...........              18,030      --                    18,030
  Prepaid and other.........               6,111      --                     6,111
                                     -----------   -----------           -----------
    Total current assets....             274,931      --                   274,931
Receivable from Principal
 Stockholder, net...........              11,611     (11,611)(e)            --
Property and equipment,
 net........................              36,495      --                    36,495
Deferred income taxes.......               9,046      --                     9,046
Intangibles, net............             134,169      --                   134,169
Other assets................               3,179        (554)(e)             2,625
                                     -----------   -----------           -----------
                                      $  469,431    $(12,165)             $457,266
                                     -----------   -----------           -----------
                                     -----------   -----------           -----------
    LIABILITIES AND
      STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........          $  204,269    $ --                  $204,269
  Accrued expenses and other
    current liabilities.....              37,884      --                    37,884
  Deferred income taxes.....              10,420      --                    10,420
  Current portion of
    long-term debt..........              13,223      --                    13,223
                                     -----------   -----------           -----------
    Total current
      liabilities...........             265,796      --                   265,796
Long-term debt, less current
 portion....................             165,355     (63,805)(e,f)         101,550
Minority interests..........                 435      --                       435
Stockholders' equity:
  Common stock..............                   9           3(f,g)               12
  Class B common stock......                  15          (1)(f,g)              14
  Additional paid-in
    capital.................             110,166      51,638(f)            161,804
  Foreign currency
    translation
    adjustment..............                 271      --                       271
  Deficit...................             (72,616)     --                   (72,616)
  Equity of Austin Knight...             --           --                    --
                                     -----------   -----------           -----------
    Total stockholders'
      equity................              37,845      51,640                89,485
                                     -----------   -----------           -----------
                                      $  469,431    $(12,165)             $457,266
                                     -----------   -----------           -----------
                                     -----------   -----------           -----------

                       See footnotes on following pages.

                               TMP WORLDWIDE INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                         TMP              1997             AUSTIN
                                                    WORLDWIDE INC.   ACQUISITIONS(1)     KNIGHT(2)      ADJUSTMENTS
                                                    --------------   ---------------   --------------   -----------
Commissions and fees..............................     $100,619          $5,717             $29,063       $--
                                                    --------------       ------             -------     -----------
Operating expenses:
  Salaries and related costs......................       50,484           2,868              16,749        --
  Office and general..............................       36,285           1,939               8,012           282(h)
  Amortization of intangibles.....................        2,849          --                 --                971(i)
                                                    --------------       ------             -------     -----------
  Total operating expenses........................       89,618           4,807              24,761         1,253
                                                    --------------       ------             -------     -----------
Operating income..................................       11,001             910               4,302        (1,253)
Interest expense, net.............................       (4,048)            (87)               (338)       (2,291)(j,k)
Other income (expense), net.......................            3             (71)                --_        --
                                                    --------------       ------             -------     -----------
Income before provision (benefit) for income
  taxes, minority interests and equity in earnings
  of affiliates...................................        6,956             752               3,964        (3,544)
Provision (benefit) for income taxes..............        3,306             162               1,665        (1,026)(l)
Minority interests................................          227          --                 --             --
Equity in earnings of affiliates..................           (5)         --                 --             --
                                                    --------------       ------             -------     -----------
Net income........................................        3,418             590               2,299        (2,518)
Preferred stock dividends.........................         (123)         --                 --             --
                                                    --------------       ------             -------     -----------
Net income applicable to common and Class B common
  stockholders....................................     $  3,295          $  590             $ 2,299       $(2,518)
                                                    --------------       ------             -------     -----------
                                                    --------------       ------             -------     -----------
Net income per common and Class B common share....
Weighted average number of common, Class B common
  and common equivalent shares outstanding........

                                                                                         PRO FORMA
                                                         PRO FORMA     OFFERING           COMBINED
                                                         COMBINED     ADJUSTMENTS      AS ADJUSTED(3)
                                                        -----------   -----------      --------------
Commissions and fees..............................       $135,399       $--               $135,399
                                                        -----------   -----------      --------------
Operating expenses:
  Salaries and related costs......................         70,101        --                 70,101
  Office and general..............................         46,518        --                 46,518
  Amortization of intangibles.....................          3,820        --                  3,820
                                                        -----------   -----------      --------------
  Total operating expenses........................        120,439        --                120,439
                                                        -----------   -----------      --------------
Operating income..................................         14,960        --                 14,960
Interest expense, net.............................         (6,764)       2,156(m)           (4,608)
Other income (expense), net.......................            (68)       --                    (68)
                                                        -----------   -----------      --------------
Income before provision (benefit) for income
  taxes, minority interests and equity in earnings
  of affiliates...................................          8,128        2,156              10,284
Provision (benefit) for income taxes..............          4,107          862(n)            4,969
Minority interests................................            227        --                    227
Equity in earnings of affiliates..................             (5)       --                     (5)
                                                        -----------   -----------      --------------
Net income........................................          3,789        1,294               5,083
Preferred stock dividends.........................           (123)       --                   (123)
                                                        -----------   -----------      --------------
Net income applicable to common and Class B common
  stockholders....................................       $  3,666       $1,294            $  4,960
                                                        -----------   -----------      --------------
                                                        -----------   -----------      --------------
Net income per common and Class B common share....       $    .15                         $    .19
                                                        -----------                    --------------
                                                        -----------                    --------------
Weighted average number of common, Class B common
  and common equivalent shares outstanding........         24,037                           26,437
                                                        -----------                    --------------
                                                        -----------                    --------------

------------------------

(1) The Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1997 reflects the results of operations of seven companies that were acquired during the period January 1, 1997 through June 30, 1997 for the portion of 1997 prior to acquisition.

(2) The Pro Forma Condensed Consolidated Balance Sheet includes the accounts of Austin Knight as of June 30, 1997 as if it was acquired on June 30, 1997 and the Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1997 includes the results of operations of Austin Knight for the six months ended June 30, 1997.

(3) Adjusted to give effect to (i) the sale by the Company of 2,400 shares of Common Stock at the public offering price of $23.00 per share and (ii) the repayment by the Principal Stockholder and certain other Selling Stockholders of their approximately $12.2 million net indebtedness to the Company and the application of the net proceeds from these transactions as described in "Use of Proceeds" as if the offering and the repayment occurred on June 30, 1997 with respect to the Pro Forma Condensed Consolidated Balance Sheet and on January 1, 1997 with respect to the Pro Forma Condensed Consolidated Statement of Operations.

                        See footnotes on following page.

                               TMP WORLDWIDE INC.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

(a) To eliminate $23,172 of real estate not being acquired and $5,110 of related debt not being assumed, in connection with the acquisition of Austin Knight.

(b) To record intangible assets of $44,074 for the excess of cost of $50,208, including $3,000 for additional acquisition costs, over the net book value of $6,134 of Austin Knight and write off $504 of goodwill included in the Austin Knight balance sheet.

(c) To reflect $47,208 of additional borrowings under the Company's financing agreement and seller financed notes issued in connection with the acquisition of Austin Knight.

(d) To eliminate $24,700 for the equity acquired with the acquisition of Austin Knight.

(e) To record the receipt of $12,165 in cash from the Principal Stockholder and certain other Selling Stockholders in repayment of their net indebtedness, with proceeds from a portion of their sale hereby of 1,224 shares of Common Stock, and the use of such cash to repay a portion of the Company's borrowings used to finance the acquisition of Austin Knight.

(f) To reflect the use of the estimated net proceeds from the issuance of 2,400 shares of Common Stock in this offering as follows, see "Use of Proceeds":

Repayment of the balance borrowings used to finance the acquisition of Austin Knight.............................  $  33,843
Repayment of other borrowings outstanding under the Company's financing agreement................................     17,797
                                                                                                                   ---------
Estimated net proceeds...........................................................................................  $  51,640
                                                                                                                   ---------
                                                                                                                   ---------

(g) To reclassify Class B Common Stock to Common Stock to reflect conversion by the Principal Stockholder of 1,200 shares sold by him as part of this offering.

(h) To record estimated occupancy costs related to Austin Knight in lieu of real estate not being acquired as if such acquisition occurred on January 1, 1997.

(i) To record amortization of intangibles arising from the acquisition of Austin Knight as if such acquisition occurred on January 1, 1997 and the acquisitions completed between January 1 and June 30, 1997 for the portion of 1997 prior to acquisition. Such amortization expense is based on a 30 year life and is computed as follows:

Intangibles of $44,074 arising from the acquisition of Austin Knight, amortized for six months.....................  $     735
Intangibles of $17,081 arising from the acquisitions completed between January 1 and June 30, 1997, amortized for
 the period prior to acquisition...................................................................................        236
                                                                                                                     ---------
                                                                                                                     $     971
                                                                                                                     ---------
                                                                                                                     ---------

(j) To record interest expense on borrowings under the Company's financing agreement and seller financed notes issued in connection with the acquisition of Austin Knight, as if such acquisitions occurred on January 1, 1997 and the acquisitions completed between January 1 and June 30, 1997 for the portion of 1997 prior to acquisition. Interest on such acquisition debt is determined as follows:

Debt of $47,208 arising from the acquisition of Austin Knight at 9.2% for six months..............................  $   2,172
Debt of $16,812 arising from the acquisitions completed between January 1 and June 30, 1997 at 8.5% for the period
 prior to acquisition.............................................................................................        351
                                                                                                                    ---------
                                                                                                                    $   2,523
                                                                                                                    ---------
                                                                                                                    ---------

(k) To eliminate $232 of interest expense for debt of Austin Knight, repaid in July 1997 in connection with the sale of real estate.

(l) To record the tax benefit on interest expense of $2,523 on borrowings for the acquisition of Austin Knight, and acquisitions completed between January 1 and June 30, 1997 for the portion of 1997 prior to acquisition, at an estimated tax rate of 40% and the net tax benefit on the $50 of net additional costs related to the acquisition of Austin Knight (see Notes (i) and (l) above) at 34%.

(m) Reflects the use of proceeds from this offering, including cash received from the Principal Stockholder and certain other Selling Stockholders, as described in "Use of Proceeds" and the reduction of interest expense resulting from the reduction of debt less the interest income of $522 on the indebtedness of the Principal Stockholder, as if such indebtedness was repaid on January 1, 1997.

(n) Reflects the tax expense at 40% resulting from the net interest expense savings of $2,156 resulting from the reduction of debt through the use of proceeds. See Note (m) above.

                               TMP WORLDWIDE INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                             TMP
                                          WORLDWIDE        1996              1997           AUSTIN
                                            INC.      ACQUISITIONS(1)   ACQUISITIONS(2)    KNIGHT(3)
                                          ---------   ---------------   ---------------   -----------
Commissions and fees....................  $162,631        $19,913           $22,787         $47,609
                                          ---------   ---------------   ---------------   -----------
Operating expenses:
  Salaries and related costs............    80,291          9,745            10,327          27,888
  Office and general....................    60,101          8,840            10,364          14,510
  Amortization of intangibles...........     4,440        --                --               --
  Special compensation..................    52,019        --                --               --
                                          ---------   ---------------   ---------------   -----------
  Total operating expenses..............   196,851         18,585            20,691          42,398
                                          ---------   ---------------   ---------------   -----------
Operating income (loss).................   (34,220)         1,328             2,096           5,211
Interest expense, net...................   (14,265)          (104)              (69)           (615)
Other income (expense), net.............      (164)            43              (134)         --
                                          ---------   ---------------   ---------------   -----------
Income (loss) before provision (benefit)
  for income taxes, minority interests
  and equity in earnings of
  affiliates............................   (48,649)         1,267             1,893           4,596
Provision (benefit) for income taxes....     3,270            504               403           1,854
Minority interests......................       434             (1)          --               --
Equity in earnings of affiliates........       114        --                --               --
                                          ---------   ---------------   ---------------   -----------
Net income (loss).......................   (52,239)           764             1,490           2,742
Preferred stock dividends...............      (210)       --                --               --
                                          ---------   ---------------   ---------------   -----------
Net income (loss) applicable to common
  and Class B common stockholders.......  $(52,449)       $   764           $ 1,490         $ 2,742
                                          ---------   ---------------   ---------------   -----------
                                          ---------   ---------------   ---------------   -----------
Net income per common and Class B common
  share.................................
Weighted average number of common, Class
  B common and common equivalent shares
  outstanding...........................

                                                                                                    PRO FORMA
                                                                    PRO FORMA     OFFERING           COMBINED
                                          ADJUSTMENTS              COMBINED(4)   ADJUSTMENTS      AS ADJUSTED(5)
                                          -----------             -------------  -----------      --------------
Commissions and fees....................   $ --                   $    252,940     $--               $252,940
                                          -----------             -------------  -----------      --------------
Operating expenses:
  Salaries and related costs............     --                        128,251      --                128,251
  Office and general....................        544(a)                  94,359      --                 94,359
  Amortization of intangibles...........      2,546(b,c)                 6,986      --                  6,986
  Special compensation..................    (52,019)(d)                --           --                --
                                          -----------             -------------  -----------      --------------
  Total operating expenses..............    (48,929)                   229,596      --                229,596
                                          -----------             -------------  -----------      --------------
Operating income (loss).................     48,929                     23,344      --                 23,344
Interest expense, net...................     (1,274)(e,f,g,h)          (16,327 )    5,423(l)          (10,904)
Other income (expense), net.............     --                           (255 )    --                   (255)
                                          -----------             -------------  -----------      --------------
Income (loss) before provision (benefit)
  for income taxes, minority interests
  and equity in earnings of
  affiliates............................     47,655                      6,762      5,423              12,185
Provision (benefit) for income taxes....     (1,518)(i)                  4,513      2,169(m)            6,682
Minority interests......................       (182)(j)                    251      --                    251
Equity in earnings of affiliates........     --                            114      --                    114
                                          -----------             -------------  -----------      --------------
Net income (loss).......................     49,355                      2,112      3,254               5,366
Preferred stock dividends...............        105(k)                    (105 )    --                   (105)
                                          -----------             -------------  -----------      --------------
Net income (loss) applicable to common
  and Class B common stockholders.......   $ 49,460               $      2,007     $3,254            $  5,261
                                          -----------             -------------  -----------      --------------
                                          -----------             -------------  -----------      --------------
Net income per common and Class B common
  share.................................                          $        .08                       $    .19
                                                                  -------------                   --------------
                                                                  -------------                   --------------
Weighted average number of common, Class
  B common and common equivalent shares
  outstanding...........................                                24,580                         26,980
                                                                  -------------                   --------------
                                                                  -------------                   --------------

----------------------------------------
(1) Reflects the results of operations of the 1996 Acquisitions for the portion of 1996 prior to acquisition.
(2) Reflects the results of operations of the 1997 Acquisitions as if they were acquired on January 1, 1996.
(3) Reflects the acquisition of Austin Knight and includes the results of operations of Austin Knight for the year ended December 31, 1996.
(4) Reflects the acquisition of Austin Knight, the 1996 Acquisitions and the 1997 Acquisitions, the application of the net proceeds of $50.8 million received by the Company from its initial public offering as if such offering occurred on January 1, 1996, and the amortization of goodwill resulting from the exchange of Company stock in connection with the purchase of certain minority interests.
(5) Adjusted to give effect to (i) the sale by the Company of 2,400 shares of Common Stock at the public offering price of $23.00 per share and (ii) the repayment by the Principal Stockholder and certain other Selling Stockholders of their $11.9 million net indebtedness to the Company, and the application of the net proceeds from these transactions as described in "Use of Proceeds," as if the offering and repayment occurred on January 1, 1996.
(a) To record estimated occupancy costs related to Austin Knight in lieu of real estate not being acquired.
(b) To record amortization on $84,678 of intangibles arising from the acquisition of Austin Knight, the 1996 Acquisitions, including Neville Jeffress, for the period prior to acquisition and the 1997 Acquisitions, over a period of 30 years.
(c) Reflects amortization over a 30 year period for the $1,620 in goodwill resulting from the purchase of certain minority interests for Company stock in connection with the initial public offering.
(d) To eliminate the nonrecurring, non-cash special compensation charge.
(e) To record interest on borrowings under the Company's financing agreement and seller financed notes issued in connection with the 1996 Acquisitions for the period prior to acquisition and the acquisition of Austin Knight and the 1997 Acquisitions. Interest on acquisition debt is determined as follows:

Debt of $47,208 arising from the acquisition of Austin Knight at 9.2% for twelve months...............  $   4,344
Debt of $24,491 arising from the 1996 Acquisitions for various periods at 8.5%........................      2,082
Debt of $16,812 arising from the 1997 Acquisitions at 8.5% for twelve months..........................      1,429
                                                                                                        ---------
                                                                                                        $   7,855
                                                                                                        ---------
                                                                                                        ---------

(f) To eliminate the nonrecurring, non-cash special interest charge of $2,603.
(g) Reflects the reduction of interest expense of $3,528 resulting from the reduction of borrowings through the use of proceeds received from the sale of 4,147.4 shares of common stock at $14.00 per share (the initial public offering) as if such transaction occurred on January 1, 1996.
(h) To eliminate $450 of interest for debt of Austin Knight not being assumed.
(i) To record the tax benefit on $35 of amortization expense for certain intangibles and $4,324 of interest expense on borrowings in connection with the acquisition of Austin Knight, the 1996 Acquisitions, and the 1997 Acquisitions, net of interest savings from the use of proceeds (see note
    (g)) at an estimated tax rate of 40% and the net tax benefit on the $94 of additional net costs related to the acquisition of Austin Knight (see notes
    (a) and (h)) at 34% net of the tax expense at 40% on the adjustment for minority interest (see note (j)).
(j) Reflects the elimination of the earnings attributable to the minority interest of a subsidiary in the amount of $300 less the call premium of $118 payable on the redemption of the subsidiary's preferred stock.
(k) Reflects the elimination of the preferred stock dividend of $210 less the call premium on the redemption of $105.
(l) Reflects the net interest expense savings from the use of proceeds from this offering as described in "Use of Proceeds."
(m) Reflects the tax expense at 40% resulting from the net interest expense savings of $5,423 resulting from the reduction of debt through the use of proceeds.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    TMP is a marketing services, communications and technology company that provides comprehensive, individually tailored advertising services including development of creative content, media planning, production and placement of corporate advertising, market research, direct marketing and other ancillary services and products. The Company is the world's largest yellow page advertising agency and one of the world's largest recruitment advertising agencies. In 1995, the Company began marketing Internet-based services as extensions of its core business and has become a leading provider of Internet content. The Company offers advertising programs to more than 17,000 clients, including more than 70 of the Fortune 100 and more than 285 of the Fortune 500 companies. For the year ended December 31, 1996, the Company's gross billings were $749.5 million, commissions and fees were $162.6 million, pro forma net income and EBITDA, as adjusted for the Nonrecurring Charges, were $2.4 million and $26.2 million, respectively.

    A substantial part of the Company's growth has been achieved through acquisitions. For the period January 1, 1994 through August 26, 1997, the Company has completed 44 acquisitions with estimated annual gross billings of approximately $661 million. Given the significant number of acquisitions in each of the previous three years, the results of operations from period to period are not necessarily comparable.

    Gross billings refer to billings for advertising placed in telephone directories, newspapers, new media and other media, and associated fees for related services. While gross billings are not included in the Company's consolidated financial statements, the trends in gross billings directly impact the commissions and fees earned by the Company. The Company earns commissions based on a percentage of the media advertising purchased at a rate established by the related publisher, and associated fees for related services. Publishers typically bill the Company for the advertising purchased by the Company's clients and the Company in turn bills its clients. In addition, the Company earns fees for the placement of advertisements on the Internet, primarily on its career Web sites. Generally, the payment terms with yellow page clients require payment to the Company prior to the date payment is due to publishers. The payment terms with recruitment advertising clients typically require payment when payment is due to publishers. Historically, the Company has not experienced substantial problems with unpaid accounts.

    The Company designs and executes yellow page advertising programs, receiving an effective commission rate from directory publishers of approximately 20% of yellow page gross billings. In addition to base commissions, certain yellow page publishers pay increased commissions for targeted increases in volume placed by advertising agencies. The Company typically recognizes this additional commission, if any, in the fourth quarter when it is certain that the additional commission has been earned. For recruitment advertising placements in the U.S., publisher commissions average 15% of recruitment advertising gross billings. The Company also earns fees from value-added services such as design, research and other creative and administrative services resulting in aggregate commissions and fees equal to approximately 20% of recruitment advertising gross billings. Outside of the U.S., TMP's commission rates for recruitment advertising vary, ranging from approximately 10% in Australia to 15% in Canada and the United Kingdom where, collectively, the Company derives approximately 58% of its recruitment commissions and fees on a pro forma basis including the acquisition of Austin Knight. The Company also earns fees for value-added services in connection with recruitment advertising placed outside the U.S.

    In 1994, the Company completed nine acquisitions for an aggregate purchase price of $12.2 million. Six of these acquisitions were in the business of recruitment advertising and included Deutsch, Shea & Evans, Inc., an agency based in New York, the second largest U.S. recruitment market. Two acquisitions were yellow page advertising companies of which the largest was the yellow page advertising agency business of GTE Directories Corporation, a Dallas-based agency specializing in serving general agencies which do not have their own yellow page placement capabilities.

    In 1995, the Company completed fourteen acquisitions for an aggregate purchase price of $26.7 million. These acquisitions consisted of eleven recruitment advertising agencies, Adion Information Services, Inc., creator of The Monster Board-Registered Trademark-, and two small yellow page agencies. The largest acquisitions included acquisitions of the assets of Rogers & Associates Advertising, Inc., Adion, Inc. (an affiliate of Adion Information Services, Inc.), and The Haughey Group, Inc. Rogers & Associates Advertising, Inc. was based in Northern California, the largest U.S. recruitment advertising market. Adion, Inc. and The Haughey Group, Inc. were based in Boston.

    In 1996, the Company completed thirteen acquisitions, all of which are in recruitment advertising, for an aggregate purchase price of $25.4 million. Included in these acquisitions was Neville Jeffress Australia Pty Limited ("Neville Jeffress"), a large recruitment advertising agency in Australia.

    In 1997, through August 26, the Company completed eight acquisitions, seven of which are in recruitment advertising and one of which is in yellow page advertising, for an aggregate purchase price of approximately $65 million. See "Pro Forma Condensed Consolidated Financial Information."

    Primarily as a result of these acquisitions, the Company's commissions and fees increased from $86.2 million in 1994 to $162.6 million in 1996. Assuming that all of the acquisitions completed from January 1, 1996 through August 26, 1997 had been completed on January 1, 1996, the Company's commissions and fees, on a pro forma basis, would have been approximately $252.9 million for the year ended December 31, 1996. These acquisitions were funded primarily with debt resulting in an increase in net interest expense from approximately $9.2 million in 1994 to $14.3 million in 1996 and $19.2 million (excluding proceeds received from the Company's initial public offering and this offering) on a pro forma basis for 1996 for acquisitions completed in 1996 and in 1997, through August
26. All of these acquisitions were accounted for using the purchase method of accounting and are included in the Company's consolidated financial statements from their respective dates of acquisition. The Company is continuously monitoring the marketplace for opportunities to expand its presence in both yellow page and recruitment advertising which include Internet-related opportunities and intends to continue its acquisition strategy to supplement its internal growth.

    The Company's operating expenses have increased significantly since 1994 primarily due to headcount increases as a result of acquisitions and hiring to support its Internet business and gross billings growth. Salaries and related costs increased $34.5 million from $45.8 million for the year ended December 31, 1994 to $80.3 million for the year ended December 31, 1996, a 75.3% increase, supporting a 79.1% gross billings increase over the same period. Salaries and related costs include total payroll and associated benefits, as well as payroll taxes, sales commissions, recruitment and training costs.

    Office and general expenses increased $29.8 million from $30.3 million for the year ended December 31, 1994 to $60.1 million for the year ended December 31, 1996, a 98.3% increase, primarily due to increased costs needed to support the increased billings, the Internet business and the expansion of recruitment offices through acquisitions in new U.S. and foreign markets. This cost category includes expenses for office operations, business promotion, market research, advertising, professional fees and fees paid to the Company's primary lending institution for its services in the processing and collection of payments for accounts receivable. Amortization of intangibles includes amortization of acquisition related charges, including the costs in excess of fair market value of net assets acquired and capitalized costs for non-compete arrangements with the principals of acquired companies. This acquisition related amortization was $3.3 million, $3.2 million and $4.4 million for the years ended December 31, 1994, 1995 and 1996, respectively.

    Net interest expense includes interest on loans and advances made by the Company's lenders and certain vendors, on capitalized lease obligations and on net amounts payable to the holders of seller financed notes. In addition, 1996 interest expense includes a nonrecurring charge of approximately $2.6 million to reflect, upon exercise of the warrant issued in connection with the Company's financing agreement, the difference between $14.00 per share (the initial public offering price of the Company's Common Stock) multiplied by the number of shares subject to such warrant and the value recorded for the warrant when it was originally issued.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated gross billings, commissions and fees and commissions and fees as a percentage of gross billings for the Company's yellow page advertising, recruitment advertising and Internet businesses and EBITDA and cash flow information for the Company.

                                                                               SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,             JUNE 30,
                                           -------------------------------  ----------------------
                                             1994       1995       1996        1996        1997
                                           ---------  ---------  ---------  -----------  ---------
                                                                                 (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS)
GROSS BILLINGS:
  Yellow page advertising................  $ 363,656  $ 429,176  $ 434,728   $ 214,510   $ 210,377
  Recruitment advertising................     54,872    166,508    308,147     119,492     240,622
  Internet(1)............................     --            392      6,659       2,315       8,555
                                           ---------  ---------  ---------  -----------  ---------
  Total..................................  $ 418,528  $ 596,076  $ 749,534   $ 336,317   $ 459,554
                                           ---------  ---------  ---------  -----------  ---------
                                           ---------  ---------  ---------  -----------  ---------

COMMISSIONS AND FEES:
  Yellow page advertising................  $  74,463  $  87,456  $  94,545   $  43,380   $  42,750
  Recruitment advertising................     11,702     36,059     61,427      24,968      49,661
  Internet(1)............................     --            392      6,659       2,315       8,208
                                           ---------  ---------  ---------  -----------  ---------
  Total..................................  $  86,165  $ 123,907  $ 162,631   $  70,663   $ 100,619
                                           ---------  ---------  ---------  -----------  ---------
                                           ---------  ---------  ---------  -----------  ---------

COMMISSIONS AND FEES AS A
  PERCENTAGE OF GROSS
  BILLINGS:
  Yellow page advertising................      20.5%      20.4%      21.7%       20.2%       20.3%
  Recruitment advertising................      21.3%      21.7%      19.9%       20.9%       20.6%
  Internet(1)............................     --         100.0%     100.0%      100.0%       95.9%
  Total..................................      20.6%      20.8%      21.7%       21.0%       21.9%

EBITDA(2)................................  $  12,582  $  24,978  $  26,201   $  11,030   $  17,155
Cash provided by (used in) operating
activities...............................  $ (10,928) $   6,706  $   8,151   $  18,524   $  (4,913)
Cash used in investing activities........  $ (12,202) $ (13,778) $ (28,988)  $  (7,168)  $ (23,792)
Cash provided by (used in) financing
activities...............................  $  22,959  $   7,432  $  19,016   $  (9,953)  $  29,071

------------------------

(1) Represents fees earned in connection with yellow page, recruitment and other advertisements placed on the Internet.

(2) Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. EBITDA for the indicated periods is calculated as follows (after excluding for 1996 the non-cash, nonrecurring special compensation charge of $52,019 and the non-cash, nonrecurring interest charge of $2,603):

                                                                                       SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                JUNE 30,
                                              -----------------------------------  ------------------------
EBITDA CALCULATION                              1994         1995         1996         1996         1997
--------------------------------------------  ---------  -------------  ---------  -------------  ---------
                                                                     (IN THOUSANDS)
Net income (loss)...........................  $  (2,467)   $   3,229    $   2,383    $     229    $   3,418
  Interest, net.............................      9,178       10,894       11,662        5,833        4,048
  Income tax expense (benefit)..............       (333)       4,222        3,270          930        3,306
  Depreciation and amortization.............      6,204        6,633        8,886        4,038        6,383
                                              ---------  -------------  ---------  -------------  ---------
EBITDA......................................  $  12,582    $  24,978    $  26,201    $  11,030    $  17,155
                                              ---------  -------------  ---------  -------------  ---------
                                              ---------  -------------  ---------  -------------  ---------

    The following table sets forth, for the periods indicated, certain statement of operations data and certain financial data expressed as a percentage of commissions and fees.

                                                                                                     SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                    ----------------------------------------     -------------------------
                                                       1994           1995           1996           1996           1997
                                                    ----------     ----------     ----------     ----------     ----------
Commissions and fees..............................       100.0%         100.0%         100.0%         100.0%         100.0%

Salaries and related costs........................        53.1%          47.1%          49.4%          50.3%          50.2%
Office and general expenses.......................        35.2%          35.1%          36.9%          37.3%          36.1%
Amortization of intangibles.......................         3.8%           2.5%           2.7%           2.8%           2.8%
Special compensation(1)...........................      --             --               32.0%        --             --

Operating income (loss)...........................         7.9%          15.3%         (21.0)%          9.6%          10.9%

Interest expense, net(2)..........................       (10.7)%         (8.8)%         (8.8)%         (8.3)%         (4.0)%
Other, net........................................        (0.1)%          0.1%          (0.1)%          0.6%        --

Income (loss) before provision (benefit) for
  income taxes, minority interests and equity in
  earnings (losses) of affiliates.................        (2.9)%          6.6%         (29.9)%          1.9%           6.9%
Provision (benefit) for income taxes..............        (0.4)%          3.4%           2.0%           1.3%           3.3%

Minority interests................................         0.4%           0.4%           0.3%           0.3%           0.2%
Equity in earnings (losses) of affiliates.........      --               (0.2)%          0.1%        --             --

Net income (loss).................................        (2.9)%          2.6%         (32.1)%          0.3%           3.4%
Preferred stock dividends.........................        (0.2)%         (0.2)%         (0.1)%         (0.1)%         (0.1)%

Net income (loss) applicable to common and Class B
  common stockholders.............................        (3.1)%          2.4%         (32.2)%          0.2%           3.3%

Pro forma adjustments.............................      --             --               33.5%        --             --

Pro forma net income applicable to common and
  Class B common stockholders.....................      --             --                1.3%        --             --

EBITDA(3).........................................        14.6%          20.2%          16.1%          15.6%          17.0%
Net cash provided by (used in) operating
  activities......................................       (12.7)%          5.4%           5.0%          26.2%          (4.9)%
Net cash used in investing activities.............       (14.2)%        (11.1)%        (17.8)%        (10.1)%        (23.6)%
Net cash provided by (used in) financing
  activities......................................        26.6%           6.0%          11.7%         (14.1)%         28.9%

(FOOTNOTES APPEAR ON FOLLOWING PAGE)

------------------------

(1) Special compensation consists of a non-cash, nonrecurring charge of approximately $52.0 million for special management compensation resulting from the issuance of approximately 3.6 million shares of Common Stock of the Company (in connection with its initial public offering) to stockholders of predecessor companies of the Company in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the Principal Stockholder of the Company and, accordingly, such stockholders were not considered to have made substantive investments for their minority shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1996 compared to the year ended December 31, 1995" and Note 1 to the Company's Consolidated Financial Statements.

(2) Interest expense for 1996 includes an approximate $2.6 million non-cash, nonrecurring charge to reflect the exercise of a warrant issued in connection with the Company's financing agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The year ended December 31, 1996 compared to the year ended December 31, 1995" and Note 7 to the Company's Consolidated Financial Statements.

(3) Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

THE SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO THE SIX MONTHS ENDED JUNE 30,
  1996

    Gross billings for the six months ended June 30, 1997 were $459.6 million, a net increase of $123.3 million or 36.6% from $336.3 million for the six months ended June 30, 1996. Commissions and fees for the six months ended June 30, 1997 were $100.6 million, an increase of $29.9 million or 42.4% from $70.7 million in the first six months of 1996. Yellow page commissions and fees were $42.8 million for the six months ended June 30, 1997 compared with $43.4 million for the six months ended June 30, 1996, a decline of 1.5% or $.6 million reflecting client resignations and shifts in the timing of yellow page directory printing schedules. Recruitment commissions and fees were $49.7 million for the six months ended June 30, 1997 compared with $25.0 million for the six months ended June 30, 1996, an increase of $24.7 million or 98.9%. This increase was primarily due to acquisitions. In addition, increases in client spending and new clients slightly outpaced the effects of reductions in spending by certain clients and client losses. Internet commissions and fees increased 254.6% to $8.2 million for the six months ended June 30, 1997 from $2.3 million for the six months ended June 30, 1996, reflecting an increasing acceptance of the Company's Internet products from existing and new clients, and the benefits of "co-branding" marketing efforts with other Internet content providers.

    Operating expenses for the six months ended June 30, 1997 were $89.6 million, compared with $63.9 million for the same period in 1996. The increase of $25.7 million or 40.2% reflects acquisition activity, including $.8 million for higher amortization of intangibles related to acquisitions, and growth in client service expenditures to support the increased revenue base. Operating expenses as a percentage of commissions and fees were 89.1% for the six months ended June 30, 1997 as compared to 90.4% in the prior year period.

    As a result of the above, operating income for the six months ended June 30, 1997 increased $4.2 million or 62.9% to $11.0 million from $6.8 million for the comparable period last year.

    Net interest expense for the six months ended June 30, 1997 was $4.0 million, a decrease of $1.8 million or 30.6%, reflecting a net reduction in debt resulting from the use of the proceeds from the Company's initial public offering, which closed in December 1996, partially offset by borrowings for acquisitions, and interest earned on loans to the Company's Principal Stockholder.

    Taxes on income for the six months ended June 30, 1997 were $3.3 million compared with $.9 million for the same period last year, an increase of $2.4 million or 255.5% as a result of higher pretax profits in the 1997 period and, during 1996, the inability of the Company to offset profits of certain subsidiaries with losses of others because they were not then part of the same consolidated tax return as evidenced by an effective tax rate of 47.5% for the six month period ended June 30, 1997 compared with an effective tax rate of 67.9% for the prior year period.

    Minority interests in consolidated earnings for the six months ended June 30, 1997 of $.2 million were unchanged from the prior year period and preferred dividends for the six months ended June 30, 1997 of $123 thousand were $18 thousand over the $105 thousand for the six months ended June 30, 1996. For 1997, the charges and the redemption premiums on the underlying instruments paid in the first quarter and resulting lower minority interest charge in the second quarter were approximately equal to the charges and dividends paid in the first and second quarters of 1996.

    As a result of all of the above, net income available to common and Class B common stockholders for the six months ended June 30, 1997 was $3.3 million, an increase of $3.2 million over the $124 thousand for the six months ended June 30, 1996.

THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

    Gross billings for the year ended December 31, 1996 were $749.5 million, a $153.5 million or 25.7% increase compared to the year ended December 31, 1995. More than half of this growth was attributable to acquisitions.

    Commissions and fees increased from $123.9 million in 1995 to $162.6 million in 1996 or 31.3%. This increase was due to an increase, as compared to the prior year, of $25.4 million or 70.4% in commissions and fees derived from recruitment advertising, $7.1 million or 8.1% in commissions and fees derived from yellow page advertising and a $6.3 million increase in fees derived from Internet business. A substantial portion of the increase in commissions and fees derived from recruitment advertising was due to acquisitions, including $11.2 million from Neville Jeffress, acquired July 1996, and the remainder was due to higher client spending and new clients. The increase in commissions and fees derived from yellow page advertising was due primarily to increased rates by the yellow page publishers and higher client spending. In addition, the Company reported commissions for volume placements from yellow page publishers of $4.1 million for the year ended December 31, 1996 compared with $4.2 million for the year ended December 31, 1995. Fees derived from Internet business were generated primarily from career related advertisements placed on the Company's Web sites, as the Company's Internet products gained initial customer acceptance both from the Company's existing clients, as well as new clients.

    Salaries and related costs increased $22.0 million to $80.3 million in 1996. As a percent of commissions and fees, salaries and related costs increased from 47.1% in 1995 to 49.4% in 1996. This increase was primarily due to additional staff required to service increased gross billings, a higher percentage for costs related to Neville Jeffress and severance and temporary help expenses related to the consolidation of the recruitment advertising acquisitions. Internet staffing increased by $2.8 million to $3.0 million, which is 45.1% of Internet business commissions and fees in 1996.

    Office and general expenses increased $16.7 million to $60.1 million in 1996. As a percent of commissions and fees, office and general expenses increased from 35.1% in 1995 to 36.9% in 1996. This increase was primarily due to increased advertising of approximately $1.9 million, primarily related to the

Company's promotion of The Monster Board-Registered Trademark-, general expenses related to higher gross billings, professional consulting fees for the establishment of Internet services and airplane related travel costs.

    Amortization of intangibles was $4.4 million in 1996 compared to $3.2 million in 1995 due to the Company's continued growth through acquisitions. As a percentage of commissions and fees, amortization of intangibles was 2.7% in 1996 and 2.5% in 1995.

    Special compensation of $52.0 million consists of a non-cash, nonrecurring charge (upon the completion of the Company's initial public offering) that reflects the value of shares issued in connection with the acquisition of the minority interests in predecessors of the Company because the stockholders had received such shares for nominal or no consideration and, accordingly, were not considered to have made a substantive investment for their shares. The value of such shares was based on the per share initial public offering price of $14.00 for the Company's Common Stock.

    After adjusting for the special compensation charge, operating income declined $1.1 million from $18.9 million in 1995 to $17.8 million in 1996. The decline was primarily due to increased advertising expenses of $2.5 million for the Company's Internet business. Excluding the fees earned and direct operating expenses related to the Company's promotion of its Internet business (net charges of $0.4 million for 1995 and $1.9 million for 1996) operating income increased approximately $0.4 million to $19.7 million for the year ended December 31, 1996 but, as a percent of commissions and fees, declined from 15.6% for 1995 to 12.1% for 1996. This decline in operating income as a percent of commissions and fees was primarily due to costs in connection with the consolidation of the recruitment advertising acquisitions.

    Net interest expense increased $3.4 million to $14.3 million for 1996 as compared to 1995. This increase in interest expense is due primarily to (i) a $2.6 million non-cash, nonrecurring charge (upon completion of the Company's initial public offering) to reflect, upon exercise of a warrant issued in connection with the Company's financing agreement, the value of the stock issued at the Company's per share initial public offering price of $14.00 and the value recorded for the warrant when it was originally issued, (ii) higher debt balances for working capital needs and (iii) acquisition financing, partially offset by lower borrowing costs and the repayment of a portion of the Company's debt with the net cash proceeds of its initial public offering. The Company's effective interest rate was 11.0% for 1996 compared with 11.1% for 1995.

    Taxes on income decreased $0.9 million from $4.2 million for 1995 to $3.3 million for 1996 primarily due to lower pre-tax income. The effective tax rate for 1996 on income before income taxes, after pro forma adjustments for special compensation of $52.0 million and $2.6 million in interest expense described above, of 54.7% was higher than the U.S. Federal statutory rate of 34.0% primarily due to nondeductible expenses of approximately $1.7 million and approximately $.5 million in interest imputed on a receivable from the Company's Principal Stockholder.

    During 1996, the Company received one-time fees of $150,000, $175,000 and $220,000 for a research study, executive search services and for assisting in the procurement of bank financing, respectively. The research study fee was recorded as a reduction of office and general expenses, the executive search fee was accounted for as commissions and fees and the loan procurement fee was accounted for as other income in the Company's Statement of Operations for the year ended December 31, 1996.

    On a pro forma basis, after adjusting for the special compensation charge and the special interest charge, as a result of the above, the net income applicable to common and Class B common stockholders was $2.2 million for 1996 compared with $3.0 million for 1995.

THE YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

    Gross billings for the year ended December 31, 1995 were $596.1 million, a $177.5 million or 42.4% increase over the year ended December 31, 1994. Approximately half of this increase was attributable to acquisitions.

    Commissions and fees increased from $86.2 million in 1994 to $123.9 million in 1995 or 43.8%. This increase was due to an increase of $24.4 million or 208.1% in commissions and fees derived from recruitment advertising and $13.0 million or 17.4% in commissions and fees derived from yellow page advertising. The increase in commissions and fees derived from recruitment advertising was substantially due to acquisitions and, to a lesser extent, new business and higher client spending spurred by high demand for labor in the U.S. The increase in commissions and fees derived from yellow page advertising was primarily due to higher client spending and acquisitions. Commissions for volume placements from yellow page publishers increased $2.1 million to $4.2 million in 1995 largely due to a new sales program for yellow page employees to increase yellow page advertising volumes.

    Salaries and related costs increased $12.6 million to $58.3 million in 1995. As a percent of commissions and fees, salaries and related costs declined from 53.1% in 1994 to 47.1% in 1995 primarily due to increased staffing efficiencies related to the leveraging of management and support services over a larger client base.

    Office and general expenses increased $13.1 million to $43.4 million in 1995. As a percent of commissions and fees, office and general expenses remained consistent at approximately 35%. Bad debt expenses increased $2.0 million in 1995 compared to 1994 due to an increase in general reserves as a result of the Company's expanding client base and a specific reserve of $0.5 million for a client bankruptcy.

    Amortization of intangibles was $3.2 million in 1995 compared to $3.3 million in 1994. As a percentage of commissions and fees, amortization of intangibles was 2.6% in 1995 and 3.8% in 1994 as a result of higher commissions and fees.

    Operating income increased $12.1 million to $18.9 million in 1995. As a percent of commissions and fees, operating income increased from 7.9% in 1994 to 15.3% in 1995 due to higher commissions and fees and improved staffing efficiencies and utilization levels.

    Net interest expense increased $1.7 million to $10.9 million in 1995. The increase in net interest expense is due primarily to higher debt balances for working capital needs and acquisition financing. The Company's effective interest rate was 11.2% and 10.7% in 1994 and 1995, respectively.

    Taxes on income increased $4.6 million in 1995 to an expense of $4.2 million from a recovery of $0.3 million in 1994, primarily due to pre-tax income. The effective tax rate for 1995 of 51.7% was greater than the U.S. federal statutory rate primarily due to nondeductible expenses of approximately $1.2 million and losses for which there were no available tax benefits of $1.5 million.

    Net income applicable to common and Class B common stockholders was $3.0 million for the year ended December 31, 1995 compared to a $2.7 million net loss for the year ended December 31, 1994, as a result of the above.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal capital requirements have been to fund (i) acquisitions, (ii) working capital, (iii) capital expenditures and (iv) advertising and development of its Internet business. The Company's working capital requirements are generally higher in the quarters ending March 31 and June 30 during which payments to the major yellow page directory publishers and for recruitment advertisements are at their highest levels, respectively. The Company has met its liquidity needs over the last three years through funds provided by long-term borrowings, vendor financing and supplemented in 1995 and 1996 by funds provided by operating activities. In addition, in December 1996, the Company completed the initial public offering of an aggregate of 4,147,408 shares of Common Stock at a purchase price of $14.00 per share in an underwritten public offering managed by Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Ladenburg Thalmann & Co. Inc. In addition, certain stockholders sold an aggregate of 652,592 shares of Common Stock in such offering. The net proceeds to the Company from the offering of $50.8 million were used to repay debt and to redeem preferred stock.

    Net cash provided by (used in) operating activities for the years ended December 31, 1994, 1995 and 1996 and the six month periods ended June 30, 1996 and 1997 was ($10.9 million), $6.7 million, $8.2 million, $18.5 million and $(4.9) million, respectively. The increase in cash from operating activities for 1995 over 1994 was primarily due to the $5.7 million improvement in net income combined with a net increase of trade payables over trade receivables of $7.0 million. The increase in cash from operating activities for 1996 over 1995 was primarily due to improved accounts receivable collection, partially offset by greater payments of accounts payable and accrued liabilities. The decrease of $23.4 million from June 30, 1996 to June 30, 1997 was primarily due to accelerated payments to yellow page vendors in the 1997 period as the Company used the increased cash available to it under its credit facilities after repaying debt with proceeds from its initial public offering.

    Net cash used in investing activities for the years ended December 31, 1994, 1995 and 1996 and the six month periods ended June 30, 1996 and 1997 was $12.2 million, $13.8 million, $29.0 million, $7.2 million and $23.8 million, respectively. Payments for purchases of business acquisitions, net of cash of the acquired businesses, were $6.3 million in 1994, $11.3 million in 1995, $23.8 million in 1996 and $4.0 million and $11.4 million during the first six months of 1996 and 1997, respectively. Capital expenditures, primarily for computer equipment and furniture and fixtures, were $4.9 million, $5.0 million, $6.9 million, $3.4 million and $12.4 million in the years ended December 31, 1994, 1995 and 1996 and the first six months of 1996 and 1997, respectively. The 1997 amount also included expenditures for transportation equipment which replaced the transportation equipment sold during 1996 for $6.1 million. During 1997, the Company expects to spend approximately $17.0 million in total capital expenditures, including expenditures deemed necessary as a result of the acquisition of Austin Knight.

    EBITDA for the six months ended June 30, 1997 was $17.2 million or 17.0% of commissions and fees compared with $11.0 million or 15.6% of commissions and fees for the six months ended June 30, 1996. The increase reflects improved operating results as office and general expenses declined as a percent of commissions and fees. EBITDA increased from $25.0 million in 1995 to $26.2 million for 1996. Excluding fees earned and direct operating expenses related to the Company's introduction of its Internet business, EBITDA increased $2.3 million to $27.6 million or 9.3% for 1996 compared to 1995. However, as a percent of commissions and fees, EBITDA declined to 17.7% for 1996 as compared to 20.5% for 1995 due to a higher percentage of costs related to Neville Jeffress and severance and temporary help expenses related to consolidation of the recruitment advertising acquisitions. EBITDA increased $12.4 million to $25.0 million or 98.5% for 1995 as compared to 1994. As a percent of commissions and fees, EBITDA increased to 20.2% for 1995 from 14.6% for 1994, primarily due to increased staffing efficiencies and utilization levels.

    The Company's financing activities include borrowings and repayments under its financing agreements and issuance and repayments of installment notes, principally to finance acquisitions, equipment leases and loans to stockholders and, in the fourth quarter of 1996, the Company completed its initial public offering of 4,147,408 shares of Common Stock for net proceeds to the Company of $50.8 million. The Company's financing activities provided net cash of $23.0 million, $7.4 million and $19.0 million in 1994, 1995 and 1996, respectively, and $29.1 million for the six months ended June 30, 1997. The Company's financing agreement with BNY Financial Corporation provides for borrowings under a revolving credit facility. The financing agreement with BNY Financial Corporation terminates on June 27, 2001. Such facility has been used to finance the Company's acquisitions and for working capital requirements. As of June 30, 1997, there was $94.7 million of debt outstanding under such facility and approximately $15.3 million available under such facility. Giving effect to the acquisition of Austin Knight, the Company's total indebtedness at August 26, 1997, was approximately $178.2 million. The Company will repay, out of its net proceeds from this offering, approximately $64.0 million of borrowings outstanding under the Company's financing agreement (including approximately $46.0 million relating to the acquisition of Austin Knight). The interest rate under the financing agreement is determined pursuant to a formula whereby the interest rate (A) with respect to U.S. borrowings is, at the Company's option, either

(i) the prime rate less 1% or (ii) LIBOR plus 1 1/2%, (B) with respect to United Kingdom borrowings is the U.K. base rate, plus 1.75%, (C) with respect to Canadian borrowings is the Canadian dollar prime rate and (D) with respect to the overadvance bridge loan is LIBOR plus 1.5% except for such portion of the overadvance bridge loan in excess of certain receivables contemplated to be assigned to the Company's lender with respect to which the rate is LIBOR plus 2.25%. The financing agreement bore interest at 7.28% per annum at June 30, 1997 and it is expected that the acquisition of Austin Knight will not increase this rate. The borrowings are secured by a lien on substantially all of the Company's assets. In addition, the financing agreement contains certain covenants which restrict, among other things, the ability of the Company to borrow, pay dividends, acquire businesses, make future capital expenditures, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios. The Company is currently negotiating an amendment to its financing agreement with BNY Financial Corporation which will increase the total available to the Company for borrowing to $175 million, although there can be no assurance that such amendment will be obtained. In addition, in early 1997, the Company established a credit facility for its Australian operations of approximately $3.9 million.

    Part of the Company's acquisition strategy is to pay, over time, a portion of the purchase price of such acquisitions through seller financed notes. Accordingly, such notes are included in long-term debt and the current portion of long-term debt, and are generally payable over five years.

    At June 30, 1997, the Company held a promissory note from its Principal Stockholder in the amount of $18.8 million and in turn has payables to him of $7.2 million. Such promissory note bears interest at the prime rate established by The Bank of New York at the date of the note and shall be adjusted December 31, 1997 and each December 31st thereafter to the Bank of New York's prime rate in effect on such dates. The note provides for annual payments of all accrued but unpaid interest commencing December 31, 1997. The principal amount shall be payable in equal annual installments of one-sixtieth of the initial principal amount commencing December 31, 1997, with all unpaid principal due ten years from the date of the note. The Principal Stockholder and certain other Selling Stockholders will repay their net indebtedness to the Company from their proceeds from this offering.

    The Company intends to continue its acquisition strategy and promotion of its Internet activities through the use of operating profits, borrowings against its long-term debt facilities and seller financed notes. The Company believes that its anticipated cash flow from operations, as well as the availability of funds under its existing financing agreements and the net proceeds of this offering, will provide it with liquidity to meet its current foreseeable cash needs for at least the next year.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "EARNINGS PER SHARE". SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share. SFAS No. 128 is effective for periods ending after December 15, 1997. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

    In June 1997, the Financial Accounting Standards Board issued two new disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

    Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), REPORTING COMPREHENSIVE INCOME, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    Statement of Accounting Standards No. 131 ("SFAS No. 131"), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which supersedes SFAS No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

    Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

QUARTERLY RESULTS

    The following table presents unaudited interim operating results of the Company. The Company believes that the following information includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation, in accordance with generally accepted accounting principles. The operating results for any interim period are not necessarily indicative of results for any other period.

    The Company's quarterly commissions and fees are affected by the timing of yellow page directory closings, which currently have a concentration in the third quarter. Yellow page publishers may change the timing of directory publications which may have an effect on the Company's quarterly results. The Company's yellow page advertising results are also affected by commissions earned for volume placements for the year, which are typically reported in the fourth quarter. The Company's quarterly commissions and fees for recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter; however, the cyclicality in the economy and the Company's clients' employment needs have an overriding impact on the Company's quarterly results in recruitment advertising. Moreover, the Company's recruitment advertising acquisition activity has had more of an impact on the Company's recently reported quarterly results than any other factor.

                          UNAUDITED QUARTERLY RESULTS
                                 (IN MILLIONS)

                                                  1995
                          -----------------------------------------------------
                           MARCH 31,    JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                          -----------  ----------  -------------  -------------
Commissions and fees:
  Yellow page
    advertising..........    $19.0         $21.9       $23.2          $23.4
  Recruitment
    advertising..........      7.4           9.2         9.0           10.4
  Internet...............       --            --          --             .4
                             -----         -----       -----          -----
Total commissions and
    fees.................    $26.4         $31.1       $32.2          $34.2
                             -----         -----       -----          -----
                             -----         -----       -----          -----
Operating income.........    $ 4.4         $ 4.4       $ 2.8          $ 7.3
Income before provision
    for income taxes,
    minority interest and
    equity in earnings
    (losses) of
    affiliates...........    $ 2.1         $ 1.6       $  --          $ 4.5
Net income (loss)........    $ 0.9         $ 0.7       $(0.7)         $ 2.3

                                                  1996
                          -----------------------------------------------------
                                                     SEPTEMBER      DECEMBER
                           MARCH 31,    JUNE 30,      30,(1)         31,(1)
                          -----------  ----------  -------------  -------------
Commissions and fees:
  Yellow page
    advertising..........    $20.4         $23.0       $27.8          $23.3
  Recruitment
    advertising..........     12.7          12.2        18.5           18.0
  Internet...............       .9           1.5         1.9            2.4
                             -----         -----       -----          -----
Total commissions and
    fees.................    $34.0         $36.7       $48.2          $43.7
                             -----         -----       -----          -----
                             -----         -----       -----          -----
Pro forma operating
    income...............    $ 3.7         $ 3.1       $ 3.9          $ 7.1
Pro forma income before
    provision for income
    taxes, minority
    interest and equity
    in earnings (losses)
    of affiliates........    $ 1.0         $ 0.4       $ 0.7          $ 3.9
Pro forma net income
    (loss)...............    $(0.1)        $ 0.3       $(0.1)         $ 2.3

                                                  1997
                          -----------------------------------------------------
                           MARCH 31,    JUNE 30,
                          -----------  ----------
Commissions and fees:
  Yellow page
    advertising..........    $19.7         $23.0
  Recruitment
    advertising..........     22.5          27.2
  Internet...............      3.8           4.4
                             -----         -----
Total commissions and
    fees.................    $46.0         $54.6
                             -----         -----
                             -----         -----
Operating income.........    $ 5.0         $ 6.0
Income before provision
    for income taxes,
    minority interest and
    equity in earnings
    (losses) of
    affiliates...........    $ 3.2         $ 3.8
Net income...............    $ 1.5         $ 1.9

------------------------

(1) Excludes special compensation of $0.7 million and $51.3 million in the quarters ended September 30, 1996 and December 31, 1996, respectively, and interest of $2.6 million for the quarter ended December 31, 1996. See Notes 1 and 7 to the Company's Consolidated Financial Statements.

                                    BUSINESS

    The Company is a marketing services, communications and technology company that provides comprehensive, individually tailored advertising services including development of creative content, media planning, production and placement of corporate advertising, market research, direct marketing and other ancillary services and products. The Company is the world's largest yellow page advertising agency and one of the world's largest recruitment advertising agencies. In 1995, the Company began marketing Internet-based services as extensions of its core businesses and has become a leading provider of Internet content. The Company offers advertising programs to more than 17,000 clients, including more than 70 of the Fortune 100 and more than 285 of the Fortune 500 companies. The Company's growth strategy is to continue to pursue consolidation opportunities in its core advertising businesses and to leverage its client base and its approximately 1,500 sales, marketing and customer service personnel to expand its Internet-based businesses. For the year ended December 31, 1996, the Company's gross billings were $749.5 million, commissions and fees were $162.6 million, pro forma net income and EBITDA, as adjusted for the Nonrecurring Charges, were $2.4 million, and $26.2 million, respectively.

    In August 1997, the Company acquired all of the outstanding stock of Austin Knight for approximately $47.2 million net of approximately $11.5 million of cash acquired relating to the sale in July 1997 of real property by Austin Knight. For the year ended September 30, 1996, Austin Knight had annual gross billings of approximately $214.0 million. Austin Knight is the largest recruitment advertising agency in the United Kingdom and the fifth largest agency in the U.S. With the acquisition of Austin Knight, the Company has strengthened its position as the third largest recruitment advertising agency in the U.S. and has become the largest agency in the U.K. On a pro forma basis, giving effect to the Nonrecurring Charges, the Austin Knight acquisition, the other acquisitions included in the Company's pro forma condensed consolidated financial information, the Company's initial public offering and this offering for the year ended December 31, 1996, the Company's gross billings would have been $1.2 billion, commissions and fees would have been $252.9 million, net income would have been $5.4 million and EBITDA would have been $35.5 million. See "Risk Factors--Risks Associated with Acquisitions" and "Pro Forma Condensed Consolidated Financial Information."

    TMP is the world's largest yellow page advertising agency, generating approximately $435 million in yellow page gross billings for the year ended December 31, 1996. TMP is also one of the world's largest recruitment advertising agencies, generating approximately $308 million in recruitment advertising gross billings for the same period. With approximately 30% of the national accounts segment of the U.S. yellow page advertising market, TMP is approximately three times larger than its nearest competitor, based on yellow page gross billings. A substantial part of the Company's growth has been achieved through acquisitions. From January 1, 1993 through December 31, 1996, TMP completed 39 acquisitions which have estimated annual gross billings of $400 million. In 1997, through August 26, the Company has completed eight acquisitions with estimated annual gross billings of $310 million. The Company believes additional acquisition opportunities exist, particularly in the recruitment advertising and Internet markets and intends to continue its strategy of making acquisitions which relate to its core business.

    TMP has created innovative solutions to assist its clients in capitalizing on the growing awareness and acceptance of the Internet. For its recruitment advertising clients, TMP has developed interactive career sites which can be accessed via the Internet on a global basis by individuals seeking employment. The Company has several career sites, including The Monster
Board-Registered Trademark-, Online Career Center-SM-, Be the Boss-SM- and MedSearch-SM-, which collectively contain approximately 90,000 job listings and career opportunities. In 1996, the Company began marketing its Dealer Locator service to yellow page clients. Dealer Locator provides clients with the ability to create Web pages for their local offices, franchisees or dealers. Potential customers can then access these pages on the Internet by zip code or key word searches.

INDUSTRY OVERVIEW

    THE YELLOW PAGE ADVERTISING MARKET. Yellow page directories have been published in the U.S. since at least the 1890s and, traditionally, have been published almost exclusively by telephone utilities. In the early 1980's, due in part to telephone deregulation, independent companies began publishing an increasing number of directories. Currently, approximately 7,000 yellow page directories are published annually by 200 publishers and, in the U.S., many cities with populations in excess of 80,000 are served by multiple directories. The percentage of adults who use the yellow pages has remained relatively constant over the last ten years at over 56%, and such readers consult the yellow pages approximately two times weekly. Accordingly, yellow page directories continue to be a highly effective advertising medium. For example, the Company believes that approximately 70% of Ryder's consumer truck rental customers consulted yellow page directories prior to renting trucks.

    For the year ended December 31, 1996, total spending on yellow page advertisements in the U.S. was $10.8 billion. Of this amount, approximately $9.3 billion was spent by local accounts and approximately $1.5 billion was spent by national accounts. "Local" and "national," as those terms are used in the yellow page industry, refer to whether an advertisement is solicited by a yellow page publisher's own sales staff or is placed by an advertising agency and meets certain criteria specified by the publisher. Local accounts are typically merchants who primarily conduct their business within the geographic area served by the publisher's directories.

    The national account market consists of companies which sell products or services in multiple markets and is the market in which TMP competes. Most national accounts use independent advertising agencies to design and implement their yellow page advertising programs to create a consistent brand image and compelling message, to develop an effective media plan and to execute the placement of the advertising at the local level. Agencies which place national yellow page advertising are paid commissions by yellow page publishers. The market has grown each year since 1981. During the period of 1990 through 1996, the market grew at a compound average rate of approximately 4.8%.

    THE RECRUITMENT ADVERTISING MARKET. Recruitment advertising consists primarily of creating and placing recruitment advertisements in the classified advertising sections of newspapers. While the recruitment advertising market has historically been cyclical, during the period of 1990 through 1996, the U.S. market grew at a compound annual growth rate of approximately 10.4%. Classified readership by job seekers has remained constant over the last ten years and 85% of companies use newspapers to attract potential employees. The services provided by recruitment advertising agencies can be complex and range from the design and placement of classified advertisements to the creation of comprehensive image campaigns which internationally "brand" a client as a quality employer. Further, shortages of qualified employees in many industries, particularly in the technology area, have increased the need for recruitment advertising agencies to expand the breadth of their service offerings to effect national and sometimes global recruitment campaigns. For the year ended December 31, 1996, total spending on advertisements in North America in the recruitment classified advertisement section of newspapers was approximately $4.5 billion. Agencies which place recruitment advertising are paid commissions generally equal to 15% of recruitment advertising gross billings.

    INTERNET. The Internet is an increasingly significant global medium for communications, content and commerce. International Data Corporation ("IDC") estimates that the number of Web users was approximately 16 million at the end of 1995 and will grow to approximately 163 million by 2000. Growth in Internet usage has been fueled by a number of factors, including the availability of a growing number of useful products and services, the large and growing installed base of personal computers in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers.

    The increasing functionality, accessibility and overall usage of the Internet and online services have made them an attractive commercial medium. Thousands of companies have created corporate Web sites that feature information about their product offerings and advertise employment opportunities. Through the Web, Internet content providers are able to deliver timely, personalized content in a manner not possible through traditional media. Internet content can be continuously updated, distributed to a large number of consumers on a real-time basis, and accessed by users at any time. Industry publications believe that the historical and projected adoption of online/Internet services represents a faster rate of penetration than occurred with traditional media, such as radio, broadcast television and cable television.

STRATEGY

    Key elements of the Company's strategy are to:

    CONTINUE TO GROW THE COMPANY'S RECRUITMENT AND YELLOW PAGE BUSINESSES. The Company plans to continue to grow and enhance its recruitment and yellow page advertising businesses through acquisitions and internal growth. From January 1, 1993 through August 26, 1997, the Company completed 44 acquisitions, with estimated annual gross billings of $661 million, including the acquisition of Austin Knight. Austin Knight is the largest recruitment advertising agency in the United Kingdom and the fifth largest in the U.S. The Company intends to pursue additional acquisitions and believes that the fragmented nature of the recruitment advertising business provides the Company with the opportunity to be a leader in the consolidation of this industry. The Company also intends to selectively pursue acquisitions in the yellow page advertising business. In addition to acquisitions, the Company intends to expand its billings base with existing clients and by attracting new clients by leveraging its size, resources and Internet product offerings. The Company has a dedicated new business sales staff which focuses on adding new clients which to date in 1997, has added 150 new clients with estimated annual gross billings of approximately $54.6 million.

    EXPAND SERVICES TO THE INTERNET BY CAPITALIZING ON TMP'S RECRUITMENT ADVERTISING AND YELLOW PAGE ADVERTISING BUSINESSES. The Company believes the Internet is a powerful communications medium which can be heavily utilized by its yellow page and recruitment advertising clients in attracting more customers and qualified prospective employees, respectively. TMP intends to capitalize on this opportunity by rapidly expanding, marketing and implementing its Internet service offerings. The Company believes it is at the forefront in designing products to meet the needs of its client base. The Company also continues to look for potential acquisitions to complement this strategy. Since 1995, TMP has acquired the business of three recruitment oriented Web site companies including Adion Information Services, Inc., the creator of The Monster
Board-Registered Trademark-, Online Career Center, L.P. and MedSearch America, Inc. In addition to organically growing its Web sites, the Company is concentrating on entering into strategic alliances which will drive additional traffic to The Monster Board-Registered Trademark-. As of August 26, 1997, The Monster Board-Registered Trademark- had 26 strategic alliances which were responsible for 23% of its visits in July 1997. In addition, during this time, the Company created Dealer Locator, a product for yellow page clients, and modified Dealer Locator technology to create CertifiedDoctor, a Web site for The American Board of Medical Specialties, which provides information regarding board certified physicians. The Company is designing and developing additional Internet products and intends to opportunistically acquire Internet content providers related to its core businesses. TMP also believes that its more than 1,500 person sales, marketing and customer service staff, and extensive base of existing clients, provide it with a significant competitive advantage in identifying, implementing and selling new Internet products to yellow page and recruitment advertisers.

    DIFFERENTIATE INTERNET PRODUCT OFFERINGS. The Company believes it is important to differentiate its Internet service offerings. TMP intends to do this by leveraging its experience in yellow page and recruitment advertising to design and develop the most effective and frequently accessed products, by branding its products through the use of new media and traditional advertising mediums, by tailoring its services to specific geographic markets, and by continually adding incremental value-added features to its services thereby increasing their utility to the Company's client base. The Company has begun implementing this strategy most notably with The Monster Board-Registered Trademark- which has been tailored to individual countries around the world, focusing on local customs and terminology. Customized versions of The Monster Board-Registered Trademark- currently exist in the U.S., Canada, the United Kingdom and Australia. The Monster Board-Registered Trademark- is also tailored for specific user groups. For example, The Monster Board-Registered Trademark-'s Monster HR Community targets human resource professionals (entry level through experienced executives) and provides job opportunities and a comprehensive forum for information.

TMP'S YELLOW PAGE BUSINESS

    TMP entered the yellow page business in 1967 and has grown to become the largest yellow page advertising agency in the world based on yellow page gross billings. For the year ended December 31, 1996, the Company had worldwide yellow page gross billings of approximately $435 million. With approximately 30% of the U.S. national yellow page market, TMP is approximately three times larger than its nearest competitor, based on yellow page gross billings. The Company's growth in yellow pages has been driven in part by acquisitions. Since January 1, 1993, TMP has completed six acquisitions and intends to continue to pursue acquisitions as a part of its overall growth strategy.

    CREATING AND PLACING YELLOW PAGE ADVERTISEMENTS. There are currently approximately 7,000 yellow page directories in the U.S. Each has a separate closing date for accepting advertisements and one or more of these closings occur on every working day of the year. The steps involved in placing an advertisement are numerous and can take as long as nine months.

    The first step in the process is the formulation of the advertising program's creative elements including illustrations, advertising copy, slogans and other elements which are designed to attract a potential customer's attention. To assess the effectiveness of a proposed campaign, TMP generally undertakes extensive research to determine which alternatives best reach the client's target market. This research typically includes focus group testing and the running of split-run advertisements. Focus group testing involves forming groups of potential customers and gauging their reaction to a variety of potential advertisements. Split-run testing measures the results of specific campaigns by placing more than one version of an advertisement in various editions of the same yellow page directory. By using multiple phone numbers and various monitoring methods, the Company can then determine which advertisements generate the most effective response.

    After designing an advertising program, TMP creates a media plan which cost-effectively reaches the client's customer base. The Company analyzes targeted directories to determine circulation, rate of usage and demographic profile. It then recommends advertisements ranging from a full page to as little as a one line listing. For some of the Company's larger yellow page clients, advertisements are placed in over 2,000 directories.

    To ensure client satisfaction, TMP maintains an extensive quality control program. Account teams have frequent in-person client contact as well as formal annual creative reviews. The Company also solicits feedback through client interviews, written surveys and other methods consisting of focus groups made up of yellow page users and yellow page user pollings. The principal aims of this program are client retention and sales growth. TMP believes that its focus on customer service has enabled it to achieve a client retention rate, year to year, in excess of 90%.

    In addition to traditional advertising, the Company offers selected yellow page clients a variety of value-added services ranging from managing the maintenance and installation of telephone lines for branch locations to the staffing and operation of fulfillment centers which respond to toll-free calls requesting product brochures and other information. While beyond the typical scope of services provided by an advertising agency, these ancillary services are designed to further integrate TMP into client processes for the mutual benefit of both parties.

    TMP earns commissions from yellow page advertising paid by directory publishers, which results in an effective commission rate to the Company of approximately 20% of yellow page gross billings.

    CLIENTS. TMP has over 2,100 yellow page clients, virtually all of whom determine the content of their advertising programs on a centralized basis. Placement of the advertising, however, requires an extensive local selling and quality control effort because many of TMP's clients are franchisors or manufacturers who are dependent upon franchisees or independent dealers for distribution. The participation of franchisees and dealers in the yellow page program is discretionary and must be solicited at the local level. As an example of the scale of this task, TMP visited approximately 80% of the over 1,800 Midas shops owned by over 600 franchisees while executing the 1996 Midas yellow page program.

    To implement this local effort, TMP has a yellow page sales, marketing and customer service staff of approximately 680 people. The Company believes the size and breadth of this staff, its local client relationships and its databases of client branch locations, franchisees, and dealers provide it with a strong competitive advantage in executing the yellow page programs of existing clients. TMP believes these resources are critical in marketing its services to potential new clients and in marketing and executing its new Internet-based service offerings.

    The following are some of TMP's larger yellow page accounts:

Beneficial Management          ITT Industries Inc.            Sears, Roebuck & Co.
  Corporation                  Kohler Co.                     ServiceMaster
Bridgestone/Firestone Inc.     Mail Boxes Etc.                Sharp Electronics Corp.
Columbia/HCA Healthcare Corp.  MCI Telecommunications         Siemens Rohm--AG
Culligan International           Corporation                    Communications
  Company                      Midas International            Terminix International L.P.
Ford Motor Company               Corporation                  United Van Lines, Inc.
Hallmark Cards, Inc.           Pizza Hut Inc.                 York Heating and Air
H&R Block Tax Services Inc.    PRIMESTAR Partners L.P.          Conditioning
                               Ryder

    No account represents more than 5% of the Company's yellow page commissions and fees.

    INTERNET-BASED SOLUTIONS FOR YELLOW PAGE ADVERTISING CLIENTS. The Company's strategy with respect to Internet yellow page products is twofold. First, develop appropriate Internet products which are attractive to yellow page clients. Second, work with yellow page clients to drive traffic to the client's Web sites.

    To complement the broad reach and penetration of yellow page advertising, the Company has recently begun to offer its clients an Internet-based solution called Dealer Locator. Currently, the Company has sold eight Dealer Locator products and has received commitments for three others. In creating a Dealer Locator program, the Company typically creates a home page for each franchise or dealer location and links it to the client's corporate Web site. Internet users can then retrieve information on a specific location such as directions to, or a map of, such location, hours of operation and potentially other information such as sale items and other special offers. Dealer Locator is designed to provide an additional source of customer flow to TMP's clients while, through linkage to the corporate Web sites, reinforcing the desired brand imagery. TMP charges clients who utilize the Dealer Locator product an up-front fee for the development of each individual home page as well as an annual maintenance fee thereafter.

    The Company believes its pre-existing relationships with yellow page clients are a key competitive advantage in marketing Dealer Locator. The Company maintains databases containing the address, telephone number and contact person for each of its accounts and, in addition, the Company's sales and marketing staff personally visits most of its accounts at least annually. The Company believes that these databases and personal relationships when combined with TMP's knowledge of its client's businesses will position TMP to capitalize on its marketing Internet-based products.

The Company began marketing Dealer Locator in June 1996.

    The Company believes that Internet services must be interactive in order to maintain or expand their rate of usage. Dealer Locator was designed to be as interactive as the user desires. For example, a user utilizing Dealer Locator can retrieve pertinent information about the nearest Midas location or, alternatively, the user can learn to diagnose certain car problems, learn about the history of Midas or learn about Midas products. In addition, Midas' Dealer Locator has an e-mail function which enables Midas to respond to customers' questions and comments. The Company is researching other ways to make Dealer Locator even more interactive. The Company believes that the Dealer Locator concept is appropriate for many of its yellow page clients. For example, the Company has adapted Dealer Locator technology to create for The America Board of Medical Specialities the CertifiedDoctor Web Site (HTTP:// WWW.CERTIFIEDDOCTOR.ORG). CertifiedDoctor allows consumers to search for board certified physicians by specialty and geographic area and also provides doctors' educational information.

TMP'S RECRUITMENT ADVERTISING BUSINESS

    TMP entered the recruitment advertising business in 1993 with the acquisition of Bentley, Barnes & Lynn, Inc. and has grown both through acquisitions and internally. Through August 26, 1997, the Company has acquired 38 recruitment advertising agencies. For the year ended December 31, 1996, TMP had recruitment advertising gross billings of $308 million. In addition to its offices in the United States, the Company has 24 locations outside the United States. The Company also maintains relationships with 24 agencies throughout the world, further enhancing the Company's ability to reach qualified job candidates. As a full service agency, TMP offers its clients comprehensive recruitment advertising services including creation and placement of classified advertising, development of employer image campaigns, creation of collateral materials such as recruiting brochures and implementation of alternative recruitment programs such as job fairs, employee referral programs and campus recruiting. The Company specializes in designing recruitment advertising campaigns for clients in high growth industries and in industries with high employee turnover rates. TMP believes that the scope of its services and scale of its operations differentiate it from its competitors. Further, the Company believes that as employers find it more difficult to attract qualified employees, they will increasingly seek out agencies that can implement national and, in some cases, global recruitment strategies.

    CREATING AND PLACING THE ADVERTISEMENT. The Company's task in formulating and implementing a global recruitment advertising program is to design the creative elements of the campaign and to select the appropriate media and/or other recruitment methods. This is done in the context of the client's staffing parameters which generally include skill requirements, job location and advertising budget. In addition, while executing a given campaign, TMP will often undertake basic research with respect to demographic profiles of selected geographic areas to assist the client in developing an appropriate overall strategy.

    The Company has historically found that the strongest recruitment advertising campaigns "brand" the client's image, demonstrate the client's unique selling points and stress the client's employee benefits and corporate culture. Effectively differentiating one employer from another has become particularly important in the technology and healthcare sectors where there is an acute shortage of qualified job candidates. The success of the campaign may depend on whether an organization is seen as sufficiently distinct from its competitors.

    After completing the design of an advertisement's creative elements, the Company develops an appropriate media plan. Typically, a variety of media is used, including newspapers, trade journals, the Internet, billboards, direct mail, radio and television. If the Company recommends use of newspapers, it may recommend certain newspapers or editions of a particular newspaper which are targeted to a specific demographic segment of the population. TMP may also recommend a variety of advertisement sizes and vary the frequency with which an advertisement appears.

    After an advertisement is placed, the Company conducts extensive customer analysis to assure satisfaction, including monitoring the effectiveness of the chosen media. As an example, for a transportation client, TMP analyzed cost-per-response, cost-per-application and cost-per-hire data for over a dozen media vehicles running in approximately 30 markets in an effort to determine the return on investment of each media vehicle. TMP's recruitment advertising division also maintains a quality assurance program for its larger clients which provides services similar to those provided to the Company's yellow page clients.

    The Company receives commissions generally equal to 15% of recruitment advertising gross billings. The Company also earns fees from value-added services such as design, research and other creative and administrative services which result in aggregate commissions and fees equal to approximately 20% of recruitment advertising gross billings.

    CLIENTS. The Company has more than 2,500 recruitment advertising clients. The Company believes that an important component of its growth in recruitment advertising is working with clients in high growth industries and in industries with high employee turnover rates. The following are some of TMP's larger recruitment advertising clients:

Charles Schwab & Co. Inc.      Genentech Inc.                 Pizza Hut Inc.
Cigna Corp.                    Good Guys Inc.                 Price Waterhouse LLP
Compaq Computer Corp.          Hewitt Associates              Sun Microsystems Inc.
Darden Restaurants Inc.        International Business         Sybase Inc.
Dean Witter Reynolds, Inc.       Machines Corp.               Target Stores Inc.
Federated Department Stores    Motorola Inc.                  TGI Friday's Inc.
  Inc.                         Nike                           Vencor, Inc.
Gateway 2000                   Office Max Inc.

    The Company is leveraging its size and service offerings to attract new and larger clients. No account represents more than 5% of the Company's recruitment advertising commissions and fees.

    INTERNET-BASED SOLUTIONS FOR RECRUITMENT ADVERTISING CLIENTS. The Company's strategy with respect to Internet recruitment products is twofold. First, develop a portfolio of attractive product offerings and differentiate them through functionality, target market and price points. Second, drive user traffic to its Web sites to maximize the value of the medium to TMP's customers.

    To complement the broad reach and penetration of print recruitment advertising, the Company offers its clients Internet-based solutions to meet their recruitment needs. The Company has several career sites including The Monster Board-Registered Trademark-, Online Career Center-SM-, Be the Boss-SM- and MedSearch-SM-. Each of these Web sites consists of a database of job and resume listings and a variety of other features. Collectively, TMP's career sites contain approximately 90,000 job and other career opportunities. The Company intends to continue to build and expand its portfolio of product offerings through both internal development and acquisitions.

    Based on its experience with its clients, the Company believes that only 20% to 30% of open job positions are advertised using traditional print media. It is the Company's belief that on-line solutions will significantly expand the recruitment advertising market because of their global reach and continuous availability. Furthermore, on-line advertising is extremely cost effective when compared to other traditional recruitment methods since print media need not be purchased. TMP intends to aggressively pursue this market by leveraging its relationships with its existing clients and by using its portfolio of on-line services to attract new accounts. TMP's Internet recruitment services have been actively marketed since

May 1995. For the quarter ended June 30, 1997, recruitment advertising and yellow page Internet products generated revenue of $4.4 million compared to $1.5 million in the prior year period.

    The Monster Board-Registered Trademark- (HTTP://WWW.MONSTER.COM), launched in April 1994, was rated by COMMUNICATIONS WEEK (June 10, 1996 edition) as the premier career oriented Web site in terms of its search and responding capabilities. It was also one of the first 1,000 commercial Web sites out of the more than 300,000 which currently exist. As of July 31, 1997, The Monster Board-Registered Trademark- listed approximately 20,000 jobs offered by over 2,000 employers, and clients of The Monster Board-Registered Trademark- include Nike, Blockbuster Entertainment Inc., BBN Planet, CompuServe, Deloitte & Touche, and USA TODAY. According to Nielsen Media Research Internet Profiles Corporation ("I/AUDIT"), The Monster Board-Registered Trademark- averaged approximately 37,000 visits daily (the gross number of occasions on which a user looked up a site) in July 1997 with the average length of each visit exceeding ten minutes. For the entire month, The Monster Board-Registered Trademark- had in excess of 1 million visits. Users of The Monster Board-Registered Trademark- can search for employment opportunities three ways. Monster Search-TM- utilizes intuitive scrollbar functionality to access the full Monster Board-Registered Trademark-database according to location and discipline. Keyword Search allows a user to enter specific keywords to match skills, job titles or other requirements and Monster NewsSearch employs Verity-TM- technology to search over 40 Usenet Newsgroups on the Internet which deliver over 50,000 additional job opportunities. Job seekers can post their resume into the database free of charge, enabling them to easily transmit their resume to prospective employers electronically. The Monster Board-Registered Trademark- employs agent technology which allows enhanced user interaction, personalization and passive, independent data searches which the user can customize. The Monster
Board-Registered Trademark- currently contains approximately 200,000 resumes.

    Online Career Center-SM- (HTTP://WWW.OCC.COM) ("OCC") is the Internet's earliest career site, originating in late 1992 when a group of U.S. corporations developed an employment database. Launched in April 1993, OCC is designed to provide corporate recruiters and job-seekers with efficient and easy-to-use search software. According to I/AUDIT, in July 1997, OCC averaged approximately 22,000 visits daily with the average length of each visit exceeding eight minutes. During July 1997, OCC had approximately 680,000 visits. OCC enters into subscription based agreements with member companies and functions as a central Internet recruitment and human resources management service. OCC maintains a Member Services Department which assists corporate users during business hours. As with The Monster Board-Registered Trademark-, job seekers can place their resumes on-line. OCC currently lists more than 70,000 jobs for a broad client base including Allied Signal, Andersen Consulting, Bank America Corp., Eli Lilly and Co., Levi Strauss & Co. and Smith Barney. OCC is designed for users who prefer Web sites which are more direct and have fewer ancillary features. Its value-added services include career assistance, a self-help career information section for applicants, recruiter's office, which provides resource information for corporate recruiters, on-campus, a link to over 700 colleges and universities nationwide, and membership opportunities for contractors, agencies and search firms. Similar to The Monster Board-Registered Trademark-, OCC also employs agent technology. OCC's pricing structure is membership-based rather than volume-based, consistent with its "less frills" market positioning.

    MedSearch-SM- (HTTP://WWW.MEDSEARCH.COM) is a leading Internet Web site for the healthcare industry. Launched in May 1994, MedSearch-SM- attracts healthcare professionals and many of North America's largest health care providers, including Blue Cross/Blue Shield of Massachusetts, Baxter Healthcare Corp., Henry Ford Health System, Mayo Clinics & Hospitals and Vencor, Inc. MedSearch-SM- offers detailed employer profiles, resume postings, career and industry information, and direct links to numerous healthcare resources on the Internet. MedSearch-SM- provides access to job listings which can be searched by location, discipline or by key word.

    Be the Boss-SM- (HTTP://WWW.BETHEBOSS.COM) focuses on the growing franchising industry. Be the Boss-SM- users can search for current franchise opportunities on-line and apply directly to franchisors using a franchisor-customized questionnaire. Franchisor profiles allow users to learn more about today's top franchise companies such as The Athlete's Foot, Mail Boxes Etc., ServiceMaster, Subway and 7-Eleven. In addition, Be the Boss-SM-provides extensive resources to the prospective franchisee including sound clips and articles on franchising, interactive financial worksheets and links to other entrepreneurs' resources on the Web. Be the Boss-SM- also includes a comprehensive directory of franchises worldwide.

    TMP has also developed private label applications of its interactive recruitment products. For example, the Company adapted The Monster Board-Registered Trademark- technology to create a database of jobs for Fidelity Investments which resides, through a hyper-link, on the Fidelity home page. The search features have the look and ease of use associated with The Monster Board-Registered Trademark- while appearing to the user as a seamless part of the Fidelity site. TMP intends to continue to market private label products as a way to increase the size of its databases.

    To differentiate its on-line products, the Company has focused on segmenting the user market place. For example, The Monster Board-Registered Trademark- is TMP's premium general recruitment product and is therefore populated with a variety of value-added communities including:

        MONSTER ENTRY LEVEL.  A segment of The Monster
    Board-Registered Trademark- targeted to the college and entry-level job seekers. Monster Entry Level offers young professionals the opportunity to conduct an entry-level career search, access the latest career and lifestyle trends, pose career-related questions, and enter into on-line discussions with their peers.

        MONSTER HR. Monster HR is an interactive forum which provides Human Resources professionals with the ability to catch up on the latest industry trends, network with colleagues through on-line discussions, learn about pertinent associations and educational offerings, and review current Human Resources opportunities.

        MONSTER CAREERS. This employment resource features interviewing and resume tips, career fair listings, important career links and a career counselor to respond to questions submitted by users.

    In addition to market segmentation, the Company intends to differentiate its products by tailoring them to specific geographic areas and by branding them using both traditional advertising media and the Internet. To date, The Monster Board-Registered Trademark- has been tailored to reflect the local customs and terminology of the U.S., Canada, the United Kingdom and Australia.

    To attract the maximum amount of volume to its Web sites, TMP intends to continue to develop additional value-added content while developing strategic alliances with other on-line content providers. As of August 26, 1997, the Company had 26 strategic alliances. In September 1997, the Company formed a strategic alliance with America Online. Pursuant to this alliance The Monster Board-Registered Trademark- and OCC will have an advertising position on America Online's Employment Classifieds Area. The Company's strategic alliances center on The Monster Board-Registered Trademark- and include:

        USA TODAY. TMP and USA Today have introduced on USA Today Online, a general interest news site on the Internet, a classifieds area featuring employment, real estate and automotive listings. This alliance gives to USA Today Online's daily viewers the chance to search one of the most extensive classified advertisement databases available on the Web.

        NBC. With the launch of NBC's Interactive Neighborhood, NBC is providing its affiliates with a premium content package that includes business, weather and leisure activities. The Monster Board-Registered Trademark- is the exclusive provider of career information as part of this premium package. The relationship gives The Monster Board-Registered Trademark- an opportunity to provide its services through the Web sites of 215 NBC affiliates and 11 NBC owned and operated stations.

        MCI. MCI Telecommunications, Inc. entered into an agreement with TMP to open an exclusive online classifieds area featuring employment listings and career related information from The Monster Board-Registered Trademark-. This site can be accessed from all MCI web sites.

        ADVERTISING AGE. The Ad Age Group is a strong marketing partner with the following leading publications: Advertising Age, Advertising Age International, Business Marketing and Creativity, as well as Ad Age's Web site, AdAge.com (HTTP://WWW.ADAGE.COM). In January 1997, TMP created a co-branded career service known as The Advertising Age/The Monster Board-Registered Trademark- Job Bank. This alliance permits the Company to expand its jobs database, while targeting advertising into market niches.

        COMCAST. As a large cable provider and a partner in the @Home broadband initiative, Comcast is a valuable partner in interactive media. The recent launch of InYourTown.com, a site developed by Comcast, gives The Monster Board-Registered Trademark- the opportunity to be the default career center in key cities and secures a strong local presence while leveraging the Comcast brand and user base. As interactive media evolves to broadband and interactive television, Comcast offers the ability to migrate Web capabilities to the new platforms.

        USWEST. The USWest local initiative, DiveIn, is a significant player in the race to provide local content. The site leverages USWest's and Continental Cable's user base and brands to provide information in strong USWest and Continental Cable markets. The Monster
    Board-Registered Trademark- is the default career center for each of these sites providing a strong local presence and local and regional traffic.

        THE GARTNER GROUP. The Gartner Group is the leading provider of independent research, analysis and advisory services to the information technology industry. In August 1996, The Monster Board-Registered Trademark-became the official career site for Gartner Group's Web site
    WWW.GARTNER.COM. This alliance serves to continue to reinforce The Monster Board's brand name while driving volume to The Monster
    Board-Registered Trademark-'s jobs database.

        RESTRAC, INC. Restrac, Inc. is the leading provider of software used to automate the recruitment, selection and placement of an organization's workforce. Restrac, Inc.'s software is licensed by 450 organizations with over 4,000 users. Imbedded in Restrac, Inc.'s software is an automatic download feature whereby job postings can be fed directly into The Monster Board-Registered Trademark-. Further, resumes posted on The Monster Board-Registered Trademark- can be downloaded directly into Restrac, Inc. This alliance significantly streamlines TMP's interface with its clients who utilize Restrac, Inc.'s software, further enhancing the cost effectiveness of The Monster Board-Registered Trademark-.

    In addition, the Monster Board-Registered Trademark- maintains other strategic alliances. Collectively, its alliances were responsible for approximately 23% of The Monster Board-Registered Trademark-'s visitors in July 1997.

    The Monster Board-Registered Trademark- utilizes Digital Equipment Corporation's Alpha 8400's to provide commercial-grade Web service to an expanding Internet user-base. The Monster Board-Registered Trademark- is currently co-located at BBN Planet and connected to two 100 megabit/second feeds. An Oracle-TM- database is incorporated to store resumes and jobs. Oracle-TM- also allows The Monster Board-Registered Trademark- to take advantage of agent technology, which allows enhanced user interaction, personalization and passive, independent data searches which the user can customize and view the next time they log on to the site. An Open Market-TM- server is installed to ensure the speed and reliability of The Monster Board-Registered Trademark- and to add the ability to handle encrypted credit card transactions over the Web. The Monster Board-Registered Trademark- continues to leverage new technology innovations to provide increased service and efficiencies to job sectors and clients.

SALES AND MARKETING

    TMP has over 1,500 employees focused on its sales, marketing and customer service efforts worldwide. The Company has divided its sales, marketing and customer service staff into two groups: (i) new business generation (approximately 150 employees) and (ii) existing client relationships maintenance and improvement (approximately 1,400 employees). In 1997 to date, the Company won 150 new clients with estimated annual gross billings of approximately $54.6 million. Within each group, TMP maintains separate sales and marketing staffs for its yellow page advertising business, recruitment advertising business and Internet business. In addition to specializing by product, each group undertakes a cross-selling effort of TMP's other products. The Company's Internet sales staff has targeted its yellow page and recruitment advertising clients to capitalize on the interactivity and additional services that its Internet products can cost effectively provide such clients. In addition to pursuing cross-selling opportunities within TMP's existing client base, each product sales force also designs targeted selling campaigns for non-TMP clients. TMP's clients have a marketing manager who works closely with the client to develop and design the appropriate marketing and advertising campaign. The customer service representatives work closely with the marketing manager and the client to implement the marketing and advertising campaign, evaluate the effectiveness of the campaign and monitor client satisfaction levels.

    The Company has more than 17,000 clients, including more than 70 of the Fortune 100 companies and more than 285 of the Fortune 500 companies. No one client accounts for more than 5% of the Company's annual commissions and fees. The Company has 50 sales, marketing and customer service offices located in the United States and 24 offices in the rest of the world. The Company also maintains relationships with 24 international recruitment advertising agencies throughout the world, further enhancing the Company's ability to reach qualified job candidates.

COMPETITION

    The markets for the Company's services and products are highly competitive and are characterized by pressure to reduce prices, incorporate new capabilities and technologies and accelerate job completion schedules.

    The Company faces competition from a number of sources. These sources include national and regional advertising agencies, media companies, as well as specialized and integrated marketing communication firms. Many advertising agencies and media companies have started to either internally develop or acquire new media capabilities. New boutiques that provide integrated or specialized services (such as advertising services or Web site design) and are technologically proficient, especially in the new media arena, are also competing with the Company. Many of the Company's competitors or potential competitors have long operating histories, and some have greater financial, management, technological, development, sales, marketing and other resources than the Company. In addition, the Company's ability to maintain its existing clients and generate new clients depends to a significant degree on the quality of its services, pricing and its reputation among its clients and potential clients.

    TMP believes that its three largest competitors in the recruitment advertising segment are Bernard Hodes Advertising, Inc., a subsidiary of Omnicom, Nationwide Advertising Service, Inc., controlled by the Gund Brothers and JWT Specialized Communications, a subsidiary of the WPP Group USA, Inc. The Company also competes with hundreds of Internet content providers.

    The principal factors on which the Company competes are service, creative quality, price, technological and new media sophistication and intangible factors such as the interpersonal skills of the individuals managing the client account and an adaptive corporate culture. The Company believes that it competes favorably with respect to each of these factors. See "Risk
Factors--Competition."

PROPERTIES

    Substantially all offices of the Company are located in leased premises.

    The Company's principal office is located at 1633 Broadway, New York, New York, where it occupies approximately 44,000 square feet of space under a lease expiring in June 2004. Monthly payments under the lease currently are approximately $106,000 and escalate during the term of the lease.

    The Company also has leases covering local offices throughout the United States and in some foreign countries.

    All leased space is considered to be adequate for the operation of TMP's business, and no difficulties are foreseen in meeting any future space requirements.

INTELLECTUAL PROPERTY

    The Company's success and ability to compete is dependent in part on the protection of its original content for the Internet and on the goodwill associated with its trademarks, trade names, service marks and other proprietary rights. The Company relies on copyright laws to protect the original content that it develops for the Internet. In addition, the Company relies on federal trademark laws to provide additional protection for the appearance of its Internet sites. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for the Company's original content. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide any competitive advantage to the Company.

    The Company has registered "The Monster Board-Registered Trademark-." The Company also asserts common law protection on certain names and marks that it has used in connection with its business activities.

    The Company relies on trade secret and copyright laws to protect the proprietary technologies that it has developed to manage and improve its Internet sites and advertising services, but there can be no assurance that such laws will provide sufficient protection to the Company, that others will not develop technologies that are similar or superior to the Company's, or that third parties will not copy or otherwise obtain and use the Company's technologies without authorization. The Company has filed patent applications with respect to certain of its software systems, methods and related technologies, but there can be no assurance that such applications will be granted or that any future patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage for the Company. In addition, the Company relies on certain technology licensed from third parties, and may be required to license additional technology in the future, for use in managing its Internet sites and providing related services to users and advertising customers. The Company's ability to generate fees from Internet commerce may also depend on data encryption and authentication technologies that the Company may be required to license from third parties. There can be no assurance that these third party technology licenses will be available or will continue to be available to the Company on acceptable commercial terms or at all. The inability to enter into and maintain any of these technology licenses could have a material adverse effect on the Company's business, financial condition and operating results.

    Policing unauthorized use of the Company's proprietary technology and other intellectual property rights could entail significant expense and could be difficult or impossible, particularly given the global nature of the Internet and the fact that the laws of other countries may afford the Company little or no effective protection of its intellectual property. In addition, there can be no assurance that third parties will not bring claims of copyright or trademark infringement against the Company or claim that the Company's use of certain technologies violates a patent. The Company anticipates an increase in patent infringement claims involving Internet-related technologies as the number of products and competitors in this market grows and as related patents are issued. Further, there can be no assurance that third parties will not claim that the Company has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights in connection with its Internet content. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require the Company to enter into costly royalty or licensing arrangements or prevent the Company from using important technologies or methods, any of which could have a material adverse effect on the Company's business, financial condition or operating results.

GOVERNMENT REGULATION

    As an advertising agency which creates and places print and Internet advertisements, the Company is subject to Sections 5 and 12 of the Federal Trade Commission Act (the "FTC Act") which regulate advertising in all media, including the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading, and unfair advertising, and grants the Federal Trade Commission ("FTC") enforcement powers to impose and seek civil penalties, consumer redress, injunctive relief and other remedies upon advertisers and advertising agencies which disseminate prohibited advertisements. Advertising agencies such as TMP are subject to liability under the FTC Act if the agency actively participated in creating the advertisement, and knew or had reason to know that the advertising was false or deceptive.

    In the event that any advertising created by TMP was found to be false, deceptive or misleading, the FTC Act could potentially subject the Company to liability. The fact that the FTC has recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet, indicates that the FTC Act could pose a somewhat higher risk of liability to the advertising distributed via the Internet. The FTC has never brought any actions against the Company.

    Further, there can be no assurance that other current or new government laws and regulations, or the application of existing laws and regulations will not subject the Company to significant liabilities, significantly dampen growth in Internet usage, prevent the Company from offering certain Internet content or services or otherwise cause a material adverse effect on the Company's business, financial condition or operating results.

LEGAL PROCEEDINGS

    The Company is involved in various legal proceedings that are incidental to the conduct of its business. The Company is not involved in any pending or threatened legal proceedings which the Company believes could reasonably be expected to have a material adverse effect on the Company's financial condition or results of operations.

    Monster Cable, Inc. ("Monster Cable"), which manufactures and sells audio cables and related products, has asserted that the Company's operation of its Internet-based employment search service under the trademark The Monster Board-Registered Trademark-, and use of the domain name Monster.com, infringes and dilutes Monster Cable's trademark rights. Monster Cable has also made an initial submission to Network Solutions, Inc. ("NSI"), the entity which registers domain names ending with the ".com" suffix, asking that the Company's domain name be suspended pending resolution of the dispute. The Company has categorically rejected Monster Cable's demands. The Company does not know if Monster Cable will continue to press its demands. If it does so, TMP will explore all available remedies, defenses and courses of action, including litigation. Trademark counsel for the Company believes that Monster Cable's claims are not well founded and that Monster Cable is highly unlikely to succeed either in preventing use of the trademark The Monster
Board-Registered Trademark- or impairing the Company's use of the domain name Monster.com.

EMPLOYEES

    At June 30, 1997, the Company employed 2,250 people, of whom 1,473 were client services personnel, 164 were sales and marketing personnel and 308 were creative and graphics personnel. The remainder of the Company's personnel are financial and administrative personnel. The Company's employees are not represented by a labor union or a collective bargaining agreement. The Company regards its employee relations as excellent.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

    The following table sets forth the names, ages and positions of the executive officers, directors and key personnel of the Company. Their respective backgrounds are described following the table.

     NAME                                              AGE                              POSITION
-------------------------------------------------  -----------  ---------------------------------------------------------
Andrew J. McKelvey...............................          62   Chairman of the Board, CEO and Director
Thomas G. Collison...............................          58   Vice Chairman and Secretary
David A. Hosokawa................................          54   Vice Chairman
Paul M. Camara...................................          49   Executive Vice President--Creative/Sales/Marketing
V. Miller Newton.................................          37   Executive Vice President and Chief Operating Officer of
                                                                The Monster Board-Registered Trademark-
Jeffrey C. Taylor................................          36   Executive Vice President--Interactive
James J. Treacy..................................          39   Executive Vice President--Finance and Strategy
Roxane Previty...................................          38   Chief Financial Officer
Bernice M. Hazell................................          42   Senior Vice President--Client Service
Myron F. Olesnyckyj..............................          36   Vice President--General Counsel
George R. Eisele.................................          61   Executive Vice President of TMP Worldwide Direct and
                                                                Director
John R. Gaulding (1)(2)..........................          52   Director
Jean-Louis Pallu.................................          57   Director
John Swann (1)(2)................................          61   Director

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

    ANDREW J. MCKELVEY founded the Company in 1967, and has served as Chairman of the Board and CEO since that time. Mr. McKelvey has a B.A. from Westminster College. Mr. McKelvey was a member of the Board of Directors of the Yellow Pages Publishers Association and the Association of Directory Marketing from 1994 through September 1996.

    THOMAS G. COLLISON joined the Company in February 1977 as Controller. Subsequently, he was named Vice President--Finance; Senior Vice President; Executive Vice President and Chief Financial Officer and, in March 1996, Vice Chairman. Mr. Collison received a B.S. from Fordham University.

    DAVID A. HOSOKAWA joined the Company in November 1991 as Chief Executive Officer and, prior thereto, was a consultant to the Company for four years. He was named to his current position in April 1996. Mr. Hosokawa has a B.A. from St. Olaf College.

    PAUL M. CAMARA joined the Company in February 1970. Mr. Camara was elected as a Vice President of the Company in 1978 and as a Senior Vice President in 1987. He was named to his current position in April 1996. Mr. Camara received a B.A. from University of Massachusetts--Dartmouth.

    V. MILLER NEWTON joined the Company in June 1986 as Director of New Business Development. From 1991 through April 1996, he was appointed to various executive positions with increasing responsibility including Group Vice President from January 1993 through March 1996 and Senior Vice President--Sales and Marketing from April 1996 through March 1997. In April 1997, he assumed his current position. Mr. Newton attended the University of South Florida.

    JEFFREY C. TAYLOR joined the Company in November 1995. Mr. Taylor was founder and president of Adion, Inc., a recruitment advertising firm, from May 1989 until its purchase by the Company in

November 1995. Mr. Taylor founded The Monster Board-Registered Trademark- in April 1994. He attended the University of Massachusetts.

    JAMES J. TREACY joined the Company in June 1994 as chief executive officer of the recruitment division. In April 1996, Mr. Treacy was named to his current position. Prior to joining the Company, Mr. Treacy was Senior Vice President--Western Hemisphere Treasurer for the WPP Group USA, Inc. Prior thereto, Mr. Treacy was a corporate officer of The Ogilvy Group Inc. Mr. Treacy received a B.B.A. from Siena College and an M.B.A. from St. John's University.

    ROXANE PREVITY joined the Company in November 1994. Ms. Previty was employed by WPP Group USA, Inc. in various capacities from June 1987 until October 1994. Ms. Previty holds a B.A. from Stanford University and an M.B.A. from Harvard Business School.

    BERNICE M. HAZELL joined the Company in 1975. Ms. Hazell has been named to various managerial positions with increasing responsibility. She was named to her present position in October 1991.

    MYRON F. OLESNYCKYJ joined the Company in June 1994. From September 1986 through May 1994, Mr. Olesnyckyj was associated with Fulbright & Jaworski L.L.P. and predecessor firms. Mr. Olesnyckyj holds a B.S.F.S. from Georgetown University's School of Foreign Service and a J.D. from the University of Pennsylvania Law School.

    GEORGE R. EISELE joined the Company in 1976, and has been Executive Vice President of TMP Worldwide Direct, the Company's direct marketing division, since 1989, and a director of the Company since September 1987.

    JOHN R. GAULDING became a director in January 1996. Mr. Gaulding is a private investor and business consultant in the fields of strategy and organization. He was Chairman and Chief Executive Officer of National Insurance Group, a publicly traded financial information services company, from April through July 11, 1996, the date of such company's sale and Corporate Vice President of ADP, Inc. For six years prior thereto, he was President and Chief Executive Officer of ADP Claims Solutions Group. From 1985 to 1990, Mr. Gaulding was President and Chief Executive Officer of Pacific Bell Directory, the yellow page publishing unit of Pacific Telesis Group. Mr. Gaulding served as Co-Chairman of the Yellow Pages Publishers Association from 1987 to 1990. He holds a B.S. from the University of California at Los Angeles and an M.B.A. from the University of Southern California.

    JEAN-LOUIS PALLU became a director in September 1996. From 1992 until June 1996, Mr. Pallu was President of ODA, the yellow pages subsidiary of Havas, a French advertising firm. Prior thereto, since 1974, he was employed by that firm in various executive capacities. Mr. Pallu was graduated from Diplome de l' Ecole des Hautes Etudes Commerciales with a concentration in business. He is a Chevalier of the National Order of Merit.

    JOHN SWANN became a director in September 1996. In 1995, Mr. Swann founded Cactus Digital Imaging Systems, Ltd., Canada's largest supplier of electronically produced large format color prints.

    All directors hold office until the next meeting of the stockholders of the Company and until their successors are elected and qualified. Officers are appointed to serve, at the discretion of the Board of Directors, until their successors are appointed.

    The Board of Directors has a Compensation Committee charged with recommending to the Board the compensation for the Company's executives and administering the Company's stock option and benefit plans. The Compensation Committee is currently composed of Messrs. Gaulding and Swann.

    The Board of Directors has an Audit Committee charged with recommending to the Board the appointment of independent auditors of the Company, as well as discussing and reviewing, with the independent auditors, the scope of the annual audit and results thereof. The Audit Committee is currently composed of Messrs. Gaulding and Swann.

    The Board of Directors has a Strategy Committee charged with recommending to the Board strategic plans. The Strategy Committee is currently composed of Messrs. Gaulding, Pallu and Swann.

DIRECTOR COMPENSATION

    Prior to the Company's initial public offering in December 1996, Mr. Gaulding, a non-employee director, received a director's fee of $20,000 per quarter plus reimbursement of expenses in connection with his duties as a director. Prior to the initial public offering, Messrs. Swann, Pallu and Mr. Graeme K. Howard, Jr., a former director of the Company, were provided with reimbursement of expenses incurred in connection with their respective duties as a director. As of the Company's initial public offering, Messrs. Gaulding, Swann and Pallu each receive $15,000 per year for services rendered as directors, plus a per meeting fee of $5,000 for each meeting of the board of directors or a committee of the board of directors attended in person after the fifth such meeting attended in person, plus reimbursement of expenses incurred in connection with their duties as directors.

    The Company has adopted a Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 180,000 shares of Common Stock may be granted to non-employee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Directors' Plan, each of Messrs. Gaulding, Pallu and Swann, its non-employee directors, was granted an option to purchase 11,250 shares of Common Stock at a purchase price per share equal to the fair market value of the Common Stock on the date of such Director's election ($6.65 in the case of Mr. Gaulding and the $14.00 per share initial public offering price in the cases of Messrs. Swann and Pallu). The options have a ten-year term and become exercisable as determined by the Committee. The options may be exercised by payment in cash, check or shares of Common Stock.

    Mr. Howard was granted options to purchase 125,000 shares of Common Stock at a per share exercise price of $14.00. 50,000 of such options vested December 19, 1996. In addition, pursuant to an Employment Agreement dated as of February 1, 1997, Mr. Howard was named as a Vice Chairman of the Company and was to receive $100,000 per annum plus expenses. Mr. Howard resigned as a director effective as of April 8, 1997. The Employment Agreement was terminated on April 8, 1997 in connection with Mr. Howard's resignation from the Company. 62,500 of Mr. Howards stock options were canceled and the Company agreed that an additional 12,500 of Mr. Howard's stock options would vest on June 1, 1997, and that such options, along with the 50,000 stock options previously vested, will expire on December 9, 2006. To date, Mr. Howard exercised 35,500 of his options.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's chief executive officer and each of the next four most highly compensated executive officers for services rendered to the Company during the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM COMPENSATION
                                                                                                 ------------------------------
                                                                                                             AWARDS
                                                              ANNUAL COMPENSATION                ------------------------------
                                                 ----------------------------------------------   SECURITIES
                                                                                  OTHER ANNUAL    UNDERLYING       ALL OTHER
                                                   YEAR      SALARY      BONUS    COMPENSATION   OPTIONS/SARS    COMPENSATION
                                                 ---------  ---------  ---------  -------------  -------------  ---------------
    NAME AND PRINCIPAL POSITION
-----------------------------------------------
Andrew J. McKelvey,............................       1996  $ 696,416  $ 210,000   $  2,730(1)            --              --
  Chairman of the Board and CEO                       1995    558,731    710,000      2,730(1)            --              --

David A. Hosokawa,.............................       1996    308,077    147,312      2,730(1)        11,250              --
  Vice Chairman                                       1995    299,066    129,000      2,730(1)            --              --

James J. Treacy,...............................       1996    199,231    154,954      2,730(1)            --              --
  Executive Vice President--Finance and               1995    180,000    197,500      2,730(1)            --              --
  Strategy

Jeffrey C. Taylor,.............................       1996    195,025     75,000    170,000(2)        11,250              --
  Executive Vice President--Interactive               1995    201,089      6,250     50,000(3)            --              --

Thomas G. Collison,............................       1996    212,573     40,000      2,730(1)            --              --
  Vice Chairman and Secretary                         1995    205,418     62,000      2,730(1)            --              --

------------------------

(1) Represents matching contributions made to the Company's 401(k) Plan paid in shares of Common Stock.

(2) $150,000 of such compensation includes payments made to Mr. Taylor in connection with the sale by a corporation of which Mr. Taylor was a principal of certain assets to the Company and $20,000 of such compensation represents the fair market value of 142,740 shares of Common Stock of the Company issued as compensation by the Company to Mr. Taylor in January 1996.

(3) Consists of payments made to Mr. Taylor in connection with the sale by a corporation of which Mr. Taylor was a principal of certain assets to the Company.

STOCK OPTIONS

    In January 1996, the Company's Board of Directors adopted the 1996 Stock Option Plan (the "Stock Option Plan"), which, as amended, provides for the issuance of incentive stock options within the meaning of Section 422 of the Code, and non-qualified stock options, to purchase an aggregate of up to 1,800,000 shares of the Common Stock of the Company. The Stock Option Plan permits the grant of options to officers, employees and consultants of the Company and its affiliates.

    The Stock Option Plan is administered by the Compensation Committee. Each option is evidenced by a written agreement in a form approved by the Compensation Committee. No options granted under the Stock Option Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

    Under the Stock Option Plan, the exercise price per share of an incentive stock option must be at least equal to 100% of the fair market value of a share of the Common Stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of the Company's capital stock on the date of grant). The per share exercise price of a non-qualified stock option must be not less than the par value of a share of the Common Stock on the date of grant. The term of an incentive or non-qualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Compensation Committee has the discretion to determine the period required for full exercisability of stock options; however, in no event can the Compensation Committee shorten such period to less than six months. Upon exercise of any option granted under the Stock Option Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of Common Stock. The Stock Option Plan provides that the maximum option grant which may be made to an executive officer in any calendar year is 150,000 shares.

    The following table sets forth certain summary information concerning individual grants of stock options made during the year ended December 31, 1996 to each of the Company's executive officers named in the Summary Compensation Table.

                                                                 INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                                                     -----------------------------------------              VALUE AT ASSUMED ANNUAL
                                                      NUMBER OF                                               RATES OF STOCK PRICE
                                                     SECURITIES     % OF TOTAL                              APPRECIATION FOR OPTION
                                                     UNDERLYING   OPTIONS GRANTED  EXERCISE OR                      TERM(2)
                                                       OPTIONS    TO EMPLOYEES IN  BASE PRICE   EXPIRATION  ------------------------
NAME                                                   GRANTED        1996(1)       PER SHARE      DATE         5%           10%
---------------------------------------------------  -----------  ---------------  -----------  ----------  -----------  -----------

Andrew J. McKelvey.................................           0             --             --          --            --           --
David A. Hosokawa..................................      11,250            2.1%     $    6.65     1/03/06   $   158,850  $   297,225
James J. Treacy....................................           0             --             --          --            --           --
Jeffrey C. Taylor..................................      11,250            2.1%     $    6.65     1/03/06   $   158,850  $   297,225
Thomas G. Collison.................................           0             --             --          --            --           --

------------------------

(1) Based on 546,640 options granted in 1996.

(2) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the term of the option in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, or stock option exercises, will depend on the future price of the Common Stock and overall stock market conditions. The Company's stock price, as reported by the Nasdaq National Market on December 31, 1996, was $12.75 per share.

    On January 6, 1997, options to purchase 0, 124,459, 66,666, 26,125 and
13,334 shares of Common Stock were granted to Messrs. McKelvey, Hosokawa, Treacy, Taylor and Collison, respectively, at a per share exercise price of $12.875. Generally, 5/6 of the options vest on September 30, 1997 and the remaining 1/6 of the options vest on December 31, 1997. The options are exercisable commencing January 6, 1999.

    The following table sets forth at December 31, 1996 the number of securities underlying unexercised options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table:

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                 OPTIONS AT YEAR END          OPTIONS AT YEAR END(1)
                                                            ------------------------------  --------------------------
NAME                                                         EXERCISABLE    UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -------------  ---------------  -----------  -------------

Andrew J. McKelvey........................................           --              --             --             --
David A. Hosokawa.........................................        2,813           8,437      $  17,159    $    51,466
James J. Treacy...........................................           --              --             --             --
Jeffrey C. Taylor.........................................        2,813           8,437      $  17,159    $    51,466
Thomas G. Collison........................................           --              --             --             --

------------------------

(1) Computed based upon the difference between the Stock Option exercise price and the closing price of the Company's Common Stock on December 31, 1996 ($12.75).

EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement with Andrew J. McKelvey, effective as of November 15, 1996, for a term ending on November 14, 2001. The agreement provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. The agreement also provides that Mr. McKelvey will serve as Chairman of the Board and President of the Company and will be nominated for election as a director during all periods of his employment. Under the agreement, Mr. McKelvey is entitled to a base salary of $1,500,000 per year and mandatory bonuses of $375,000 per quarter. Mr. McKelvey has waived his bonus through August 15, 1997. Under the agreement, Mr. McKelvey may terminate his employment upon 90 days' prior written notice for any reason. The agreement also provides that in the event Mr. McKelvey's employment is terminated by the Company prior to its expiration for reasons other than for "cause," the Company shall pay Mr. McKelvey his base salary and mandatory bonuses for the remaining term of the agreement at the times they would have been payable had he remained employed. The agreement further provides that in the event of Mr. McKelvey's voluntary resignation, termination of his employment by the Company for cause or nonrenewal of the agreement, Mr. McKelvey shall not be entitled to any severance, and in the event of his disability or death he or his estate be paid his base salary and mandatory bonuses for a period of 180 days at the times they would have been payable had he remained employed. The agreement also contains confidentiality provisions, whereby Mr. McKelvey agrees not to disclose any confidential information regarding the Company and its affiliates.

    The Company has entered into an employment agreement with James J. Treacy, effective as of November 18, 1996, for an indefinite term on an at-will basis. The agreement provides that either party may terminate the agreement for any reason. Pursuant to the agreement, Mr. Treacy will serve as Executive Vice President - Finance and Strategy of the Company for a base salary of $200,000 and an annual minimum bonus of at least $35,000. The agreement provides that in the event Mr. Treacy is terminated for "cause" or voluntarily resigns, he shall not be entitled to any severance, and in the event Mr. Treacy is terminated by reason of his death, disability or for other reasons, he or his estate shall be entitled to his base salary and minimum annual bonus for a period of one year after the effective date of his termination payable at the times they would have been payable had he remained employed, less income earned by him from the performance of any personal services during such period. The agreement contains confidentiality provisions, whereby Mr. Treacy agrees not to disclose any confidential information regarding the Company and its affiliates, as well as nonsolicitation provisions which prohibit Mr. Treacy from soliciting any active or prospective accounts of the Company or its affiliates for a period of one year following termination.

    The Company's subsidiary, TMP Interactive Inc., entered into an amended and restated employment agreement with Jeffrey C. Taylor, effective as of September 11, 1996, for a term ending November 9, 1998. That agreement provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 60 days prior to its expiration. The agreement provides that Mr. Taylor will serve as Chief Executive Officer of TMP Interactive Inc. and provides Mr. Taylor with a base salary of $125,000 per year and annual bonuses of at least $50,000 per year based on formulae mutually agreed to by the parties. Under the agreement, Mr. Taylor may terminate his employment upon written notice for certain material alterations in his responsibilities, duties, and authorities or upon 60 days' prior written notice for any reason. The agreement provides that in the event Mr. Taylor's employment is terminated by TMP Interactive Inc. prior to its expiration for reasons other than cause or is terminated by Mr. Taylor for certain material alterations in his responsibilities, duties and authorities, TMP Interactive Inc. shall pay Mr. Taylor his base salary and a minimum $50,000 annual bonus for the remaining term of the agreement at the times they would have been payable had he remained employed, less the consideration paid or earned by Mr. Taylor from other employment during such period. The agreement also provides that in the event of Mr. Taylor's voluntary resignation, termination of his employment by TMP Interactive Inc. for "cause" or nonrenewal of the agreement, Mr. Taylor shall not be entitled to any severance, and in the event of his disability or death he or his estate shall be paid his base salary and certain other benefits for a period of 90 days at the times they would have been payable had he remained employed. The agreement contains confidentiality provisions, whereby Mr. Taylor agrees not to disclose any confidential information regarding TMP Interactive Inc. and its affiliates, as well as noncompetition provisions. The noncompetition covenants generally survive the termination or expiration of Mr. Taylor's employment for two years, provided that in certain circumstances TMP Interactive Inc. must pay Mr. Taylor one-half of his base salary and one-half of his $50,000 minimum annual bonus for the duration of the noncompetition obligation. Mr. Taylor's agreement also prohibits him from soliciting or servicing customers or prospective customers of TMP Interactive Inc. and its affiliates for a period of two years following the termination or expiration of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    On September 16, 1996, the Company's Board of Directors established a Compensation Committee, which currently consists of Messrs. Gaulding and Swann to recommend compensation for the Company's executives and to administer the Company's stock option and other benefit plans. Prior to September 16, 1996, all matters concerning executive officer compensation were addressed by the entire Board of Directors which included Messrs. McKelvey and Eisele. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

    The Company has made advances to Messrs. McKelvey, Hosokawa and Collison. The total gross amounts advanced to Messrs. McKelvey, Hosokawa and Collison were $4,515,870, $123,659 and $6,954 in 1993, respectively; $9,206,681, $5,100 and
$44,839 in 1994, respectively; $612,509, $1,813 and $0 in 1995, respectively;
and $4,537,159, $10,503 and $0 in 1996, respectively. Mr. McKelvey repaid $1,306,458 in 1993, $5,487,160 in 1994, $2,271,040 in 1995 and $1,577,157 in
1996. Mr. Hosokawa repaid $27,758 in 1994 and $0 in 1993, 1995 and 1996. Mr.
Collison repaid $23,791 in 1993, $6,614 in 1994, $4,550 in 1995 and $3,868 in
1996. At December 31, 1996, Messrs. McKelvey, Hosokawa and Collison were indebted to the Company in the net amounts of $11,413,174, $149,184 and $132,130, respectively. The advances to Messrs. Hosokawa and Collison do not bear interest. Mr. McKelvey has converted all of his indebtedness to the Company, including but not limited to the indebtedness incurred in connection with Mr. McKelvey's acquisition of a yacht from the Company at the yacht's book value, to a promissory note in principal amount of $18,850,000. Such promissory note bears interest at the prime rate established by The Bank of New York and shall be adjusted December 31, 1997 and each December 31st thereafter to the Bank of New York's prime rate in effect on such dates. The note provides for annual payments of all accrued but unpaid interest commencing December 31, 1997. The principal amount is payable in equal annual installments of one-sixtieth of the initial principal amount commencing December 31, 1997, with all unpaid principal due December 31, 2006. The Company has payables of $7,200,000 due to Mr. McKelvey. $2,475,000 of such amount bears interest at 6.5% annually and the remainder bears interest, annually, at the prime rate established by The Bank of New York. Mr. McKelvey, Mr. Hosokawa and Mr. Collison will repay their net indebtedness to the Company from the proceeds of their sale of Common Stock in this offering.

    On January 1, 1996, the Company purchased Mr. McKelvey's 100% interest in Volando, Inc., the sole stockholder of Online Career Center Management, Inc., for $1,000, the same consideration paid by Mr. McKelvey in connection with the initial issuance of those shares to him on December 20, 1994.

    On January 1, 1996, Mr. McKelvey contributed to the Company his 100% interest in EPI Aviation, Inc., which leased an aircraft. The aircraft was leased by EPI Aviation, Inc. from an unaffiliated third party pursuant to a lease agreement dated October 27, 1995. The lease provided for a term of 24 months and a basic rent of $85,000 per month plus additional rent of $379.36 per flight hour. In consideration of a payment of $350,000, EPI Aviation, Inc. also acquired an option to purchase the aircraft, which option was exercised in June 1997 for approximately $6.1 million.

    On July 16, 1996, Mr. McKelvey contributed to the Company his 100% interest in General Directory Advertising Services, Inc., a yellow page advertising agency. On August 15, 1996, the Company purchased Mr. McKelvey's 80.42% interest in National Media Holding Company, Inc., the sole stockholder of a yellow page advertising agency, for $280,000. On September 1, 1996, the Company purchased Mr. McKelvey's 48.92% interest in Telephone Directory Advertising, Inc., a yellow page advertising agency, for $837,000. The Company had originally sold such stock to Mr. McKelvey on December 31, 1992 for $837,306.

    On September 4, 1996, Mr. McKelvey sold his interest in S.M.E.T. Servizio Marketing Elenchi Telefonici s.r.l. to the Company for $140,620. The Company had originally sold such interest to Mr. McKelvey on June 5, 1990 for $140,620.

    Messrs. McKelvey, Collison, Camara and Eisele had 17.8%, 5.8%, 5.4% and 0.2% interests, respectively, in the McKelvey Enterprises, Inc. Profit Sharing Plan. Proceeds of the Company's initial public offering in 1996 were used to redeem all of the shares of the Company's preferred stock owned by such plan.

    Messrs. McKelvey, Eisele, Camara and Collison have approximately 69.4%, 10%, 5% and 5% interests, respectively, in International Drive, L.P., the lessor of the Company's 48,000 square foot office in Mt. Olive, New Jersey. This lease runs through December 1998 and the Company's rent for this space is $46,200 per month. Mr. McKelvey has an 80% interest in 12800 Riverside Drive Corporation, the lessor of the Company's 15,802 square foot office in North Hollywood, California. This lease runs through May 2013 and the Company's rent for this space is $16,000 per month. Mr. McKelvey has a 49% interest in TMP Development Company Inc., the lessor of the Company's 5,000 square foot office in Holliston, Massachusetts. This lease is month to month and the Company's rent for this space is currently $9,756 per month. Mr. McKelvey has a 49% interest in TPH & AJM, a partnership, the lessor of the office occupied by Telephone Directory Advertising, Inc., an entity in which the Company has 48.92% interest. This lease runs through May 1999 and Telephone Directory Advertising, Inc.'s rent for this space is currently $9,955 per month.

    Messrs. Collison and Camara each have a 1% interest in Programmes Marketing Annuaires, a yellow page advertising agency in France in which the Company has a 32% interest.

    On March 17, 1996, Mr. Eisele exchanged his 10% interest in M.S.I. - Market Support International, Inc., a subsidiary of the Company providing order fulfillment services, for 70,056 shares of Common Stock of the Company.

    On January 1, 1996, 3055078 Canada Inc. redeemed John Swann's ownership interest for $510 (in Canadian Dollars), the same amount paid by Mr. Swann for such shares in connection with their initial issuance on September 7, 1994. On January 1, 1996, Cala H.R.C. Ltd., the Company's Canadian recruitment advertising subsidiary, entered into a management agreement with Cala Services, Inc., a recruitment advertising company owned by Mr. Swann, pursuant to which Cala H.R.C. Ltd. provides management services in exchange for a percentage of the billings of Cala Services Inc. which is agreed to from time to time. The agreement has no stated term but is terminable by either party on 30 days' notice. For the six months ended June 30, 1997, Cala Services Inc. paid $135,000 for management services. No amounts were received prior to 1997. During June 1997 TMP Worldwide Ltd., a Canadian yellow page advertising subsidiary of the Company, entered into a management agreement with Dir-Ad Services, Inc., a yellow page advertising company owned by Mr. Swann. Pursuant to this agreement TMP Worldwide Ltd. provides management services in exchange for a percentage of the billing of Dir-Ad Services Inc. which is agreed to from time to time. The agreement has no stated term and is terminable by either party on 30 days' notice. To date, no amounts have been paid under such arrangement.

    For the six months ended June 30, 1997, Mr. Gaulding received $28,750 for consulting services.

    On November 10, 1995, two of the Company's subsidiaries acquired substantially all of the assets of Adion, Inc. and Adion Information Services, Inc. for purchase prices of $2,744,428 and $200,000, respectively, as well as the assumption of substantially all of the liabilities of such companies, exclusive of liabilities under or related to employee benefit plans, taxes, and under laws, rules and regulations regarding health benefits. Jeffrey C. Taylor owned approximately 28% of each of those two companies. In connection with these acquisitions, the Company and two of its subsidiaries, HGI Acquisition Corp., the entity which acquired the assets of Adion, Inc., and TMP Interactive Inc., the entity which acquired the assets of Adion Information Services, Inc., also entered into arrangements with Mr. Taylor personally which arrangements, as amended, provided for payments of an aggregate of $453,333.37, $230,000 of which was paid at the time of the acquisitions and a lump sum payment of $150,000 which was paid in March 1996. The balance of these payments was paid in 11 monthly installments of $6,666.67 commencing on December 10, 1995.

    On December 9, 1996, in connection with the reorganization of the Company, Messrs. McKelvey, Hosokawa, Camara, Treacy, Eisele and Taylor received 14,787,540, 467,640, 138,564, 355,860, 151,056 and 142,740 shares of the
Company, respectively.

    Other than the advances, the Company believes that all transactions with the aforementioned directors and executive officers were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties and were approved or ratified by the entire Board, including disinterested directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 10, 1997, by (i) those persons known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each of the Company's directors,
(iii) each of the persons named in the Summary Compensation Table, (iv) all directors and executive officers of the Company as a group and (v) each Selling Stockholder. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names, subject to community property laws where applicable.

                                  SHARES OF COMMON STOCK/CLASS B COMMON                 SHARES OF COMMON STOCK/CLASS B COMMON
                                   STOCK BENEFICIALLY OWNED BEFORE THE                   STOCK BENEFICIALLY OWNED AFTER THE
                                               OFFERING(1)                                           OFFERING(1)
                                 ---------------------------------------               ---------------------------------------
                                                            PERCENT OF     NUMBER OF                              PERCENT OF
                                             PERCENT OF       CLASS B       SHARES                 PERCENT OF       CLASS B
NAME AND ADDRESS OF BENEFICIAL                 COMMON         COMMON         BEING                   COMMON         COMMON
OWNER                             NUMBER        STOCK          STOCK         SOLD       NUMBER        STOCK          STOCK
-------------------------------  ---------  -------------  -------------  -----------  ---------  -------------  -------------
Andrew J. McKelvey(2)..........  14,789,641(2)       *             100%    1,200,000   13,589,641       *                100%
Thomas G. Collison.............    137,484          1.6%        --            13,025     124,459          1.0%        --
David A. Hosokawa(3)...........    444,971          5.0%        --            78,147     366,824          3.0%        --
Jeffrey C. Taylor(3)...........    138,416          1.6%        --            10,420     127,996          1.0%        --
James J. Treacy(4).............    338,367          3.8%        --            35,462     302,905          2.4%        --
George R. Eisele...............    109,056          1.2%        --            25,007      84,049        *             --
John R. Gaulding(5)............     18,438        *             --            --          18,438        *             --
Jean-Louis Pallu(6)............      5,625        *             --            --           5,625        *             --
John Swann(6)..................      5,625        *             --            --           5,625        *             --
Alfred M. Cady III.............    752,656          8.6%        --            98,029     654,627          5.3%        --
Paul M. Camara.................    138,564          1.6%        --            10,420     128,144          1.0%        --
Gerda L. Carlson...............     59,840        *             --             2,605      57,235        *             --
Daniel Collins.................     38,586        *             --             2,605      35,981        *             --
Joe M. Glick...................     41,400        *             --             1,042      40,358        *             --
Bernice M. Hazell..............     81,000        *             --            10,420      70,580        *             --
Lance Johnson..................     71,000        *             --            10,420      60,580        *             --
Harold L. Levy.................     65,000        *             --            10,420      54,580        *             --
Ronald Plotkin.................    300,380          3.4%        --            23,444     276,936          2.2%        --
Roxane Previty.................     18,126        *             --             1,823      16,303        *             --
Nancy Rooney...................     20,000        *             --             2,605      17,395        *             --
J. Christopher Stimac..........    118,021          1.3%        --            15,629     102,392        *             --
Michael Torrey.................     29,586        *             --             7,815      21,771        *             --
Lance Willis...................    105,614          1.2%        --            10,420      95,194        *             --
John Yocom.....................     71,280        *             --               667      70,613        *             --
Jennifer Dersh and Steven
  Dersh........................      3,251        *             --               900       2,351        *             --
Crawford Charitrust............      2,101        *             --             2,101           0                      --
Chatelain Family Trust.........        525        *             --               525           0        *             --
Robert M. Kanne and Ethel B.
  Kanne Trust..................    207,792          2.4%        --            26,049     181,743          1.5%        --
Provident Investment
  Counsel(7)...................    700,696          8.0%        --            --         700,696          5.7%        --
All directors and executive
  officers as a group (14
  persons)(8)..................  16,229,530        16.4%           100%    1,384,724   14,844,806        10.1%           100%

------------------------

*   Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Andrew J. McKelvey is the sole stockholder of the Class B Common Stock. Prior to this offering, Mr. McKelvey beneficially owned shares of Common Stock and Class B Common Stock which represented 94.4% of the combined voting power of the Company. No other stockholder of the Company had in excess of 1% of the combined voting power of the Company. After giving effect to this offering, but not the over-allotment option, Mr. McKelvey will have 91.6% of the combined voting power of the Company. No other stockholder of the Company will have in excess of 1% of the combined voting power of the Company. Certain Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase shares of Common Stock as follows: Mr. McKelvey (400,000 shares), Thomas G. Collison (6,570 shares), David A. Hosokawa (39,422 shares), Jeffrey C. Taylor (5,256 shares), James J. Treacy (17,888 shares), George R. Eisele (12,615 shares), Alfred M. Cady (49,450 shares), Paul M. Camara (5,256 shares), Gerda L. Carlson (1,314 shares), Daniel Collins (1,314 shares), Joe M. Glick (526 shares), Bernice M. Hazell (5,256 shares), Lance Johnson (5,256 shares), Harold L. Levy (5,256 shares), Ronald Plotkin (11,827 shares), Roxane Previty (920 shares), Nancy Rooney (1,314 shares),
    J. Christopher Stimac (7,885 shares), Michael Torrey (3,942 shares), Lance Willis (5,256 shares), John Yocom (336 shares) and Robert M. Kanne and Ethel
    B. Kanne Trust (13,141 shares). If the over-allotment option is exercised in full, Mr. McKelvey will own 13,189,641 shares of Class B Common Stock (100% of the Class B Stock and 91.4% of the combined voting power of the Company), Mr. Hosokawa will own 327,402 shares of Common Stock, Mr. Treacy will own 285,017 shares of Common Stock, Mr. Taylor will own 122,740 shares of Common Stock, Mr. Cady will own 605,177 shares of Common Stock, Mr. Camara will own 122,888 shares of Common Stock, Mr. Plotkin will own 265,109 shares of Common Stock and Robert M. Kanne and Ethel B. Kanne Trust will own 168,602 shares of Common Stock. No other stockholder will own more than 1% of the Company's Common Stock.

(2) Includes 14,787,541 shares of Class B Common Stock which are convertible, on a share for share basis, into Common Stock. Each share of Class B Common Stock has ten votes per share. Also includes 2,000 shares of Common Stock owned by Mr. McKelvey's wife and 100 shares of Common Stock owned by Mr. McKelvey's daughter. Mr. McKelvey disclaims beneficial ownership of the shares owned by his wife. Mr. McKelvey's address is c/o TMP Worldwide Inc., 1633 Broadway, New York, NY 10019.

(3) Includes 2,813 shares of Common Stock, subject to options, which are exercisable within 60 days of the date hereof.

(4)  Includes 300 shares of Common Stock owned by Mr. Treacy's daughters.

(5) Includes 8,438 shares of Common Stock, subject to options, which are exercisable within 60 days of the date hereof.

(6) Consists of 5,625 shares of Common Stock, subject to options, which are exercisable within 60 days of the date hereof.

(7) Based on information set forth in Schedule 13G dated July 10, 1997, filed by the beneficial owner. The 13G states that such beneficial owner shares voting power and has sole dispositive power with respect to such shares. The address of such beneficial owner is 300 North Lake Avenue, Pasadena, CA 91101.

(8) Does not include an aggregate of 316,309 shares subject to the exercise of outstanding stock options, none of which are exercisable within 60 days of the date hereof.

                          DESCRIPTION OF CAPITAL STOCK

    The Certificate of Incorporation of the Company provides the Company with the authority to issue 200,000,000 shares of Common Stock, 39,000,000 shares of Class B Common Stock, 200,000 shares of 10.5% Cumulative Preferred Stock and 800,000 shares of Preferred Stock. After giving effect to this offering (assuming the Underwriters' over-allotment option is not exercised), the Company will have outstanding 12,401,642 shares of Common Stock with one vote per share (representing 8.4% of the combined voting power of the Company) and 13,587,541 shares of Class B Common Stock with ten votes per share (representing 91.6% of the combined voting power of the Company). No shares of Preferred Stock or 10.5% Cumulative Preferred Stock are outstanding.

COMMON STOCK AND CLASS B COMMON STOCK

    DIVIDENDS. Each share of Common Stock and Class B Common Stock is entitled to dividends if, as and when dividends may be declared by the Board of Directors of the Company and paid. Under the Delaware General Corporation Law, the Company may declare and pay dividends only out of its surplus, or in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of the Company has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. Dividends must be paid on both the Common Stock and the Class B Common Stock at any time that dividends are paid on either. Any dividend so declared and payable in cash, capital stock of the Company (other than Common Stock or Class B Common Stock) or other property will be paid equally, share for share, on the Class B Common Stock and Common Stock. Dividends and distributions payable in shares of Class B Common Stock may be paid only on shares of Class B Common Stock, and dividends and distributions payable in shares of Common Stock may be paid only on shares of Common Stock. If a dividend or distribution payable in Common Stock is made on the Common Stock, the Company must also make a simultaneous dividend or distribution on the Class B Common Stock. Pursuant to any such dividend or distribution, each share of Class B Common Stock will receive a number of shares of Class B Common Stock equal to the number of shares of Common Stock payable on each share of Common Stock.

    VOTING RIGHTS. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on all matters. Except as described below, the Common Stock and the Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders, including the election of directors. The holders of a majority of the outstanding shares of Common Stock or Class B Common Stock, voting as separate classes, must approve certain amendments affecting shares of such class. Specifically, if there is any proposal to amend the Certificate of Incorporation in a manner that would increase or decrease the number of authorized shares of Common Stock or Class B Common Stock, increase or decrease the par value of the shares of Common Stock or Class B Common Stock or alter or change the powers, preferences, or special rights of the shares of Common Stock or Class B Common Stock so as to affect them adversely, such an amendment must be approved by a majority of the outstanding shares of the affected class, voting separately as a class. In addition, any merger or consolidation in which each share of Common Stock receives consideration that is not of the same type or is less than the amount of the consideration to be received by each share of Class B Common Stock, other than consideration payable in securities which provide each share of Class B Common Stock with the number of votes that is no more than ten times the number of votes provided each share of Common Stock, must be approved by a majority of the outstanding shares of Common Stock, voting separately as a class. Shares of Common Stock and Class B Common Stock do not have cumulative voting rights.

    TERMS OF CONVERSION. Each share of Class B Common Stock is convertible at any time, at the option of and without cost to the stockholder, into one share of Common Stock. If at any time (i) the outstanding shares of Class B Common Stock represent less than 15% of the combined voting power of issued and outstanding shares of Common Stock and Class B Common Stock, or (ii) the Board of Directors and the holder of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Common Stock, or (iii) the holder of a majority of the outstanding shares of Class B Common Stock dies, then each outstanding share of Class B Common Stock shall be converted automatically into one share of Common Stock without any action by the holder. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent an equal number of shares of Common Stock.

    LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding up of the Company, holders of the shares of Common Stock and Class B Common Stock are entitled to share equally, share for share, in the assets available for distribution.

    OTHER. Additional shares of Class B Common Stock may only be issued upon stock splits of, or stock dividends on, the existing Class B Common Stock. No stockholder of the Company has preemptive or other rights to subscribe for additional shares of the Company.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is authorized to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of such Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others. The Company currently has no plan to issue any shares of such Preferred Stock.

REGISTRATION RIGHTS

    If the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify stockholders of the Company holding 45,182 shares of Common Stock in the aggregate and, subject to certain limitations, to include in such registration all of the shares of Common Stock requested to be included by such holders. The Company is generally required to pay all the expenses of such registration other than underwriting discounts and commissions.

DELAWARE ANTI-TAKEOVER LAW

    Under Section 203 of the Delaware General Corporation Law (the "Delaware Anti-Takeover Law"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and any person acquiring 15% or more of the voting stock of such Delaware corporation (an "interested stockholder") are prohibited for a three-year period following the time that such stockholder became an interested stockholder, unless (i) either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder" was approved by the board of directors of the corporation prior to the time the other party to the business combination became an interested stockholder, (ii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers and stock held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or (iii) the business combination was approved by the board of directors of the corporation and authorized by 66 2/3% of the voting stock which the interested stockholder did not own. The corporation may opt out of the effect of this statement by (i) including a provision to such effect in the corporation's original certificate of incorporation, (ii) amendment to the corporation's bylaws made by the board of directors within 90 days after the effective date of the statute or (iii) amendment of the corporation's certificate of incorporation or bylaws approved by holders of a majority of the shares entitled to vote; provided that such amendment shall generally not take effect until 12 months after its adoption and shall not effect any business combination with interested stockholders which are effected during such 12 months. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of directors of the Company shall automatically be limited to the fullest extent provided by law. The Company's Bylaws also contain provisions to indemnify the directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its current directors. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. The Company believes that these contractual agreements and the provisions in its Certificate of Incorporation and Bylaws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT

    The Transfer Agent for the Common Stock is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have 25,989,183 shares of Common Stock outstanding. Of those shares, the 4,000,000 shares sold in this offering will be, and an additional 4,885,324 shares are, freely tradeable without restriction (except as to affiliates of the Company) or further registration under the Securities Act.

    The Company, all of the Company's executive officers and directors and the Selling Stockholders, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (provided that such shares or securities are either now owned by such stockholder or are hereafter acquired prior to or in connection with this offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 90 days after the date of this Prospectus, other than (A) the sale to the Underwriters of the shares of Common Stock under the Underwriting Agreement or
(B) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriters have been advised in writing. These individuals and entities collectively hold 16,523,936 shares of Common Stock. Of such shares of Common Stock, 13,587,541 shares of Common Stock held by Andrew J. McKelvey are eligible for sale in the public market, subject to certain volume and other limitations pursuant to Rule 144 under the Securities Act and an aggregate of approximately 3,600,000 additional shares of Common Stock will be eligible for sale pursuant to such Rule commencing December 9, 1997. Certain of the Company's stockholders have the right to include their shares in any future registration of securities effected by the Company under the Securities Act. See "Risk Factors--Shares Eligible for Future Sale" and "Description of Capital Stock-- Registration Rights."

    In general, under Rule 144 of the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Shares") for at least one year (including any period of ownership of immediately preceding non-affiliated holders), would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on the National Association of Securities Dealers Automated Quotation System during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

    The Company has filed registration statements under the Securities Act registering 900,000 of the 1,800,000 shares of Common Stock reserved for issuance under the Stock Option Plan and the 180,000 shares of Common Stock reserved for issuance under the Directors' Plan. The Company intends to file an amendment to the registration statement regarding the Stock Option Plan to register the additional 900,000 shares. Shares registered under such registration statements are available for sale in the open market unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

                                  UNDERWRITERS

    Under the terms and subject to the conditions in the Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell 4,000,000 shares of Common Stock and the Underwriters named below (the "Underwriters"), for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., BT Alex. Brown Incorporated, Montgomery Securities and Ladenburg Thalmann & Co. Inc. are serving as Representatives, have severally agreed to purchase the respective number of shares of Common Stock set forth opposite their names below:

                                                                                   NUMBER OF
     NAME                                                                            SHARES
--------------------------------------------------------------------------------  ------------
  Morgan Stanley & Co. Incorporated.............................................       640,000
  Goldman, Sachs & Co...........................................................       640,000
  BT Alex. Brown Incorporated...................................................       640,000
  Montgomery Securities.........................................................       640,000
  Ladenburg Thalmann & Co. Inc..................................................       640,000
  William Blair & Company, L.L.C................................................       100,000
  Chatsworth Securities LLC.....................................................        50,000
  Cowen & Company...............................................................        50,000
  A.G. Edwards & Sons, Inc......................................................       100,000
  EVEREN Securities, Inc........................................................       100,000
  Janney Montgomery Scott Inc...................................................        50,000
  Edward D. Jones & Co., L.P....................................................        50,000
  PaineWebber Incorporated......................................................       100,000
  Robertson, Stephens & Company LLC.............................................       100,000
  Smith Barney Inc..............................................................       100,000
                                                                                  ------------
    Total.......................................................................     4,000,000
                                                                                  ------------
                                                                                  ------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters propose to offer part of the shares of Common Stock offered hereby directly to the public at the price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $.69 a share below this price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 a share to other Underwriters or to certain dealers.

    Certain selling stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 600,000 additional shares of Common Stock at the price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with this offering.

    The Representatives of the Underwriters have informed the Company that the Underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Company, all of the Company's executive officers and directors and the Selling Stockholders, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (provided that such shares or securities are either now owned by such stockholder or are hereafter acquired prior to or in connection with this offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 90 days after the date of this Prospectus, other than (A) the sale to the Underwriters of the shares of Common Stock under the Underwriting Agreement or
(B) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriters have been advised in writing.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell.

                                    EXPERTS

    The consolidated financial statements and schedule of TMP Worldwide Inc. and Subsidiaries included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, the consolidated financial statements of Neville Jeffress Australia Pty Limited and Subsidiaries included in this Prospectus and in the Registration Statement have been audited by BDO Nelson Parkhill, independent auditors, and the consolidated financial statements of Austin Knight Limited and Subsidiaries included in this Prospectus and in the Registration Statement have been audited by KPMG, independent chartered accountants, to the extent and for the periods set forth in their reports appearing elsewhere in this Prospectus and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting. Darby & Darby P.C., special trademark counsel to the Company, has reviewed statements concerning trademark matters contained in "Business--Legal Proceedings" and such statements have been included upon the authority of such firm as experts in trademark law.

                             AVAILABLE INFORMATION

    TMP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by TMP may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by TMP can be inspected at the offices of the NASDAQ National Market at 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including TMP.

    TMP has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to TMP and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedule filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           ---------

TMP WORLDWIDE INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.......................................................  F-2
CONSOLIDATED FINANCIAL STATEMENTS:
  Balance sheets as of December 31, 1995 and 1996 and
    June 30, 1997 (unaudited)............................................................................  F-3
  Statements of operations for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 (unaudited).............................  F-4
  Statements of stockholders' equity (deficit) for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997 (unaudited)......................................  F-5
  Statements of cash flows for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 (unaudited)..........................................  F-6
  Notes to consolidated financial statements.............................................................  F-7

AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN US GAAP AND UK GAAP...........................................  F-25

REPORT OF INDEPENDENT AUDITORS...........................................................................  F-28

CONSOLIDATED FINANCIAL STATEMENTS:
  Profit and loss accounts for the years ended September 30, 1995 and 1996...............................  F-29
  Balance sheets as at September 30, 1995 and 1996.......................................................  F-30
  Cash flow statements for the years ended September 30, 1995 and 1996...................................  F-31
  Statements of movements in shareholders' funds for the years ended September 30, 1995 and 1996.........  F-32
  Statements of total recognized gains and losses for the years ended September 30, 1995 and 1996........  F-32
  Notes to the accounts for the years ended September 30, 1995 and 1996..................................  F-33
  Profit and loss accounts for the nine months ended June 30, 1996 and 1997 (unaudited)..................  F-49
  Balance sheet as at June 30, 1997 (unaudited)..........................................................  F-50
  Cash flow statements for the nine months ended June 30, 1996 and 1997 (unaudited)......................  F-51
  Statements of movements in shareholders' funds for the nine months ended June 30, 1997 (unaudited).....  F-52
  Notes to the accounts for the nine months ended June 30, 1996 and 1997 (unaudited).....................  F-53

NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT.............................................................................  F-57
CONSOLIDATED FINANCIAL STATEMENTS:
  Statements of profit and loss for the years ended June 30, 1995 and 1996...............................  F-58
  Statements of cash flows for the years ended June 30, 1995 and 1996....................................  F-59
  Summary of accounting policies.........................................................................  F-60
  Notes to consolidated financial statements.............................................................  F-64

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

    We have audited the accompanying consolidated balance sheets of TMP Worldwide Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TMP Worldwide Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

New York, New York
March 10, 1997

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                    DECEMBER 31,
                                                                               ----------------------
                                                                                  1995        1996
                                                                               ----------  ----------   JUNE 30,
                                                                                                          1997
                                                                                                       ----------
                                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..................................................  $    2,719  $      898  $    1,264
  Accounts receivable, net...................................................     155,720     191,728     203,509
  Work-in-process............................................................      13,220      14,542      17,665
  Assets held for sale.......................................................       5,735      --          --
  Prepaid and other..........................................................       3,122       5,482       6,111
                                                                               ----------  ----------  ----------
      Total current assets...................................................     180,516     212,650     228,549

Receivable from Principal Stockholder, net...................................       6,530      11,413      11,611
Property and equipment, net..................................................      11,937      20,562      31,568
Deferred income taxes........................................................       9,474       9,325       9,046
Intangibles, net.............................................................      46,837      73,975      90,095
Other assets.................................................................       2,800       3,828       3,179
                                                                               ----------  ----------  ----------
                                                                               $  258,094  $  331,753  $  374,048
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...........................................................  $  151,680  $  182,129  $  174,532
  Accrued expenses and other current liabilities.............................      13,336      23,463      28,682
  Deferred income taxes......................................................       9,422       9,818      10,420
  Current portion of long-term debt..........................................      11,809       9,167       6,046
                                                                               ----------  ----------  ----------
      Total current liabilities..............................................     186,247     224,577     219,680

Long-term debt, less current portion.........................................      88,070      70,799     116,088
                                                                               ----------  ----------  ----------
      Total liabilities......................................................     274,317     295,376     335,768
                                                                               ----------  ----------  ----------
Minority interests...........................................................       3,105       3,082         435
                                                                               ----------  ----------  ----------
Redeemable preferred stock...................................................       2,000       2,000      --
                                                                               ----------  ----------  ----------
Commitments and contingencies................................................

Stockholders' equity (deficit):
  Preferred stock, $.001 par value, authorized 800,000 shares; issued and
    outstanding--none........................................................      --          --          --
  Common stock, $.001 par value, authorized 200,000,000 shares; issued and
    outstanding--4,276,869, 8,605,436 and 8,797,342 shares, respectively.....           4           8           9
  Class B common stock, $.001 par value, authorized 39,000,000 shares; issued
    and outstanding--14,787,541 shares.......................................          15          15          15
  Additional paid-in capital.................................................         655     106,803     110,166
  Foreign currency translation adjustment....................................         (25)        380         271
  Deficit....................................................................     (21,977)    (75,911)    (72,616)
                                                                               ----------  ----------  ----------
      Total stockholders' equity (deficit)...................................     (21,328)     31,295      37,845
                                                                               ----------  ----------  ----------
                                                                               $  258,094  $  331,753  $  374,048
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                           SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                -------------------------------------  ------------------------
                                                   1994         1995         1996         1996         1997
                                                -----------  -----------  -----------  -----------  -----------

                                                                                             (UNAUDITED)
Commissions and fees..........................  $    86,165  $   123,907  $   162,631  $    70,663  $   100,619
                                                -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Salaries and related costs..................       45,758       58,329       80,291       35,561       50,484
  Office and general..........................       30,316       43,432       60,101       26,337       36,285
  Amortization of intangibles.................        3,264        3,237        4,440        2,013        2,849
  Special compensation........................      --           --            52,019      --           --
                                                -----------  -----------  -----------  -----------  -----------
    Total operating expenses..................       79,338      104,998      196,851       63,911       89,618
                                                -----------  -----------  -----------  -----------  -----------
    Operating income (loss)...................        6,827       18,909      (34,220)       6,752       11,001
                                                -----------  -----------  -----------  -----------  -----------
Other income (expense):
  Interest expense............................       (9,434)     (11,249)     (14,598)      (6,035)      (4,995)
  Interest income.............................          256          355          333          202          947
  Other, net..................................         (146)         150         (164)         450            3
                                                -----------  -----------  -----------  -----------  -----------
                                                     (9,324)     (10,744)     (14,429)      (5,383)      (4,045)
                                                -----------  -----------  -----------  -----------  -----------
Income (loss) before provision (benefit) for
  income taxes, minority interests and equity
  in earnings (losses) of affiliates..........       (2,497)       8,165      (48,649)       1,369        6,956
Provision (benefit) for income taxes..........         (333)       4,222        3,270          930        3,306
                                                -----------  -----------  -----------  -----------  -----------
Income (loss) before minority interests and
  equity in earnings (losses) of affiliates...       (2,164)       3,943      (51,919)         439        3,650
Minority interests............................          336          435          434          226          227
Equity in earnings (losses) of affiliates.....           33         (279)         114           16           (5)
                                                -----------  -----------  -----------  -----------  -----------
Net income (loss).............................       (2,467)       3,229      (52,239)         229        3,418
Preferred stock dividends.....................         (210)        (210)        (210)        (105)        (123)
                                                -----------  -----------  -----------  -----------  -----------
Net income (loss) applicable to common and
  Class B common stockholders.................  $    (2,677) $     3,019  $   (52,449) $       124  $     3,295
                                                -----------  -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------  -----------
Net income (loss) per common and Class B
  common share................................  $      (.14) $       .15               $       .01  $       .14
                                                -----------  -----------               -----------  -----------
                                                -----------  -----------               -----------  -----------
Weighted average number of common,
  Class B common and common equivalent shares
  outstanding.................................   19,226,051   19,516,228                19,638,176   24,036,572
                                                -----------  -----------               -----------  -----------
                                                -----------  -----------               -----------  -----------
Pro forma:
  Historical net loss applicable to common
    and Class B common stockholders ..........                            $   (52,449)
  Pro forma adjustment for special
    compensation..............................                                 52,019
  Pro forma adjustment for interest...........                                  2,603
                                                                          -----------
  Pro forma net income applicable to
    common and Class B common stockholders....                            $     2,173
                                                                          -----------
                                                                          -----------
  Pro forma net income per common and Class B
    common share..............................                            $       .11
                                                                          -----------
                                                                          -----------
  Weighted average common, Class B common and
    common equivalent shares outstanding......                             19,732,333
                                                                          -----------
                                                                          -----------

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 CLASS B
                                   COMMON STOCK, $.001        COMMON STOCK,                         FOREIGN
                                        PAR VALUE            $.001 PAR VALUE       ADDITIONAL      CURRENCY
                                  ----------------------  ----------------------     PAID-IN      TRANSLATION
                                   SHARES      AMOUNT      SHARES      AMOUNT        CAPITAL      ADJUSTMENT     DEFICIT
                                  ---------  -----------  ---------  -----------  -------------  -------------  ---------
BALANCE, January 1, 1994........  4,276,869   $       4   14,787,541  $      15     $     600      $     276    $ (22,319)
374,940 shares of common stock
  given to employees by
  Principal Stockholder as
  compensation..................     --          --          --          --                55         --           --
Foreign currency translation
  adjustment....................     --          --          --          --            --               (274)      --
Dividends on preferred stock....     --          --          --          --            --             --             (210)
Net loss........................     --          --          --          --            --             --           (2,467)
                                  ---------         ---   ---------         ---   -------------        -----    ---------
BALANCE, December 31, 1994......  4,276,869           4   14,787,541         15           655              2      (24,996)
Foreign currency translation
  adjustment....................     --          --          --          --            --                (27)      --
Dividends on preferred stock....     --          --          --          --            --             --             (210)
Net income......................     --          --          --          --            --             --            3,229
                                  ---------         ---   ---------         ---   -------------        -----    ---------
BALANCE, December 31, 1995......  4,276,869           4   14,787,541         15           655            (25)     (21,977)
Stock repurchase agreements.....     --          --          --          --             1,172         --           --
Issuance of common stock for
  purchase of minority interest
  in subsidiary.................    159,231      --          --          --             1,055         --           --
Issuance of common stock as
  compensation..................    142,740      --          --          --                20         --           --
Repurchase and cancellation of
  common stock..................   (481,284)     --          --          --              (675)        --           (1,485)
Issuance of common stock for
  purchase of minority interest
  in subsidiary.................     46,350      --          --          --               672         --           --
Issuance of common stock........  4,147,408           4      --          --            50,779         --           --
Issuance of common stock in
  connection with the exercise
  of options....................     85,354      --          --          --               347         --           --
Issuance of common stock in
  connection with exercise of
  warrant.......................    228,768      --          --          --             2,603         --           --
Foreign currency translation
  adjustment....................     --          --          --          --            --                405       --
Dividends on preferred stock....     --          --          --          --            --             --             (210)
Special compensation............     --          --          --          --            50,175         --           --
Net loss........................     --          --          --          --            --             --          (52,239)
                                  ---------         ---   ---------         ---   -------------        -----    ---------
BALANCE, December 31, 1996......  8,605,436           8   14,787,541         15       106,803            380      (75,911)
Issuance of common stock in
  connection with the exercise
  of options (unaudited)........     37,575      --          --          --               489         --           --
Capital contribution from
  Principal Stockholder
  (unaudited)...................                                                          275
Issuance of common stock for
  purchase of an equity interest
  in a subsidiary (unaudited)...     61,848           1      --          --               999         --           --
Issuance of common stock in
  connection with an acquisition
  (unaudited)...................     48,935      --          --          --             1,045         --           --
Issuance of common stock for
  matching contribution to 401k
  Plan (unaudited)..............     43,548      --          --          --               555         --           --
Foreign currency translation
  adjustment (unaudited)........     --          --          --          --            --               (109)      --
Dividend and redemption premium
  on preferred stock
  (unaudited)...................     --          --          --          --            --             --             (123)
Net income (unaudited)..........     --          --          --          --            --             --            3,418
                                  ---------         ---   ---------         ---   -------------        -----    ---------
BALANCE, June 30, 1997..........  8,797,342   $       9   14,787,541  $      15     $ 110,166      $     271    $ (72,616)
                                  ---------         ---   ---------         ---   -------------        -----    ---------
                                  ---------         ---   ---------         ---   -------------        -----    ---------


                                       TOTAL
                                   STOCKHOLDERS'
                                      EQUITY
                                     (DEFICIT)
                                  ---------------
BALANCE, January 1, 1994........     $ (21,424)
374,940 shares of common stock
  given to employees by
  Principal Stockholder as
  compensation..................            55
Foreign currency translation
  adjustment....................          (274)
Dividends on preferred stock....          (210)
Net loss........................        (2,467)
                                  ---------------
BALANCE, December 31, 1994......       (24,320)
Foreign currency translation
  adjustment....................           (27)
Dividends on preferred stock....          (210)
Net income......................         3,229
                                  ---------------
BALANCE, December 31, 1995......       (21,328)
Stock repurchase agreements.....         1,172
Issuance of common stock for
  purchase of minority interest
  in subsidiary.................         1,055
Issuance of common stock as
  compensation..................            20
Repurchase and cancellation of
  common stock..................        (2,160)
Issuance of common stock for
  purchase of minority interest
  in subsidiary.................           672
Issuance of common stock........        50,783
Issuance of common stock in
  connection with the exercise
  of options....................           347
Issuance of common stock in
  connection with exercise of
  warrant.......................         2,603
Foreign currency translation
  adjustment....................           405
Dividends on preferred stock....          (210)
Special compensation............        50,175
Net loss........................       (52,239)
                                  ---------------
BALANCE, December 31, 1996......        31,295
Issuance of common stock in
  connection with the exercise
  of options (unaudited)........           489
Capital contribution from
  Principal Stockholder
  (unaudited)...................           275
Issuance of common stock for
  purchase of an equity interest
  in a subsidiary (unaudited)...         1,000
Issuance of common stock in
  connection with an acquisition
  (unaudited)...................         1,045
Issuance of common stock for
  matching contribution to 401k
  Plan (unaudited)..............           555
Foreign currency translation
  adjustment (unaudited)........          (109)
Dividend and redemption premium
  on preferred stock
  (unaudited)...................          (123)
Net income (unaudited)..........         3,418
                                  ---------------
BALANCE, June 30, 1997..........     $  37,845
                                  ---------------
                                  ---------------

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                               SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,            JUNE 30,
                                                            -------------------------------  --------------------
                                                              1994       1995       1996       1996       1997
                                                            ---------  ---------  ---------  ---------  ---------

                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).........................................  $  (2,467) $   3,229  $ (52,239) $     229  $   3,418
                                                            ---------  ---------  ---------  ---------  ---------
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization of property and
    equipment.............................................      2,940      3,396      4,446      2,025      3,534
  Amortization of intangibles.............................      3,264      3,237      4,440      2,013      2,849
  Provision for doubtful accounts.........................        793      2,850      3,131      1,993      1,507
  Special compensation....................................     --         --         52,019     --         --
  Interest charges for shares issued upon exercise of
    warrant...............................................     --         --          2,603     --         --
  Minority interests......................................        336        435        434        226        227
  Provision (benefit) for deferred income taxes...........       (987)     3,005      1,573      1,078        912
  Other...................................................        154        522        100        162         (3)
  Changes in assets and liabilities, net of effects from
    purchase of businesses:
      (Increase) decrease in accounts receivable, net.....    (11,630)   (30,256)    (5,048)    (6,496)     2,732
      Increase in work-in-process.........................     (1,269)    (1,510)       (36)    (1,063)    (2,566)
      (Increase) decrease in prepaid and other............      1,820       (425)      (909)        43        (12)
      (Increase) decrease in other assets.................        (70)       430       (161)      (326)        87
      Increase (decrease) in accounts payable and accrued
        expenses and other current liabilities............     (3,812)    21,793     (2,202)    18,640    (17,598)
                                                            ---------  ---------  ---------  ---------  ---------
  Total adjustments.......................................     (8,461)     3,477     60,390     18,295     (8,331)
                                                            ---------  ---------  ---------  ---------  ---------
  Net cash provided by (used in) operating activities.....    (10,928)     6,706      8,151     18,524     (4,913)
                                                            ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Advances/payments to Principal Stockholder................     (9,207)      (613)   (12,878)    (3,733)      (656)
Repayments from Principal Stockholder.....................      5,487      2,271      7,994      1,127        695
Capital expenditures......................................     (4,946)    (4,954)    (6,857)    (3,429)   (12,385)
Payments for purchases of businesses, net of cash
  acquired................................................     (6,327)   (11,324)   (23,755)    (4,037)   (11,375)
Proceeds from sale of assets..............................      1,949          7      6,115      3,347     --
Advances to and investments in affiliates.................        842        835        393       (443)       (71)
                                                            ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities.....................    (12,202)   (13,778)   (28,988)    (7,168)   (23,792)
                                                            ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capitalized leases............................       (739)    (1,064)    (2,386)      (434)    (1,450)
Capital contribution from Principal Stockholder...........     --         --         --         --            275
Borrowings under line of credit and proceeds from issuance
  of long-term debt.......................................    410,883    540,333    471,092    305,758    320,094
Repayments under line of credit and principal payments on
  long-term debt..........................................   (386,671)  (531,144)  (497,646)  (315,015)  (284,567)
Distribution to minority interests........................       (304)      (483)      (457)      (157)       (25)
Net proceeds from stock issuance..........................     --         --         50,783     --         --
Repurchase of common stock................................     --         --         (2,160)    --         --
Redemption of minority interest (including premium).......     --         --         --         --         (3,133)
Redemption of preferred stock (including premium).........     --         --         --         --         (2,105)
Dividends on preferred stock..............................       (210)      (210)      (210)      (105)       (18)
                                                            ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) financing activities.......     22,959      7,432     19,016     (9,953)    29,071
                                                            ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents......       (171)       360     (1,821)     1,403        366
Cash and cash equivalents, beginning of period............      2,530      2,359      2,719      2,719        898
                                                            ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period..................  $   2,359  $   2,719  $     898  $   4,122  $   1,264
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

    TMP Worldwide Inc. (the "Company") is the successor to businesses formerly conducted by TMP Worldwide Inc. and subsidiaries ("Old TMP"), Worldwide Classified Inc. and subsidiaries ("WCI"), McKelvey Enterprises, Inc. and subsidiaries ("MEI") and certain other entities under the control of Andrew J. McKelvey (the "Principal Stockholder"). Immediately prior to the reorganization, the Principal Stockholder owned 100% of the common stock of MEI (which owned approximately 86% of the common stock of Old TMP) and approximately 33% of the common stock of WCI. In addition to his approximately 33% ownership of WCI, the Principal Stockholder has voting proxy on the remaining outstanding shares of WCI.

    WCI was organized in 1993 to sell recruitment advertising. On December 9,1996, Old TMP, which sells yellow page advertising, merged into MEI. Thereafter, WCI merged into MEI, MEI then merged into Telephone Marketing Programs Incorporated and MEI acquired the outstanding minority interest of a subsidiary (the "Mergers"). Concurrent with the Mergers, Telephone Marketing Programs Incorporated changed its name to TMP Worldwide Inc.

    Due to the control of these companies by the Principal Stockholder, the companies have been consolidated on a retroactive basis in a manner similar to a pooling-of-interests, the interests previously owned by the Principal Stockholder are carried at predecessor basis, and in December 1996 (i) goodwill in the amount of approximately $1.6 million was recorded for the issuance of 271,278 shares of common stock of the Company to Old TMP stockholders who had been previously issued shares of Old TMP in exchange for their minority interests in certain operating subsidiaries in which they were original owners and, accordingly, were considered to have made a substantive investment, and is based on an initial public offering price of $14.00 per share, less approximately $2.2 million previously recorded on the issuance of these shares, and (ii) special compensation in the amount of approximately $52.0 million was recorded for the issuance of 3,584,790 shares of common stock of the Company to the Old TMP, WCI and the MEI subsidiary stockholders in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the Principal Stockholder and, accordingly, were not considered to have made substantive investments for their minority shares, and is based on an initial public offering price of $14.00 per share. The minority stockholders of Old TMP had received compensation in lieu of their share of earnings of Old TMP in exchange for waiving their rights to such earnings, and WCI and the MEI subsidiary had cumulative losses. Accordingly, no amounts were attributable to these minority interests in the accompanying consolidated financial statements.

    The accompanying consolidated financial statements reflect the shares of the Company that were outstanding after the Mergers.

    In addition, in 1996, the Principal Stockholder sold or contributed to the Company his majority interests, and in one case a 49% interest, in five companies primarily engaged in yellow page and Internet-based advertising. Due to the element of common control of these companies, all of these transactions have been accounted for in a manner similar to a pooling-of-interests and each of the five companies has been included in the accompanying consolidated financial statements from their respective dates of acquisition by the Principal Stockholder.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates are accounted for using the equity method when the Company owns at least 20% but no more than 50% of such affiliates. Under the equity method, the Company records its proportionate share of profits and losses based on its percentage interest in earnings of companies 50% or less owned.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                                                            YEARS
                                                                                            -----
Buildings and improvements.............................................................          32
Furniture and equipment................................................................         5-7
Transportation equipment...............................................................        5-18

    Leasehold improvements are amortized over their estimated useful lives or the lives of the related leases, whichever is shorter.

INTANGIBLES

    Intangibles represent acquisition costs in excess of the fair value of net tangible assets of businesses purchased and consist primarily of the value of ongoing client relationships and goodwill. These costs are being amortized over periods ranging from three to thirty years on a straight-line basis. Intangibles are evaluated for impairment when events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No material impairment losses have been incurred through June 30, 1997.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholders'

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) equity (deficit). Gains and losses resulting from foreign currency transactions are included in other income (expense).

REVENUE RECOGNITION AND WORK-IN-PROCESS

    Substantially all revenues are derived from commissions for advertisements placed in telephone directories, newspapers and other media, plus associated fees for related services. In addition, the Company earns fees for the placement of advertisements on the Internet, including its career Web sites. Commissions and fees are generally recognized upon placement date for newspapers and other media and on publication close date for yellow page advertisements.

    The Company's quarterly commissions and fees are affected by the timing of yellow page directory closings which currently have a concentration in the third quarter. Yellow page publishers may change the timing of directory publications which may have an effect on the Company's quarterly results. The Company's yellow page advertising results are also affected by commissions earned for volume placements for the year, which are typically reported in the fourth quarter. Amounts reported in the three months ended December 31, 1994, 1995 and 1996 for commissions on volume placements were $2.1 million, $4.2 million and $3.5 million, respectively. The Company's quarterly commissions and fees for recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter; however, the cyclicality in the economy and the Company's clients' employment needs have an overriding impact on the Company's quarterly results in recruitment advertising.

    Direct operating costs incurred that relate to future revenue, principally for yellow page advertisements, are deferred (recorded as work-in-process in the accompanying consolidated balance sheets) and are subsequently charged to expense when the directories are closed for publication and the related commission is recognized as income.

INCOME TAXES

    The provision (benefit) for income taxes is computed on the pretax income
(loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

NATURE OF BUSINESS AND CREDIT RISK

    The Company operates in one business segment and primarily earns commission income for selling and placing yellow page and recruitment advertising to a large number of customers in many different industries, principally throughout North America, Europe and the Pacific Rim. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs continuing credit evaluations of its customers and does not require collateral. For the most part, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, miscellaneous receivables and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) term debt approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates. The carrying amounts for minority interests and redeemable preferred stock approximate fair value based on appraisals in prior periods. The fair value of the net receivable from the Principal Stockholder cannot be determined.

STOCK-BASED COMPENSATION

    The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based Compensation."

EARNINGS PER SHARE OF COMMON AND CLASS B COMMON STOCK

    (A) HISTORICAL

    Historical net income (loss) per common and Class B common share for 1994 and 1995 is computed using the weighted average number of common, Class B common and common equivalent shares outstanding, after reflecting the issuance of shares pursuant to the Mergers. Common equivalent shares from stock options and warrants are excluded from the computation if their effect is antidilutive, except that, pursuant to the Securities and Exchange Staff Accounting Bulletins, common and common equivalent shares issued at prices below the public offering price during the twelve months immediately preceding the initial filing date have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method and the initial public offering price of $14.00.

    (B) PRO FORMA

    Pro forma net income per share information for 1996 is computed using pro forma net income and the weighted average number of common, Class B common and common equivalent shares outstanding, after reflecting the issuance of shares pursuant to the Mergers. Common equivalent shares from stock options and warrants are excluded from the computation if their effect is antidilutive, except that, pursuant to the Securities and Exchange Staff Accounting Bulletins, common and common equivalent shares issued at prices below the public offering price during the twelve months immediately preceding the initial filing date have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method and the initial public offering price of $14.00.

    (C) SUPPLEMENTAL

    Supplemental net income per common and Class B common share for the year ended December 31, 1996 was $.23. For this calculation, the weighted average number of common and Class B common shares includes the number of shares, the sale of which, at the initial public offering price of $14.00 per share, would provide the proceeds needed to retire $41,600 of borrowings outstanding under the Company's financing agreement; notes payable totaling $3,800; $3,200 to redeem the preferred stock of a subsidiary

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and $2,200 to redeem the Preferred Stock of the Company, and the net income applicable to Common and Class B stockholders was adjusted to exclude the related financing and interest expenses of the debt.

    (D) RECENT ACCOUNTING STANDARD

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share". SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share. SFAS No. 128 is effective for periods ending after December 15, 1997. The adoption of this statement is not expected to have a material effect on the consolidated financial statements.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    In the opinion of the Company's management, the consolidated balance sheet as of June 30, 1997, the consolidated statements of operations and cash flows for the six months ended June 30, 1996 and 1997, and the consolidated statement of stockholders' equity for the six months ended June 30, 1997 contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results for any other period.

STATEMENTS OF CASH FLOWS

    For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company has determined that the effect of foreign exchange rate changes on cash flows is not material.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued two new disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

    Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), REPORTING COMPREHENSIVE INCOME, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    Statement of Accounting Standards No. 131 ("SFAS No. 131"), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which supersedes SFAS No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

    Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

NOTE 3 -- ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net consists of the following:

                                                                                 DECEMBER 31,
                                                                            ----------------------    JUNE 30,
                                                                               1995        1996         1997
                                                                            ----------  ----------  -------------
Trade.....................................................................  $  146,002  $  185,594   $   196,583
Earned commissions (A)....................................................      13,583      13,166        14,258
                                                                            ----------  ----------  -------------
                                                                               159,585     198,760       210,841
Less: Allowance for doubtful accounts.....................................       3,865       7,032         7,332
                                                                            ----------  ----------  -------------
  Accounts receivable, net................................................  $  155,720  $  191,728   $   203,509
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------

------------------------

(A) Earned commissions receivable represent commissions on advertisements that have not been published, and relate to yellow page advertisements only. Upon publication of the related yellow page directories, the earned commissions plus the related advertising cost at December 31, 1995 and 1996 and June 30, 1997 are recorded as accounts receivable of $75,161, $70,594 and $77,153, respectively, and the related advertising costs are recorded as accounts payable of $61,578, $57,428 and $62,895, respectively.

NOTE 4 -- PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consists of the following:

                                                                                  DECEMBER 31,
                                                                              --------------------     JUNE 30,
                                                                                1995       1996          1997
                                                                              ---------  ---------  --------------
Buildings and improvements..................................................  $     881  $     944    $      922
Furniture and equipment.....................................................     25,028     41,656        48,912
Leasehold improvements......................................................      3,027      3,728         4,188
Transportation equipment....................................................        226        301         6,308
                                                                              ---------  ---------       -------
                                                                                 29,162     46,629        60,330
Less: Accumulated depreciation and amortization.............................     17,225     26,067        28,762
                                                                              ---------  ---------       -------
  Property and equipment, net...............................................  $  11,937  $  20,562    $   31,568
                                                                              ---------  ---------       -------
                                                                              ---------  ---------       -------

    Furniture and equipment includes equipment under capital leases at December 31, 1995 and 1996 and June 30, 1997 with a cost of $3,637, $6,074, and $8,941, respectively, and accumulated amortization of $2,063, $2,531 and $2,854, respectively.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 4 -- PROPERTY AND EQUIPMENT, NET (CONTINUED)
    Assets held for sale of $5,735 at December 31, 1995 represent certain transportation equipment, part of which was sold during May 1996 to a third party for a $314 gain which is included in Other, net in the consolidated statement of operations for the year ended December 31, 1996, and the balance of which was purchased by the Principal Stockholder at net book value upon the closing of the initial public offering.

    In June 1997, the Company acquired certain transportation equipment for $5.7 million and simultaneously entered into a $7.5 million financing agreement to fund the purchase and provide additional operating cash. (See Note 8.)

NOTE 5 -- BUSINESS ACQUISITIONS

    The Company has acquired 43 businesses (primarily recruitment advertising businesses) between January 1, 1994 and June 30, 1997, including on July 2, 1996, all of the outstanding shares of Neville Jeffress Australia Pty Limited ("Neville Jeffress"). Neville Jeffress had commissions and fees of approximately $24,000 for the year ended June 30, 1996. The total amount of cash paid and promissory notes issued for these acquisitions was approximately $12,230, $26,709 and $25,358 during 1994, 1995 and 1996, respectively, and $16,806 during the six months ended June 30, 1997. In addition, during the six months ended June 30, 1997, the Company issued 48,935 shares of common stock valued at $1,045 in connection with an acquisition. These acquisitions have been accounted for under the purchase method. Accordingly, operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

    The summarized unaudited pro forma results of operations set forth below for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 assume the acquisitions in 1995 and 1996 and the six months ended June 30, 1997 occurred as of the beginning of the year of acquisition and the beginning of the preceding year.

                                                              YEAR ENDED          SIX MONTHS ENDED
                                                             DECEMBER 31,             JUNE 30,
                                                        ----------------------  ---------------------
                                                           1995        1996       1996        1997
                                                        ----------  ----------  ---------  ----------
Commissions and fees..................................  $  157,550  $  205,331  $  97,555  $  106,336
Pro forma net income (loss)...........................       3,216       2,399       (189)      3,589
Pro forma net income (loss) per common and Class B
  common share........................................  $      .19  $      .12* $    (.01) $      .15

------------------------

* Excludes special compensation and interest charges in the amounts of $52,019 and $2,603, respectively.

    In addition, in August 1997 the Company acquired all of the outstanding stock of Austin Knight Limited and subsidiaries ("Austin Knight") for approximately $47,200 net of approximately $11,500 of cash acquired relating to the sale, in July 1997, of real property by Austin Knight. Austin Knight had commissions and fees of approximately $47,600 for the year ended September 30, 1996. This acquisition, will be accounted for using the purchase method of accounting. The excess of the acquisition costs, including $3,000 for additional acquisition costs, over the fair value of net assets acquired is approximately $44,100 and will be amortized on a straight-line basis over 30 years. In order to fund this acquisition, the Company has secured additional financing in the form of an Overadvance Bridge Loan from its primary financial institution. (See
Note 7.) In addition, $1,200 of the purchase price is payable to certain selling

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5 -- BUSINESS ACQUISITIONS (CONTINUED) shareholders in the form of notes. The notes bear interest at 6.75% annually and are payable in quarterly installments over a 5 year period beginning in December 1997.

NOTE 6 -- INTANGIBLES, NET

    Intangibles, net consists of the following:

                                                       DECEMBER 31,
                                                   --------------------   JUNE 30,    AMORTIZATION
                                                     1995       1996        1997         PERIOD
                                                   ---------  ---------  -----------  ------------
                                                                                        (YEARS)

Client lists, net of accumulated amortization of
  $2,935, $3,715 and $4,109, respectively........  $   7,567  $   8,913   $   8,919     5 to 30

Covenants not to compete, net of accumulated
  amortization of $1,314, $1,713 and $1,912,
  respectively...................................      1,764      1,336       1,397      3 to 6

Excess of cost of investments over fair value of
  net assets acquired, net of accumulated
  amortization of $4,377, $6,428 and $8,553,
  respectively...................................     36,485     62,947      79,141     10 to 30

Other, net of accumulated amortization of $1,447,
  $1,709 and $1,840, respectively................      1,021        779         638     4 to 10
                                                   ---------  ---------  -----------

                                                   $  46,837  $  73,975   $  90,095
                                                   ---------  ---------  -----------
                                                   ---------  ---------  -----------

NOTE 7 -- FINANCING AGREEMENT

    The Company obtains its primary financing from a financial institution under a five-year financing agreement as amended and restated on June 27, 1996, and as further amended, with automatic one-year extensions unless terminated by either party at least 90 days prior to expiration of the initial term or any renewal term (the "Agreement"). The Agreement, as amended, provides for borrowings of up to $100,000 at an interest rate of either: (a) prime rate less 1%; or (b) LIBOR, plus 1 1/2%, at the borrower's option. Borrowings under the Agreement are based on 90% of eligible accounts receivable, which are amounts billed under 120 days old and amounts to be billed on an installment basis under 360 days old from first installment billing, as defined. Substantially all assets of the Company are pledged as collateral for borrowings under the Agreement. The Agreement contains certain covenants which restrict, among other things, the ability of the Company to borrow, pay dividends, acquire businesses, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios, all as defined in the Agreement. In addition, the Agreement also provides for a 0.50% fee on any unused portion of the commitment and a fixed termination fee of $1,000 for the life of the Agreement.

    At June 30, 1997, the prime rate and one month LIBOR were 8.50% and 5.72%, respectively, and borrowings outstanding were at a weighted average interest rate of 7.28%.

    In August 1997, the Company and its primary financing institution amended its financing agreement to provide for funds to be used for the acquisition of Austin Knight. Initially the interest rate on the loan is at LIBOR plus 1.5%. The Company intends to repay the indebtedness in full with the proceeds from the sale of stock in this offering.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 7 -- FINANCING AGREEMENT (CONTINUED)
    In October 1993, the Company issued a warrant to the lender to purchase one percent of the issued and outstanding common stock of the Company (as defined in the Agreement) for an exercise price of $.01 per share. The warrant was independently appraised at $600, which amount was being amortized over the remaining term of the original financing agreement of 30 months from October 1993 until December 1996, when the warrant was exercised. At that time, the unamortized balance was expensed. In addition, in December 1996, there was an additional interest charge of approximately $2.6 million upon the exercise of such warrant to reflect the difference between the value of the stock issued (228,768 shares) at the initial public offering price of $14.00 per share and the original amount recorded.

NOTE 8--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                      DECEMBER 31,
                                                                                  --------------------   JUNE 30,
                                                                                    1995       1996        1997
                                                                                  ---------  ---------  ----------
Borrowings under financing agreement (see Note 7)...............................  $  77,536  $  59,495  $   94,704
Borrowings under financing agreements, interest payable at rates varying from 5%
  to 9.2%, and collateralized by assets in certain foreign countries............      2,200      3,776       6,068
Acquisition notes payable in annual and monthly installments through 1997 with
  interest at 8.5%..............................................................      7,026      3,374      --
Other acquisition notes payable, noninterest bearing, interest imputed at 6.7%
  to 8.0%, in varying installments through 2001.................................      8,277      7,153       7,277
Capitalized lease obligations, payable with interest from 9% to 15%, in varying
  installments through 2001.....................................................      1,571      4,058       5,675
Term note payable in sixty consecutive monthly installments through June 2002 with interest at 8.43% for the first 36 months. Thereafter the interest rate
  will be based on two year U.S. Treasury notes.................................     --         --           7,500
Notes payable, in varying monthly installments maturing through 2001, with
  interest at rates ranging from 7.5% to 8.5%...................................      3,269      2,110         910
                                                                                  ---------  ---------  ----------
                                                                                     99,879     79,966     122,134
Less: Current portion...........................................................     11,809      9,167       6,046
                                                                                  ---------  ---------  ----------
                                                                                  $  88,070  $  70,799  $  116,088
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

    The noncurrent portion of long-term debt matures as follows:

                                                                                    DECEMBER 31,   JUNE 30,
                                                                                        1996         1997
                                                                                    ------------  ----------
1998..............................................................................   $    5,081   $    2,646*
1999..............................................................................        2,339        4,262
2000..............................................................................        1,325        5,780
2001..............................................................................       62,004       92,966
Thereafter........................................................................           50       10,434
                                                                                    ------------  ----------
                                                                                     $   70,799   $  116,088
                                                                                    ------------  ----------
                                                                                    ------------  ----------

------------------------

* Representing principal payments due for the period July 1, 1998 through December 31, 1998.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 9--MINORITY INTEREST

    In connection with an acquisition in 1990, a subsidiary of the Company issued 88,425 shares of nonvoting convertible 10% cumulative preferred stock in exchange for 88,425 shares (58%) of the outstanding common stock of the acquired company held by the acquired company's employee stock ownership trust. The book value of these shares of approximately $3,000, which approximates the redemption price, is included in minority interest in the consolidated balance sheets. These shares were redeemed in January 1997 for $3,133, which included a redemption premium of $118.

NOTE 10--REDEEMABLE PREFERRED STOCK

    During 1991, the Company sold 200,000 shares of 10.5% nonvoting cumulative preferred stock ($10.00 par value) to the Company's profit sharing plan for $2,000. These shares were redeemed in January 1997 for $2,105, which included a redemption premium of $105.

NOTE 11--STOCKHOLDERS' EQUITY

STOCK INCENTIVE PLANS

    In January 1996, the Company's Board of Directors (the "Board") adopted the 1996 Employee Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options, to purchase an aggregate of up to 900,000 shares (amended to 1,800,000 on June 25, 1997) of the common stock of the Company. The Stock Option Plan permits the granting of options to officers, employees and consultants of the Company, its subsidiaries and affiliates.

    Under the Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of the Company's capital stock on the date of grant). The exercise price of a nonqualified stock option must be not less than the par value of a share of the common stock on the date of grant. The term of an incentive or nonqualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Stock Option Plan provides that the maximum option grant which may be made to an executive officer in any calendar year is 45,000 shares (amended to 150,000 on June 25, 1997).

    On January 3, 1996, options to purchase an aggregate of 296,640 shares of common stock were granted to officers, employees and consultants of the Company at a purchase price equal to $6.65 per share, the fair market value of the common stock on the date of grant as determined by the Board. Such options vest at the rate of 25% of the original grant commencing one year after the date of grant. As of March 31, 1997, 7,776 of such options were cancelled, 2,961 options were exercised and, of the outstanding options, 69,255 options were exercisable.

    On January 6, 1997, options to purchase, at an exercise price of $12.88, the market price on the date of grant, an aggregate of approximately 1,203,737 shares of Company common stock were granted to officers and employees of the Company, subject to stockholder approval.

    In January 1996, the Company also adopted a stock option plan for nonemployee directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 180,000 shares of common stock may be granted to nonemployee directors. Options granted under the Directors' Plan do

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED) not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for an automatic grant to each of the Company's nonemployee directors of an option to purchase 11,250 shares of common stock on the date of such director's initial election or appointment to the Board. The options will have an exercise price of 100% of the fair market value of the common stock on the date of grant, have a ten-year term and become exercisable in accordance with a vesting schedule determined by the Board of Directors.

    Options to purchase 11,250 shares of common stock at a purchase price per share equal to $6.65 per share, the fair market value of the common stock on the date of grant as determined by the Board, were granted on January 24, 1996 to one nonemployee director. Half of these options vested on the date of the grant and the balance vests in two equal annual installments commencing one year after the date of grant. In September 1996, options to purchase an aggregate of 33,750 of common stock were granted to three directors under this plan at an exercise price per share equal to the initial public offering price per share, the fair value on the date of grant as determined by the Board. Vesting is on terms similar to that of the previous director's grant. In December 1996, 11,250 of the options granted to a former director in September 1996 were cancelled and options to purchase 125,000 shares of common stock were granted at an exercise price of $14.00 (the initial public offering price). Of the total, 50,000 of such options vested on the closing of the initial public offering. In April 1997, in connection with this former director's resignation, the Company agreed that an additional 12,500 of such stock options would vest on June 1, 1997, and that such options, along with the 50,000 stock options previously vested, will expire on December 9, 2006. At June 30, 1997, 122,454 of the outstanding options were exercisable.

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The weighted average fair value of options granted during 1996 was $5.93. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions; risk-free interest rates of 6.11%; volatility factor of the expected market price of the Company's common stock of 25%; and a weighted average expected life of the option of 8 years.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED)
    Under the accounting provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                                            1996(1)
                                                                                                           ---------
Net income:
  As reported............................................................................................  $   2,173
  Pro forma..............................................................................................      1,560
Net income per common and Class B common share:
  As reported............................................................................................  $     .11
  Pro forma..............................................................................................        .08

------------------------

(1) Based on pro forma net income which excludes special compensation of $52,019 and nonrecurring interest charges of $2,603.

    A summary of the status of the Company's two fixed stock option plans as of December 31, 1996 and changes during the year then ended is presented below:

                                                                                            DECEMBER 31, 1996
                                                                                       ----------------------------
                                                                                                  WEIGHTED AVERAGE
                                                                                        SHARES     EXERCISE PRICE
                                                                                       ---------  -----------------
Outstanding at beginning of year.....................................................     --          $  --
Granted..............................................................................    466,640           9.15
Exercised............................................................................     --             --
Forfeited/cancelled..................................................................    (18,306)         11.17
                                                                                       ---------
Outstanding at end of year...........................................................    448,334           9.07
                                                                                       ---------
                                                                                       ---------
Options exercisable at year-end......................................................     66,875      $   13.38

Weighted average fair value of options granted during the year.......................                 $    5.93

    The following table summarizes information about stock options outstanding at December 31, 1996.

                                                                             OPTIONS EXERCISABLE
                         OPTIONS OUTSTANDING                           --------------------------------
---------------------------------------------------------------------                       WEIGHTED
                    NUMBER        WEIGHTED AVERAGE                          NUMBER           AVERAGE
   EXERCISE     OUTSTANDING AT       REMAINING      WEIGHTED AVERAGE    EXERCISABLE AT      EXERCISE
      PRICE    DECEMBER 31, 1996  CONTRACTUAL LIFE   EXERCISE PRICE    DECEMBER 31, 1996      PRICE
-------------  -----------------  ----------------  -----------------  -----------------  -------------
  $    6.65          289,584           9.0 (years)      $    6.65                 --        $      --
       6.65           11,250                  9.0            6.65              5,625             6.65
      14.00           22,500                  9.7           14.00             11,250            14.00
      14.00          125,000                  9.9           14.00             50,000            14.00
                     -------                                                  ------
                     448,334                                                  66,875
                     -------                                                  ------
                     -------                                                  ------

    STOCK OPTIONS

    In connection with an acquisition in 1995, the Company issued options to acquire shares of the Company's common stock in exchange for a $400 obligation of the Company incurred in connection with this acquisition. That obligation was amended in September 1996 in consideration of the termination of a put option. The number of shares to be acquired is determined by formula. Based on the initial public

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED) offering price of $14.00, the number of shares issued were 85,354. Such options were exercised upon the closing of the public offering.

NOTE 12 -- PROVISION (BENEFIT) FOR INCOME TAXES

    The components of income (loss) before the provision (benefit) for income taxes, minority interests and equity in earnings (losses) of affiliates are as follows:

                                                                                               SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,              JUNE 30,
                                                         ----------------------------------  ---------------------
                                                            1994        1995        1996        1996       1997
                                                         ----------  ----------  ----------  ----------  ---------
Domestic...............................................  $   (2,661) $    6,955  $  (50,323) $      (70) $   3,143
Foreign................................................         164       1,210       1,674       1,439      3,813
                                                         ----------  ----------  ----------  ----------  ---------
  Total income (loss) before provision (benefit) for
    income taxes, minority interests and equity in
    earnings (losses) of affiliates....................  $   (2,497) $    8,165  $  (48,649) $    1,369  $   6,956
                                                         ----------  ----------  ----------  ----------  ---------
                                                         ----------  ----------  ----------  ----------  ---------

    The provision (benefit) for income taxes is as follows:

                                                                                                 SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
                                                                1994       1995       1996       1996       1997
                                                              ---------  ---------  ---------  ---------  ---------
Current tax provision (benefit):
  U.S. Federal..............................................  $     194  $      87  $      66  $    (505) $  --
  State and local...........................................        298        320        922       (126)       200
  Foreign...................................................        162        810        709        483      2,194
                                                              ---------  ---------  ---------  ---------  ---------
        Total current.......................................        654      1,217      1,697       (148)     2,394
                                                              ---------  ---------  ---------  ---------  ---------
Deferred tax provision (benefit):
  U.S. Federal..............................................       (787)     2,051      1,740        835        899
  State and local...........................................       (200)       535       (321)       191         13
  Foreign...................................................     --            419        154         52     --
                                                              ---------  ---------  ---------  ---------  ---------
        Total deferred......................................       (987)     3,005      1,573      1,078        912
                                                              ---------  ---------  ---------  ---------  ---------
        Total provision (benefit)...........................  $    (333) $   4,222  $   3,270  $     930  $   3,306
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12 -- PROVISION (BENEFIT) FOR INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

                                                                                        DECEMBER 31,      JUNE 30,
                                                                                    --------------------  ---------
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
Current deferred tax assets (liabilities):
  Earned commissions..............................................................  $  (5,433) $  (5,266) $  (5,703)
  Allowance for doubtful accounts.................................................      1,462      2,813      2,933
  Work-in-process.................................................................     (5,316)    (5,817)    (7,066)
  Accrued expenses and other liabilities..........................................       (135)    (1,548)      (584)
                                                                                    ---------  ---------  ---------
      Total current deferred tax liability........................................     (9,422)    (9,818)   (10,420)
                                                                                    ---------  ---------  ---------
Noncurrent deferred tax assets (liabilities):
  Property and equipment..........................................................      1,237       (801)      (775)
  Intangibles.....................................................................        (76)      (453)      (571)
  Tax loss carryforwards..........................................................      8,313     10,579     10,392
                                                                                    ---------  ---------  ---------
      Total noncurrent deferred tax asset.........................................      9,474      9,325      9,046
                                                                                    ---------  ---------  ---------
      Net deferred tax asset (liability)..........................................  $      52  $    (493) $  (1,374)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    At December 31, 1996, the Company has net operating loss carryforwards for U.S. Federal tax purposes of approximately $21,800 which expire through 2009. The Company has concluded that, based on expected future results and the future reversals of existing taxable temporary differences, it is more likely than not that the deferred tax assets will be realized.

    The provision (benefit) for income taxes differs from the amount computed using the Federal statutory income tax rate as follows:

                                                                                                SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,             JUNE 30,
                                                            --------------------------------  --------------------
                                                              1994       1995        1996       1996       1997
                                                            ---------  ---------  ----------  ---------  ---------
Provision (benefit) at Federal statutory rate.............  $    (849) $   2,776  $  (16,541) $     465  $   2,324
State income taxes, net of Federal income tax effect......        (35)       514         216         62        361
Nondeductible expenses....................................        342        419         685        251        534
Nondeductible special charge..............................     --         --          18,571     --         --
Interest imputed on receivable from Principal
  Stockholder.............................................        146        198         216         50     --
Losses for which no tax benefits are available............          4        503          45        270     --
Foreign income taxes at other than the Federal
  statutory rate..........................................        (19)       149          26         38        274
Other.....................................................         78       (337)         52       (206)      (187)
                                                            ---------  ---------  ----------  ---------  ---------
Income tax provision (benefit)............................  $    (333) $   4,222  $    3,270  $     930  $   3,306
                                                            ---------  ---------  ----------  ---------  ---------
                                                            ---------  ---------  ----------  ---------  ---------

    Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Those earnings have been and will continue to be reinvested. These earnings could become

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12 -- PROVISION (BENEFIT) FOR INCOME TAXES (CONTINUED) subject to additional tax if they were remitted as dividends, if foreign earnings were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the foreign earnings; however, the Company believes that foreign tax credits would substantially offset any U.S. tax. At December 31, 1996, the cumulative amount of reinvested earnings was not material.

NOTE 13--COMMITMENTS AND CONTINGENCIES

    (A) LEASES

    The Company leases its facilities and certain equipment under operating leases and certain equipment under capital leases. Future minimum lease commitments under both noncancellable operating leases and capital leases at December 31, 1996 are as follows:

                                                                                            CAPITAL      OPERATING
                                                                                            LEASES        LEASES
                                                                                         -------------  -----------
1997...................................................................................    $   1,531     $   8,465
1998...................................................................................        1,291         7,902
1999...................................................................................        1,114         7,471
2000...................................................................................          672         6,951
2001...................................................................................       --             4,455
Thereafter.............................................................................       --             3,267
                                                                                              ------    -----------
                                                                                               4,608     $  38,511
                                                                                                        -----------
                                                                                                        -----------
Less: Amount representing interest.....................................................          550
                                                                                              ------
Present value of minimum lease payments................................................        4,058
Less: Current portion..................................................................        1,252
                                                                                              ------
                                                                                           $   2,806
                                                                                              ------
                                                                                              ------

    Rent and related expenses under operating leases amounted to approximately $6,470, $7,735 and $10,856 for the years ended December 31, 1994, 1995 and 1996, respectively, and $4,392 and $6,091 for the six months ended June 30, 1996 and 1997, respectively.

    (B) CONSULTING, EMPLOYMENT AND NONCOMPETE AGREEMENTS

    The Company has entered into various consulting, employment and noncompete agreements with certain management personnel and former owners of acquired businesses. These agreements are generally two to five years in length, with one for a term of fifteen years and two providing aggregate annual lifetime payments of approximately $135.

    Effective November 15, 1996, the Company entered into an employment agreement with its Principal Stockholder for a term ending on November 14, 2001. The agreement provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. Under the agreement, the Principal Stockholder is entitled to a base salary of $1,500 per year and mandatory bonuses of $375 per quarter. The agreement also provides that the Company will pay the

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED)
Principal Stockholder his base salary and mandatory bonuses for the remaining term of the agreement in the event he is terminated for reasons other than cause.

    The above agreements provide for the following aggregate annual payments:

                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------
1997............................................................................   $    5,052
1998............................................................................        4,621
1999............................................................................        4,144
2000............................................................................        4,212
2001............................................................................        4,002
Thereafter......................................................................        2,099
                                                                                  ------------
                                                                                   $   24,130
                                                                                  ------------
                                                                                  ------------

    (C) EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) profit sharing plan covering all eligible employees. Employer matching contributions, which are a maximum of 2% of payroll of participating employees, amounted to approximately $368, $584 and $600 for the years ended December 31, 1994, 1995 and 1996, respectively, and $321 and $338 for the six months ended June 30, 1996 and 1997, respectively.

    In addition, the Company has a defined contribution profit sharing plan covering all eligible employees. Contributions, which are at the discretion of the Board of Directors, were not made in the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997. The Board does not anticipate any contributions will be made in the future.

    (D) LITIGATION

    The Company is subject to various claims, suits and complaints arising in the ordinary course of business. Although the outcome of these legal matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company's financial condition, operations or liquidity.

    In November 1996, an action was commenced against Old TMP, WCI and the Principal Stockholder by a former employee alleging, among other things, that the defendants breached purported contractual and fiduciary obligations pursuant to which the former employee was entitled to an ownership interest in the Company's recruitment advertising business. In June 1997, this matter was settled for $275, which was paid by the Principal Stockholder under an indemnity agreement with the Company.

    (E) OTHER

        (i) The Company is contingently liable on a note of the Principal Stockholder in the amount of approximately $1,600.

        (ii) The majority stockholder of an unconsolidated equity investee has an agreement which requires the Company to purchase his interest, based on a formula value, upon death. The value of his shares at December 31, 1996 is approximately $4,700 based on the formula.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 14--RELATED PARTY TRANSACTIONS

    (A) The Company has advances receivable from certain of its stockholders aggregating $500, $832, and $728 at December 31, 1995 and 1996 and June 30, 1997, respectively.

    (B) The Company has net advances receivable from its Principal Stockholder of $6,530, $11,413 and $11,611 at December 31, 1995 and 1996 and June 30, 1997,
respectively. Prior to January 1, 1997, such amounts were noninterest-bearing. As of January 1, 1997, interest is being charged on the unpaid balance at the prime rate. These advances are expected to be paid in full, promptly upon closing of this offering.

    (C) In August 1996, the Company entered into an agreement whereby it acquired the minority interest of a subsidiary for 46,350 shares of common stock. Such shares, valued at $672, were recorded as special compensation because the stockholder had received his shares in the subsidiary for no consideration and, accordingly, was not considered to have made a substantive investment for his shares.

    (D) The Company charged management and other fees to affiliates for services provided of approximately $670, $873, $602, $183 and $150 for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, respectively.

    (E) In January 1994, the Company acquired a 50% interest in an agency selling real estate advertising. Pursuant to agreements with this agency, the Company provided the agency with office and administrative services which amounted to $685, $725, $875, $320 and $380 in the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, respectively, in exchange for 50% of the agency's profits, as defined in the agreement. The Company also entered into three-year employment and consulting agreements with the two other stockholders of the agency and granted them the right to convert their agency shares into Company shares after an initial public offering. That conversion right, as amended, provided that those two stockholders may convert 25% of the agency's stock into unregistered common stock of the Company with a total value of $1,000 as of the effective date of conversion. The conversion was exercised in February 1997 and 61,848 shares of common stock were issued to these stockholders pursuant to the above agreement. Simultaneously, the Company transferred to such stockholders 50% of its interest in the agency, thus retaining a 25% interest and terminated its obligation to provide office and administrative services beginning in October, 1997.

    (F) In 1994, the Principal Stockholder gave 374,940 shares of common stock as compensation to certain employees. These shares were recorded at fair market value of $55 on the date they were given, as determined by the Company. In 1996, the Company issued 142,740 shares of common stock as compensation to one employee. These shares were valued at fair market value of $20 on the date they were issued, as determined by the Company.

    (G) The Company leases three offices from entities in which the Principal Stockholder and other stockholders have between a 49% and 90% ownership interest. Annual rent expense under these leases, which expire on various dates through the year 2013, amounts to approximately $803. In addition, an investee of the Company leases an office, at an annual rental of approximately $119, from a partnership in which the Principal Stockholder holds a 49% interest.

NOTE 15--GEOGRAPHIC AND OTHER INFORMATION

    The Company is engaged in one line of business, the placing of advertising in various media. Its operations are conducted in several geographic regions:
North America, the Pacific Rim (Australia, New

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
         (INFORMATION RELATED TO THE SIX MONTHS ENDED JUNE 30, 1996 AND
                 SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 15--GEOGRAPHIC AND OTHER INFORMATION (CONTINUED)
Zealand, and Japan) and Europe. The following is a summary of the Company's operations by geographic segment, as of and for the year ended December 31, 1996 and the six months ended June 30, 1997. Geographic segments were not material for 1994 and 1995.

                                                                NORTH AMERICA   PACIFIC RIM   EUROPE      TOTAL
                                                                --------------  -----------  ---------  ----------
DECEMBER 31, 1996
--------------------------------------------------------------
Commissions and fees..........................................   $    144,853    $  11,757   $   6,021  $  162,631
Income (loss) before taxes, minority interests and equity in
  earnings of affiliates......................................        (49,159)*       (381)        891     (48,649)*
Identifiable assets...........................................        266,336       39,244      26,173     331,753


JUNE 30, 1997
--------------------------------------------------------------
Commissions and fees..........................................   $     73,960    $  10,824   $  15,835  $  100,619
Income before taxes, minority interests and equity in earnings
  of affiliates...............................................          3,143        1,058       2,755       6,956
Identifiable assets...........................................        279,440       38,816      55,792     374,048

------------------------

* Includes non-cash, nonrecurring special compensation and interest expense of $52,019 and $2,603, respectively.

    During the three months ended December 31, 1996, the Company received one-time fees of $150, $175, and $220 for a research study, executive search services and for assisting in the procurement of bank financing, respectively. The research study fee was recorded as a reduction of office and general expenses, the executive search fee was accounted for as Commissions and Fees and the loan procurement fee was accounted for as Other Income in the accompanying Statement of Operations for the year ended December 31, 1996.

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest and income taxes amounted to the following:

                                                                                                  SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,            JUNE 30,
                                                               -------------------------------  --------------------
                                                                 1994       1995       1996       1996       1997
                                                               ---------  ---------  ---------  ---------  ---------
Interest.....................................................  $   8,809  $  10,601  $  11,389  $   5,064  $   5,405
Income taxes.................................................        239        589        936        492        737

    In conjunction with business acquisitions, the Company used cash as follows:

                                                                                                 SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,             JUNE 30,
                                                             --------------------------------  --------------------
                                                                1994       1995       1996       1996       1997
                                                             ----------  ---------  ---------  ---------  ---------
Fair value of assets acquired, excluding cash..............  $   16,537  $  37,260  $  52,731  $   7,488  $  18,157
Less: Liabilities assumed and created upon acquisition.....      10,210     25,936     28,976      3,451      6,782
                                                             ----------  ---------  ---------  ---------  ---------
Net cash paid..............................................  $    6,327  $  11,324  $  23,755  $   4,037  $  11,375
                                                             ----------  ---------  ---------  ---------  ---------
                                                             ----------  ---------  ---------  ---------  ---------

         SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN US GAAP AND UK GAAP

    Austin Knight Limited and subsidiaries' (the "Group") consolidated financial statements have been prepared in accordance with UK GAAP which differs in certain significant respects from US GAAP. This summary should not be taken as a complete list of all differences between UK GAAP and US GAAP. No attempt has been made to identify all disclosures, presentations or classifications that would affect the manner in which transactions or events are presented in the financial statements or notes thereto. Further, no attempt has been made to identify future differences between UK GAAP and US GAAP as the result of prescribed changes in accounting standards. The identified significant differences as they relate to the Group are summarized in the following paragraphs.

GOODWILL AND OTHER INTANGIBLES

    Goodwill represents the amounts paid for subsidiary companies and acquired businesses in excess of their net asset value. Under UK GAAP, for acquisitions made on or before 30 September 1992, the net book value of goodwill at that date is amortised in equal monthly instalments over a maximum period of 10 years. For acquisitions after that date, goodwill is written off in full, directly to reserves, in the year of purchase. Under US GAAP, goodwill is capitalized and amortized through the statement of income over a period representing the estimated useful life, not exceeding 40 years.

TANGIBLE FIXED ASSETS

    Under UK GAAP, no depreciation is charged on freehold buildings with an estimated useful life of more than 50 years, as it is the Group's policy to maintain its properties in good condition so prolonging their useful lives and the Directors consider that the lives of these properties and their residual values are such that any depreciation involved would not be material. Cost of repairs and maintenance are charged against revenue in the year in which they are incurred. Provision for depreciation on freehold investment properties is made when the Directors consider there has been a permanent reduction in their realisable values. Under US GAAP, all tangible fixed assets are carried at historical cost less accumulated depreciation.

SALES OF PROPERTY (REAL ESTATE)

    Under UK GAAP, the general concepts of prudence and accruals apply when accounting for sales of property. Additionally, US GAAP dictates a prescriptive methodology in this area. US GAAP makes a distinction between retail land sales and other sales of real estate. Separate guidance is provided for companies in the real estate industry, which are frequently involved in highly complex transactions.

LEASES

    While US GAAP is similar in concept to UK GAAP, its detailed requirements are more extensive and differences exist. Leases classified as finance leases under UK GAAP are likely to be classified as capital leases under US GAAP. Certain operating leases under UK GAAP, however, may also be classified as capital leases under US GAAP.

DEFERRED TAXATION

    Under UK GAAP, provision is made for deferred taxation under the liability method unless there is reasonable certainty that such deferred taxation will not become payable or receivable in the foreseeable future. Under US GAAP, deferred taxation is provided on all temporary differences which will result in taxable or tax deductible amounts in future years subject to a valuation allowance to reduce deferred tax assets if it is more likely than not that the related tax benefit will not be realized.

DIVIDENDS

    Under UK GAAP, dividends are provided for in the year to which they relate. These dividends are deducted from current year earnings. US GAAP recognizes dividends as a reduction of retained earnings in the accounting period in which they are formally declared.

PENSIONS

    Under UK GAAP, contributions to pension funds are assessed in accordance with advice from actuaries and charged to the income statement so as to spread the pension cost over the expected service lives of the relevant employees. Pension accounting under US GAAP is more prescriptive than that under UK GAAP, where a more judgmental approach is taken. Under US GAAP, a liability is recognized when plan assets are less than employees' accumulated benefits. Accordingly, there may be differences in the actuarial assumptions and methods of valuation of the plan assets compared with those that would be made under US GAAP.

ACQUISITION ACCOUNTING

    Prior to the introduction of Financial Reporting Standard No. 7, "Fair Values in Acquisition Accounting" ("FRS7"), certain costs of restructuring were provided for as part of the purchase accounting adjustments on an acquisition under UK GAAP. FRS7, introduced for the year ended December 31, 1995, requires that the fair value balance sheet of the acquired company not include provisions for integration and reorganization costs set up by the acquiring company. The FRS contained no requirement to restate prior year figures.

    Under US GAAP, such costs would generally be included in the statement of income when incurred. Certain integration and reorganization costs meeting specific criteria, however, may be considered liabilities assumed and included in the allocation of the acquisition cost.

ESOT ADJUSTMENT

    Under UK GAAP, shares acquired by the ESOT are included in the balance sheet as an asset. Under US GAAP they are treated as a reduction in shareholders' equity.

REVALUATION OF PROPERTIES

    Under UK GAAP, properties may be restated on the basis of appraised values in financial statements prepared in all other respects in accordance with the historic cost convention. Increases in value are credited directly to the revaluation reserve. When revalued properties are sold the gain or loss on sale is calculated based on revalued carrying amounts. Under US GAAP, such revaluations are not reflected in the financial statements, and the gain or loss on sale is calculated based on depreciated historical cost.

CURRENT ASSETS AND LIABILITIES

    Current assets under UK GAAP, include certain amounts which fall due after more than one year. Under US GAAP, such assets would be reclassified as non-current assets. Borrowings under UK GAAP are classified according to the maturity of the financial instrument, while under US GAAP, certain borrowings would be classified according to the maturity of the available back-up facility. Provisions for liabilities and charges under UK GAAP include certain amounts due within one year which would be reclassified as current liabilities under US GAAP.

ADVERTISING COSTS

    Under UK GAAP, advertising costs may be recognized in the period in which the related benefit is expected to arise and may, accordingly, be carried as a prepayment in the balance sheet. Under US GAAP, advertising costs are primarily expensed in the periods in which those costs are incurred. In certain limited circumstances, however, advertising costs may be deferred.

CASH FLOWS

    Under UK GAAP, the Group complies with Financial Reporting Standard No. 1 (revised), "Cash flow statements" ("FRS1"). Its objectives and principles are similar to US GAAP as set out in Statement of Financial Accounting Standards No. 92, "Statement of Cash Flows" (SFAS No. 95"). The principal difference between the standards is in respect of classification. Under FRS1, the Group presents its cash flows for (a) operating activities, (b) returns on investments and servicing of finance, (c) taxation, (d) capital expenditure and financial investment, (e) acquisitions and disposals, (f) equity dividends paid, (g) management of liquid resources and (h) financing, SFAS No. 95 requires only three categories of cash flow activity: (a) operating activities, (b) investing activities and (c) financing activities.

    Under FRS1, cash includes deposits and overdrafts repayable on demand while movements on short-term investments are included in management of liquid resources. SFAS No. 95 defines cash and cash equivalents as also including short-term highly liquid investments.

    Cash flows arising from taxation and returns on investments and servicing of finance under FRS1 would be included as operating activities under SFAS No. 95. Cash flows relating to capital expenditure and financial investment and acquisitions and disposals would be included as investing activities under SFAS No. 95. Equity dividend payments would be included as a financing activity under SFAS No. 95.

    Management has not quantified the effect of the differences between UK GAAP and US GAAP on the net profit or stockholders' funds of the Group. Accordingly, there can be no assurances that such net profit or stockholders' funds determined in accordance with UK GAAP would not be significantly different if they had been determined under US GAAP.

                         REPORT OF INDEPENDENT AUDITORS

The Members of Austin Knight Limited

    We have audited the accompanying consolidated balance sheets of Austin Knight Limited and its subsidiaries as at 30 September 1995 and 1996 and the related consolidated profit and loss accounts, cash flow statements, statements of movements in shareholders' funds and statements of total recognised gains and losses for each of the years in the two year period ended 30 September 1996. These consolidated financial statements are the responsibility of the directors of Austin Knight Limited. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom which do not differ in any material respects from generally accepted auditing standards in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Austin Knight Limited and its subsidiaries at 30 September 1995 and 1996, and the results of their operations and their cash flows for each of the years in the two year period ended 30 September 1996, in conformity with generally accepted accounting principles in the United Kingdom.

KPMG
Chartered Accountants
Registered Auditors
London, England

4 February 1997

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                                          YEAR ENDED 30
                                                                                            SEPTEMBER
                                                                                      ----------------------
                                                                                         1995        1996
                                                                            NOTE        L'000       L'000
                                                                            -----     ----------  ----------
TURNOVER...............................................................           2      123,118     134,444
Cost of Sales..........................................................                 (110,403)   (120,196)
                                                                                      ----------  ----------
GROSS PROFIT...........................................................                   12,715      14,248
Administrative expenses................................................                   (9,796)    (11,206)
Other operating income.................................................                      378         473
                                                                                      ----------  ----------
OPERATING PROFIT.......................................................           3        3,297       3,515
Exceptional Item.......................................................           6       --             (95)
Interest...............................................................           7         (539)       (407)
                                                                                      ----------  ----------
PROFIT on ordinary activities before taxation..........................                    2,758       3,013
TAXATION...............................................................           8       (1,098)     (1,210)
                                                                                      ----------  ----------
PROFIT for the financial year..........................................                    1,660       1,803
DIVIDENDS..............................................................           9         (408)       (445)
                                                                                      ----------  ----------
RETAINED PROFIT for the financial year.................................          18        1,252       1,358
                                                                                      ----------  ----------
                                                                                      ----------  ----------

    There are no discontinued operations contained within the above results. Details of the results of the acquisitions made during the year are shown in note 3.

    The notes on pages F-33 to F-48 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                     AS AT 30 SEPTEMBER
                                                                                    --------------------
                                                                                      1995       1996
                                                                           NOTE       L'000      L'000
                                                                         ---------  ---------  ---------
FIXED ASSETS
Intangible assets......................................................         10        498        419
Tangible assets........................................................         11     16,131     16,923
Investments............................................................         12        112        112
                                                                                    ---------  ---------
                                                                                       16,741     17,454
                                                                                    ---------  ---------
CURRENT ASSETS
Work-in-process........................................................                   270        193
Debtors................................................................         13     24,547     24,444
Cash at bank and in hand...............................................         24      1,006      1,596
                                                                                    ---------  ---------
                                                                                       25,823     26,233
CREDITORS: Amounts falling due within one year.........................         14    (24,490)   (24,668)
                                                                                    ---------  ---------
NET CURRENT ASSETS/(LIABILITIES).......................................                 1,333      1,565
                                                                                    ---------  ---------

TOTAL ASSETS LESS CURRENT LIABILITIES..................................                18,074     19,019
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR................         15     (4,495)    (4,857)
PROVISION FOR LIABILITIES AND CHARGES..................................         16       (308)      (214)
                                                                                    ---------  ---------
NET ASSETS.............................................................                13,271     13,948
                                                                                    ---------  ---------
                                                                                    ---------  ---------
CAPITAL AND RESERVES
Called up share capital................................................         17      1,237      1,237
Share Premium Account..................................................         18         87         87
Revaluation reserve....................................................         18      5,396      5,396
Profit and loss account................................................         18      6,551      7,228
                                                                                    ---------  ---------
                                                                                       13,271     13,948
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    The notes on pages F-33 to F-48 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                                                         YEAR ENDED
                                                                                                       30 SEPTEMBER,
                                                                                                    --------------------
                                                                                                      1995       1996
                                                                                           NOTE       L'000      L'000
                                                                                         ---------  ---------  ---------
NET CASH INFLOW FROM OPERATING ACTIVITIES..............................................  21             2,906      6,184
                                                                                                    ---------  ---------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid..........................................................................                  (561)      (433)
Interest received......................................................................                    34         50
Interest element of finance lease rental payments......................................                   (24)       (27)
Dividends paid.........................................................................                  (328)      (416)
                                                                                                    ---------  ---------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE..................                  (879)      (826)
                                                                                                    ---------  ---------

TAXATION
ACT paid...............................................................................                   (60)      (102)
UK corporation tax paid................................................................                  (537)      (668)
Overseas and other taxes paid..........................................................                  (277)      (581)
                                                                                                    ---------  ---------
TAX PAID...............................................................................                  (874)    (1,351)
                                                                                                    ---------  ---------

INVESTING ACTIVITIES
Purchase of own shares.................................................................                  (118)    --
Sale of shares under option............................................................                    11     --
Purchase of intangible assets..........................................................  22            --            (78)
Purchase of subsidiaries...............................................................  23               (51)      (632)
Purchase of tangible fixed assets......................................................                (1,024)    (1,740)
Less: Inception of finance leases......................................................                    63      1,024
Proceeds from sales of fixed assets....................................................                   146        112
                                                                                                    ---------  ---------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES.............................................                  (973)    (1,314)
                                                                                                    ---------  ---------
NET CASH INFLOW/(OUTFLOW) BEFORE FINANCING.............................................                   180      2,693

FINANCING
Additional loan repayable over 5 years.................................................                --            641
Issue of ordinary share capital........................................................                   118     --
                                                                                                    ---------  ---------
                                                                                                          298      3,334
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------
FINANCING
Repayment of loans.....................................................................                   767        767
Capital element of finance lease.......................................................
Net rental payments....................................................................                   105        149
                                                                                                    ---------  ---------
NET CASH OUTFLOW FROM FINANCING........................................................                   872        916
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS.......................................  24              (574)     2,418
                                                                                                    ---------  ---------
                                                                                                          298      3,334
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

    The notes on pages F-33 to F-48 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' FUNDS

                                                                                                      YEAR ENDED
                                                                                                    30 SEPTEMBER,
                                                                                                 --------------------
                                                                                                   1995       1996
                                                                                                   L'000      L'000
                                                                                                 ---------  ---------
Profit for the financial year..................................................................      1,660      1,803
Dividends......................................................................................       (408)      (445)
                                                                                                 ---------  ---------
                                                                                                     1,252      1,358
Goodwill written off...........................................................................        (51)      (710)
Exchange adjustments...........................................................................         72         29
                                                                                                 ---------  ---------
                                                                                                     1,273        677
New share capital subscribed...................................................................        118     --
Opening Shareholders' Funds....................................................................     11,741     13,271
Prior year adjustments.........................................................................        139     --
                                                                                                 ---------  ---------
Closing Shareholders' Funds....................................................................     13,271     13,948
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                                                        YEAR ENDED
                                                                                                      30 SEPTEMBER,
                                                                                                   --------------------
                                                                                                     1995       1996
                                                                                                     L'000      L'000
                                                                                                   ---------  ---------
Profit for the financial year....................................................................      1,660      1,803
Exchange adjustments.............................................................................         72         29
                                                                                                   ---------  ---------
Total recognised gains for the financial year....................................................      1,732      1,832
Prior year adjustment............................................................................        139     --
                                                                                                   ---------  ---------
Total gains recognised since the last Annual Report..............................................      1,871      1,832
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

    The notes on pages F-33 to F-48 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                             NOTES TO THE ACCOUNTS

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

1. ACCOUNTING POLICIES

A. BASIS OF PREPARATION

    The accounts have been prepared under the historical cost accounting rules as modified by the revaluation of freehold property and in accordance with applicable accounting standards.

B. TURNOVER AND RECOGNITION OF REVENUE

    Turnover represents amounts receivable from clients, exclusive of sales related taxes, in respect of charges for advertising placed, production work and fees. Revenue in respect of advertising and production is recognized when the work is completed. Fees are recognised over the period of the relevant assignment.

C. CONSOLIDATION

    The consolidated accounts of the Group incorporate the accounts of the Company and its subsidiaries, together with the accounts of the Austin Knight Limited Employees Trust.

    In accordance with the Companies Act of 1985 S230, a separate profit and loss account dealing with the results of Austin Knight Limited is not presented. The amount of the consolidated profit for the financial year dealt with in the accounts of the Company is L1,128,000 (1995 L1,149,000).

D. FOREIGN CURRENCIES

    Exchange differences on transactions during the year are charged or credited to the profit and loss account. The trading results and cash flow of overseas subsidiaries are translated at the average exchange rate for the year. Assets and liabilities are translated at exchange rates ruling at the year-end. On consolidation, differences on exchange arising from the retranslation of the opening net investment and from the translation of the profits or losses at average rates are taken directly to reserves.

E. GOODWILL

    Goodwill represents the amounts paid for subsidiary companies and acquired businesses in excess of their net asset value. For acquisitions made on or before 30 September 1992, the net book value of goodwill at that date is amortised in equal monthly installments over a maximum period of 10 years. For acquisitions after that date, goodwill is written off in full, directly to reserves in the year of purchase.

F. DEPRECIATION

    Tangible fixed assets are stated at historical cost or valuation less accumulated depreciation. Depreciation is provided to write off the cost of tangible fixed assets by equal monthly installments at the following rates:

    FREEHOLD PROPERTY--Provision for depreciation on freehold buildings with an estimated useful life of more than 50 years is not considered necessary since it is the Company's policy to maintain its properties in good condition which prolongs their useful lives and the Directors consider that the lives of these properties and their residual values are such that any depreciation involved would not be material. Costs of repairs and maintenance are charged against revenue in the year in which they are incurred.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

1. ACCOUNTING POLICIES (CONTINUED)
    INVESTMENT PROPERTIES--Provision for depreciation on freehold investment properties is made when the Directors consider there has been a permanent reduction in their realisable values.

    FURNITURE AND EQUIPMENT--10% to 25% per annum according to the estimated life of assets.

    MOTOR VEHICLES--20% per annum.

G. WORK-IN-PROGRESS

    Work-in-progress is valued at the lower of cost or net realisable value.

H. DEFERRED TAXATION

    Provision is made for deferred taxation using the liability method in respect of all material timing differences, to the extent that it is probable that the liability or asset will crystallise in the foreseeable future.

I. LEASES

    Leases are accounted for as finance leases where the Group enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset. All other leases are accounted for as operating leases.

    Assets acquired under finance leases are capitalised in the balance sheet and are depreciated over their estimated useful lives. The capital element of future rentals is treated as a liability and the interest element is charged to the profit and loss account over the period of the leases in proportion to the balance outstanding. Rentals payable under operating leases are charged to the profit and loss account as incurred.

J. PENSIONS

    Contributions are paid to the Group's pension schemes to secure and enhance the benefits for personnel under the schemes in accordance with the recommendations of independent actuaries.

    Contributions are charged to the profit and loss account so as to spread the cost of the provisions over the employees' working lives in accordance with Statement of Standard Accounting Practice 24. Pension scheme surpluses or deficits are amortised over the expected remaining service lives of employees.

2. TURNOVER

    The turnover of the Group arose in the following geographical markets:

                                                                            1995       1996
                                                                            L'000      L'000
                                                                          ---------  ---------
United Kingdom..........................................................     76,908     82,473
United States...........................................................     27,566     33,942
Rest of world...........................................................     18,644     18,029
                                                                          ---------  ---------
                                                                            123,118    134,444
                                                                          ---------  ---------
                                                                          ---------  ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

3. OPERATING PROFIT

    The operating profit is stated after including:

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
Depreciation of tangible fixed assets........................................        995        665
Amortisation of intangibles..................................................         70         68
Hire of plant and equipment..................................................        629        724
Other rents payable..........................................................      1,235      1,478
Directors' emoluments (Note 4):
  Management remuneration--Salaries and benefits.............................        268        274
                         --Performance payments..............................         27         29
  Fees.......................................................................         36         36
  Compensation for loss of office............................................         25     --
  Pension contributions......................................................         26         27
Auditors' remuneration--in respect of audit..................................        104        119
Auditors' remuneration--in respect of other work.............................         45         36
Rent receivable..............................................................        363        473

    Operating profit also includes the following amounts relating to acquisitions made during the year ended 30 September 1996:

                                                                                           L'000
                                                                                         ---------
Turnover...............................................................................        655
Cost of sales..........................................................................       (487)
                                                                                               ---
Gross profit...........................................................................        168
Administrative expenses................................................................       (137)
                                                                                               ---
Operating profit arising from acquisitions.............................................         31
                                                                                               ---
                                                                                               ---

4. DIRECTORS' EMOLUMENTS

    The details of Directors' emoluments are set out in Note 26, Remuneration Committee Report.

5. STAFF COSTS

    Staff costs, which include Directors' emoluments, were:

                                                                               1995       1996
                                                                               L'000      L'000
                                                                             ---------  ---------
Wages and salaries.........................................................     11,963     13,548
Social security costs......................................................        971      1,253
Pension costs..............................................................        525        611
                                                                             ---------  ---------
                                                                                13,459     15,412
                                                                             ---------  ---------
                                                                             ---------  ---------

    The average number of employees including Directors during the year was 514 (1995:476).

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

6. EXCEPTIONAL ITEM

    This comprises solely the provisions necessary to reduce the Group's investment properties to their estimated net realisable values.

7. INTEREST

                                                                                    1995        1996
                                                                                    L'000       L'000
                                                                                     ---        -----
INTEREST PAYABLE
On bank loan repayable over more than five years................................        393         342
On overdrafts and other loans repayable wholly within five years................        156         105
Finance leases..................................................................         24          20
INTEREST RECEIVABLE.............................................................        (34)        (60)
                                                                                        ---         ---
                                                                                        539         407
                                                                                        ---         ---
                                                                                        ---         ---

8. TAXATION

    The taxation on the profit on ordinary activities for the year was as follows:

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
United Kingdom corporation tax at 33%........................................        746        804
Overseas taxation............................................................        410        494
Deferred taxation--charge/(credit)
  UK.........................................................................         42       (235)
  Overseas...................................................................        (49)       110
Adjustments to prior years--charge/(credit)..................................        (51)        37
                                                                               ---------  ---------
                                                                                   1,098      1,210
                                                                               ---------  ---------
                                                                               ---------  ---------

9. DIVIDENDS

                                                                               1995       1996
                                                                               L'000      L'000
                                                                             ---------  ---------
Interim dividend of 2.75p per 25p share (1995: 2.60p per 25p share)                128        136
Final dividend of 6.25p per 25p share (1995: 5.65p per 25p share)                  280        309
                                                                             ---------  ---------
                                                                                   408        445
                                                                             ---------  ---------
                                                                             ---------  ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

10. INTANGIBLE FIXED ASSETS--GOODWILL

                                                                                          L'000
                                                                                        ---------
COST
At 1 October 1995.....................................................................      2,823
Exchange adjustments..................................................................        (18)
Addition on Acquisition of Business--see Note 22......................................         78
Addition on Acquisition of Subsidiaries--see Note 23..................................        632
                                                                                        ---------
AT 30 September 1996..................................................................      3,515
                                                                                        ---------
AMORTISATION
At 1 October 1995.....................................................................      2,325
Charge for year.......................................................................         68
Written off to reserves...............................................................        710
Exchange adjustments..................................................................         (7)
                                                                                        ---------
At 30 September 1996..................................................................      3,096
                                                                                        ---------
NET BOOK VALUES
At 30 September 1996..................................................................        419
                                                                                        ---------
                                                                                        ---------
At 30 September 1995..................................................................        498
                                                                                        ---------
                                                                                        ---------

11. TANGIBLE FIXED ASSETS

                                                                    FREEHOLD    FURNITURE/
                                                                    PROPERTY     EQUIPMENT    MOTOR VEHICLES      TOTAL
                                                                      L'000        L'000           L'000          L'000
                                                                   -----------  -----------  -----------------  ---------
COST OR VALUATION
At 1 October 1995................................................      14,472        5,447             513         20,432
Exchange adjustments.............................................      --               40               5             45
Additions........................................................      --            1,719              26          1,745
Acquisitions.....................................................      --               61          --                 61
Disposals........................................................      --             (793)            (92)          (885)
                                                                   -----------       -----             ---      ---------
At 30 September 1996.............................................      14,472        6,474             452         21,398
                                                                   -----------       -----             ---      ---------
DEPRECIATION
At 1 October 1995................................................      --            4,094             207          4,301
Exchange adjustments.............................................      --               25               1             26
Disposals........................................................      --             (616)            (36)          (652)
Acquisitions.....................................................      --               40          --                 40
Charge for the year..............................................          95          585              80            760
                                                                   -----------       -----             ---      ---------
At 30 September 1996.............................................          95        4,128             252          4,475
                                                                   -----------       -----             ---      ---------
NET BOOK VALUES
At 30 September 1996.............................................      14,377        2,346             200         16,923
                                                                   -----------       -----             ---      ---------
                                                                   -----------       -----             ---      ---------
At 30 September 1995.............................................      14,472        1,353             306         16,131
                                                                   -----------       -----             ---      ---------
                                                                   -----------       -----             ---      ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

11. TANGIBLE FIXED ASSETS (CONTINUED)
    Included in freehold property are investment properties of L627,000 shown at written down value (1995: L722,000). The remaining property was revalued to L13.75 million in 1992 based upon a Directors' valuation having regard to professional advice. Its historical cost is L8,385,000.

    The net book value of tangible fixed assets includes an amount of L933,000 (1995:L127,000) in respect of assets held under finance leases and hire purchase obligations. The depreciation to these assets in the year is L203,000 (1995:
L47,000).

12. INVESTMENTS

    PRINCIPAL TRADING SUBSIDIARIES

                                                                                  PERCENTAGE OF
                                               COUNTRY OF INCORPORATION          ORDINARY SHARE
                                                    AND OPERATION                 CAPITAL HELD
                                        --------------------------------------  -----------------
Austin Knight Incorporated............  United States of America                          100
Austin Knight Canada Incorporated.....  Canada                                            100
Austin Knight Proprietary Limited.....  Australia                                         100
Austin Knight Consulting Proprietary    Australia
  Limited.............................                                                    100
Austin Knight France SA...............  France                                            100
Austin Knight BV......................  Netherlands                                       100*
Carre Turenne SA......................  France                                            100**
Alliance Resource Humaines SA.........  France                                            100***
Austin Knight International BV........  Netherlands                                       100
Austin Knight Investments Ltd.........  Great Britain                                     100

------------------------

*   Held by subsidiary, Austin Knight International BV

**  Held by subsidiary, Austin Knight Investments Limited

*** Held by subsidiary, Austin Knight France SA

    The principal activities of the trading subsidiaries are recruitment and legal advertising and human resource consultancy.

    The results of all the above companies are included in the consolidated results for the Group using the acquisition method of accounting.

    Austin Knight Limited has given guarantees on behalf of certain subsidiary companies. The contingent liability at 30 September 1996 under these guarantees amounted to L512,000 (1995: L630,000) at the year-end rates of exchange.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

12. INVESTMENTS (CONTINUED)
OWN SHARES HELD

    The Group includes 152,250 of its own shares which are held by the Austin Knight Limited Employees Trust as an investment. They have been included at the cost to the Trust.

    The Austin Knight Limited Employees Trust exists for the benefit of the UK employees and to incentivise the Directors and senior employees of the Group. The Trust receives and holds shares in the Company either by means of a gift or a purchase made at the then fair value price. It receives and invests the dividends due on those shares and earns interest on its accumulated cash balances. Periodically, options over the shares which it holds are granted to individuals at the discretion of the Trustees based on recommendations by the Board.

                                                                                          L'000
                                                                                        ---------
Shares at cost 1 October 1995 and at 30 September 1996.....................                   112

                                                                               1995       1996
                                                                               L'000      L'000
                                                                             ---------  ---------
SUMMARY OF INVESTMENTS
Own shares held............................................................        112        112
                                                                             ---------  ---------
Net book value.............................................................        112        112
                                                                             ---------  ---------
                                                                             ---------  ---------

13. DEBTORS

                                                                               1995       1996
                                                                               L'000      L'000
                                                                             ---------  ---------
Trade debtors..............................................................     23,104     23,016
Other debtors..............................................................        624        698
Prepayments and accrued income.............................................        819        730
                                                                             ---------  ---------
                                                                                24,547     24,444
                                                                             ---------  ---------
                                                                             ---------  ---------

14. CREDITORS--AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                               1995       1996
                                                                               L'000      L'000
                                                                             ---------  ---------
Bank loans and overdrafts..................................................      2,884      1,171
Trade creditors............................................................     17,061     18,608
Obligations under finance leases and hire purchase contracts...............         99        333
Dividend payable...........................................................        280        309
Other creditors including taxation and social security.....................      2,231      2,140
Accruals and deferred income...............................................      1,935      2,107
                                                                             ---------  ---------
                                                                                24,490     24,668
                                                                             ---------  ---------
                                                                             ---------  ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

14. CREDITORS--AMOUNTS FALLING DUE WITHIN ONE YEAR (CONTINUED)
    Details of the security given for the bank loan and overdrafts are shown in
Note 15.

    Other creditors including taxation and social security comprise:

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
Corporation tax..............................................................      1,070        917
Social security and other taxes..............................................        289        937
Other creditors..............................................................        872        286
                                                                               ---------  ---------
                                                                                   2,231      2,140
                                                                               ---------  ---------
                                                                               ---------  ---------

15. CREDITORS--AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
Bank loans...................................................................      4,409      4,138
Finance lease and hire purchase obligations..................................         58        700
Other creditors..............................................................         28         19
                                                                               ---------  ---------
                                                                                   4,495      4,857
                                                                               ---------  ---------
                                                                               ---------  ---------

    The bank loans and overdrafts are secured by fixed and floating charges on the freehold property and trade debtors of Austin Knight Limited and its UK and French subsidiaries. The loans bear interest based upon LIBOR and its French equivalent and are scheduled for repayment as follows:

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
Between one and two years....................................................        767        891
Between two and five years...................................................      2,300      2,671
More than five years.........................................................      1,342        576
                                                                               ---------  ---------
                                                                                   4,409      4,138
                                                                               ---------  ---------
                                                                               ---------  ---------
Bank loan included in creditors due within one year..........................        767        891
                                                                               ---------  ---------

    The finance lease and hire purchase obligations fall due as follows:

                                                                                    1995         1996
                                                                                    L'000        L'000
                                                                                    -----        -----
Between one and two years......................................................          49          302
Between two and five years.....................................................           9          398
                                                                                         --
                                                                                                     ---
                                                                                         58          700
                                                                                         --
                                                                                         --
                                                                                                     ---
                                                                                                     ---

    All other creditors falling due after more than one year are payable within five years.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

16. PROVISIONS FOR LIABILITIES AND CHARGES

    The amounts provided for deferred taxation and other liabilities and charges are as follows:

                                                                          DEFERRED
                                                                             TAX          OTHER
                                                                            L'000         L'000
                                                                          ---------  ---------------
Provision at 1 October 1995.............................................        127           181
(Credit)/charge for the year in the profit and loss account
    UK..................................................................       (235)       --
    Overseas............................................................        110            33
    Transfers...........................................................         (2)       --
                                                                                ---           ---
Provision at 30 September 1996..........................................     --               214
                                                                                ---           ---
                                                                                ---           ---

    The amount of deferred taxation not provided is L221,000 and arises solely on capital allowances.

    The other provisions relate to pensions and other employee benefits.

17. CALLED UP SHARE CAPITAL

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
AUTHORISED
8,000,000 shares of 25p each (1995: 8,000,000 shares of 25p each)............      2,000      2,000
                                                                               ---------  ---------
                                                                               ---------  ---------
ALLOTTED AND FULLY PAID
4,948,000 ordinary shares of 25p each (1995: 4,948,000 ordinary shares of 25p
  each)......................................................................      1,237      1,237
                                                                               ---------  ---------
                                                                               ---------  ---------

18. RESERVES

                                                                            PROFIT AND LOSS   REVALUATION       SHARE
                                                                                ACCOUNT         RESERVE        PREMIUM
                                                                                 L'000           L'000          L'000
                                                                            ---------------  -------------  -------------
At 1 October 1995.........................................................         6,551           5,396             87
Goodwill written off......................................................          (710)         --             --
Profit retained...........................................................         1,358          --             --
Exchange adjustments......................................................            29          --             --
                                                                                                                     --
                                                                                   -----           -----
At 30 September 1996......................................................         7,228           5,396             87
                                                                                                                     --
                                                                                                                     --
                                                                                   -----           -----
                                                                                   -----           -----

19. CAPITAL COMMITMENTS

    Capital expenditure authorised and contracted for by the Board of Directors at 30 September 1996, for which no provision has been made in these accounts, was L73,000 (1995: L107,000).

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

20. LEASE COMMITMENTS

    The Group had the following annual commitments under operating leases:

                                                                                         LAND AND BUILDINGS
                                                                                                                   OTHER
                                                                                      ------------------------  -----------
                                                                                         1995         1996         1995
                                                                                         L'000        L'000        L'000
                                                                                          ---          ---          ---
ON LEASES EXPIRING
Within 1 year.......................................................................         274          115          220
Within 2--5 years...................................................................         423          467          295
After 5 years.......................................................................         773          914       --


                                                                                         1996
                                                                                         L'000
                                                                                          ---
ON LEASES EXPIRING
Within 1 year.......................................................................         296
Within 2--5 years...................................................................         485
After 5 years.......................................................................      --

21. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM
OPERATING ACTIVITIES

                                                                                1995       1996
                                                                                L'000      L'000
                                                                              ---------  ---------
Operating profit............................................................      3,297      3,515
Depreciation................................................................        995        665
Amortisation of intangible fixed assets.....................................         70         68
Loss on disposal of fixed assets............................................         27        122
Decrease/(increase) in work-in-progress.....................................        (94)        82
Decrease/(increase) in debtors..............................................     (2,935)       424
Increase in creditors.......................................................      1,546      1,308
                                                                              ---------  ---------
Net cash inflow from operating activities...................................      2,906      6,184
                                                                              ---------  ---------
                                                                              ---------  ---------

22. PURCHASE OF INTANGIBLE ASSETS

    This relates to the goodwill arising on the acquisition of Dawson Advertising, a UK business in March 1996.

23. PURCHASE OF SUBSIDIARY UNDERTAKINGS

    1. During the year, further payments of L101,700 were made under the terms of the agreement for the purchase of Carre Turenne SA. These payments are determined by the level of sales and profits earned from that Company's clients since it joined the Group.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

23. PURCHASE OF SUBSIDIARY UNDERTAKINGS (CONTINUED)
    2. In July 1996, the Company acquired, through its subsidiary, Austin Knight France SA, the entire issued share capital of Alliance Resources Humaines SA, a company registered in France. The consideration paid and assets acquired were as follows:

                                                                                          L'000
                                                                                        ---------
Total Paid............................................................................        666
Cash Acquired.........................................................................       (159)
                                                                                        ---------
Net Payment...........................................................................        507
                                                                                        ---------
Fixed Assets..........................................................................         21
Debtors...............................................................................        409
Creditors.............................................................................       (453)
                                                                                        ---------
                                                                                              (23)
Goodwill..............................................................................        530
                                                                                        ---------
                                                                                              507
                                                                                        ---------
                                                                                        ---------

GOODWILL SUMMARY                                                                            L,000
                                                                                        ---------
Arising on the acquisition of Carre Turenne...........................................        102
Arising on the acquisition of Alliance RH.............................................        530
                                                                                        ---------
                                                                                              632
                                                                                        ---------
                                                                                        ---------

                     AUSTIN KNIGHT LIMITED AND SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

24. CASH AND CASH EQUIVALENTS

    Analysis of the balances as shown in the balance sheet and changes during the current year:

                                                                                           CHANGE
                                                                      1995       1996      IN YEAR
                                                                      L'000      L'000      L'000
                                                                    ---------  ---------  ---------
Analysis of Balances
    Cash at bank and in hand......................................      1,006      1,596        590
    Bank loan and overdrafts......................................     (2,884)    (1,171)     1,713
    Less: Amounts repayable after three months....................        767        891        124
                                                                    ---------  ---------  ---------
                                                                       (1,111)     1,316      2,427
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
                                                                                              L'000
                                                                                          ---------
Analysis of Changes
    Balance 1 October 1995........................................                           (1,111)
    Net cash inflow before the effect of exchange rate changes....                            2,418
    Effect of exchange rate changes...............................                                9
                                                                                          ---------
    Balance 30 September 1996.....................................                            1,316
                                                                                          ---------
                                                                                          ---------

                                                                      SHARE      LOANS AND FINANCE
                                                                     CAPITAL     LEASE OBLIGATIONS
                                                                      L'000            L'000
                                                                   -----------  -------------------
Analysis of changes in financing during the year
    Balance 1 October 1995.......................................       1,324            5,332
    Additional loan raised.......................................      --                  641
    Repayment of loan............................................      --                 (767)
    Finance lease repayments.....................................      --                 (149)
    Finance lease inceptions (non-cash transaction)..............      --                1,024
    Effect of exchange rate changes..............................      --                  (19)
                                                                        -----            -----
    Balance 30 September 1996....................................       1,324            6,062
                                                                        -----            -----
                                                                        -----            -----

25. PENSION SCHEMES

    The two principal schemes of the Group are operated in the United Kingdom, one a defined contribution scheme, the other a defined benefit scheme. The defined contribution scheme is operated on the Group's behalf by an independent, recognised pension provider. It is currently being wound up and the accrued benefits transferred to other schemes not administered by the Group or the individuals concerned.

    The defined benefit scheme is trustee administered and the fund is maintained by fund managers independently of the Group's finances. The funding and accounting policies are identical and consist of providing for the liabilities in respect of an individual in a systematic manner over the individual's working lifetime.

                     AUSTIN KNIGHT LIMITED AND SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

25. PENSION SCHEMES (CONTINUED)
    The pension cost has been assessed in accordance with the advice of an independent actuary and has been based on a valuation carried out as at 1 April 1996. The market value of the scheme's assets as at 1 April 1996 was approximately L10.2 million and the level of funding approximately 100%.

    The actuarial valuation at 1 April 1996 was carried out on the attained age valuation method and the main actuarial assumptions adopted were:

Nominal return on investments.......  8.5% p.a.
Rate of salary increases............  6.0% p.a.
Rate of pension increases...........  2.5% p.a. (for benefits related to service prior to 1 April 1996).
                                      4.0% p.a. (for service after 1 April 1996).
Rate of dividend increases..........  4.0% p.a.

26. REMUNERATION COMMITTEE REPORT

INTRODUCTION

    This report of the Remuneration Committee, on behalf of the Board, sets out Austin Knight Limited's policy on Executive Directors' remuneration and provides details of the remuneration earned by the Directors in the 1995/96 financial year. It also details their interests in the Company's shares.

    The remuneration arrangements for all Executive Directors are determined by the Remuneration Committee, which is also responsible for the operation of the Executive Share Option Scheme.

    The Company has considered the provisions of the Code of Best Practice of the Greenbury Study Group on Directors' Remuneration. It complies with Section A of the best practice provisions annexed to the Listing Rules of the London Stock Exchange and the Remuneration Committee has given full consideration to the provisions of Section B in framing its remuneration policy.

GENERAL POLICY ON EXECUTIVE REMUNERATION

    The Remuneration Committee, when setting objectives on pay and benefits, aims to ensure that remuneration packages offered are competitive and designed to attract, retain and motivate executive directors and senior management of the highest quality.

    The main components of the remuneration package are set out below.

BASE SALARIES

    Basic salaries are determined by the Remuneration Committee taking into account the performance of the individual and information from independent sources on the rates of salaries in the competitive market.

                     AUSTIN KNIGHT LIMITED AND SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

26. REMUNERATION COMMITTEE REPORT (CONTINUED)
ANNUAL BONUS

    The annual bonus scheme for Executive Directors is based on the profit performance of the Group and its earnings per share.

SHARE OPTION SCHEME

    Executive Directors, as members of senior management, are eligible share options granted by the Austin Knight Limited Employees Trust. Periodically, options are granted by the Trust at the discretion of the trustees based on recommendations by the Board.

PENSION

    Executive Directors are eligible to join the August Knight Pension and Life Assurance Scheme. Pension contributions are paid to the Company's pension scheme which is open to all senior employees and most other staff with more than two years' service. The scheme provides a pension of one-sixtieth of final pensionable salary for each year of pensionable service. It also provides the usual pension related benefits including a lump sum of four times salary in the event of death in service. Only base salary is pensionable.

CONTRACTS OF SERVICE

    Details of individual Directors' contract terms are given in the table of Directors' emoluments below.

DIRECTORS' EMOLUMENTS

    Details of Directors' emoluments in 1996, with the comparison for the previous year, are as follows:

                                                                                     1995         1996
                                                                                     L'000        L'000
                                                                                     -----        -----
Fees............................................................................          36           36
Salaries and other benefits.....................................................         268          274
Performance payments............................................................          27           29
Pension contributions...........................................................          26           27
                                                                                         ---          ---
TOTAL...........................................................................         357          366
                                                                                         ---          ---
                                                                                         ---          ---

                     AUSTIN KNIGHT LIMITED AND SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

26. REMUNERATION COMMITTEE REPORT (CONTINUED)
    The emoluments of individual Directors are set out below:

                                                                                                               CONTRACT
                                              BASE                    PAYMENTS                                  NOTICE
                                             SALARY/                     FOR          PENSION                  PERIOD/
                                              FEES      BENEFITS     PERFORMANCE   CONTRIBUTIONS    TOTAL    EXPIRY DATE
                                            ---------  -----------  -------------  -------------  ---------  ------------
K.G. Fordham...................       1996     50,000      14,028        --             --           64,028  6 months
                                      1995     50,000      13,539        --             --           63,539
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
J.R. Ratcliffe.................       1996    115,000      21,363        20,125         17,250      173,738  12 months
                                      1995    105,060      21,424        20,000         15,750      162,234
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
J.B. Gowshall..................       1996     35,750       5,223        --              5,363       46,336  Retired
                                      1995     66,560      10,268         7,500          9,975       94,303  31.3.96
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
R.A. Campbell..................       1996     12,000      --            --             --           12,000  30.11.97
                                      1995     12,000      --            --             --           12,000
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
D.T. French....................       1996     12,000      --            --             --           12,000  30.11.98
                                      1995     12,000      --            --             --           12,000
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
T.C. Mallott...................       1996     12,000       1,327        --             --           13,327  30.11.97
                                      1995     12,000         834        --             --           12,834
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
S.J. Cooney....................       1996     27,000       4,670         8,750          4,050       44,470  6 months
                                      1995     --          --            --             --           --
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
                                      1996    263,750      46,611        28,875         26,663      365,899
                                      1995    257,620      46,065        27,500         25,725      356,910
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
                                 ---------  ---------  -----------       ------         ------    ---------  ------------

    In addition to the above payments, K.G. Fordham and T.C. Mallott receive a pension from the Company's pension scheme in accordance with the terms of that scheme. J.B. Gowshall has been retained as a consultant to the Company until 31 March 1997 for a fee of L10,000. He also receives a pension from the Company's pension scheme.

    Executive Directors may hold other non-executive directorships with the prior written consent of the Board.

                     AUSTIN KNIGHT LIMITED AND SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

26. REMUNERATION COMMITTEE REPORT (CONTINUED)
    The Director's interests in the 25p ordinary shares of the Company at 30 September 1996 and 1995 or date of appointment were as follows:

                                                                      BENEFICIAL                       NON-BENEFICIAL
                                                    ----------------------------------------------  --------------------
                                                    1995 No.                1996 No.                  1995       1996
                                                       of         Share        of         Share      No. of     No. of
                                                     shares      Options     shares      Options     shares     shares
                                                    ---------  -----------  ---------  -----------  ---------  ---------
K.G. Fordham......................................    468,224      --         468,224      --         704,320    704,320
J.R. Ratcliffe....................................     88,200      25,000      88,200      35,000      --         --
J.B. Gowshall.....................................      3,000      12,000      --          --          --         --
D.T. French.......................................     --          --           8,000      --          64,000     56,000
T.C. Mallott......................................     92,032      --          92,032      --          --         --
S.J. Cooney.......................................     --          2,000*      --           2,000      --         --
R.A. Campbell.....................................     --          --          --          --          --         --
Trustee of the Austin Knight
Limited Employees Trust...........................     --          --          --          --         152,250    152,250

------------------------

*   Date of appointment.

    On 1 September 1994, J.R. Ratcliffe was granted options over 25,000 ordinary shares of 25p each at 95p per ordinary share exercisable between 1 September 1995 and 1 September 2001. On 28 November 1995, J.R. Ratcliffe and S.J. Cooney were granted options on a further 10,000 and 2,000 ordinary shares, respectively, at L1.30p per ordinary share , exercisable between 28 November 1998 and 28 November 2002. None of the Directors have any interests in the shares of the other Group companies. No other Director has any rights to subscribe for shares in the Company or any other Group company.

    The trustee of the Austin Knight Limited Employees Trust is Austin Knight Trustees Limited, a corporate Trustee, the Directors of which are K.G. Fordham, R.A. Campbell and D.T. French.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                                       NINE MONTHS ENDED 30
                                                                                               JUNE
                                                                                      ----------------------
                                                                                           (UNAUDITED)

                                                                                         1996        1997
                                                                            NOTE        L'000       L'000
                                                                            -----     ----------  ----------
TURNOVER...............................................................           1      100,585     105,158
Cost of Sales..........................................................                  (90,262)    (93,297)
                                                                                      ----------  ----------
GROSS PROFIT...........................................................                   10,323      11,861
Administrative expenses................................................                   (8,160)     (9,291)
Other operating income.................................................                      229      --
                                                                                      ----------  ----------
OPERATING PROFIT.......................................................           2        2,392       2,570
Interest expense.......................................................           4         (340)       (298)
                                                                                      ----------  ----------
PROFIT on ordinary activities before taxation..........................                    2,052       2,272
TAXATION...............................................................           5         (839)     (1,007)
                                                                                      ----------  ----------
PROFIT for the financial period........................................                    1,213       1,265
DIVIDENDS..............................................................                     (334)     --
                                                                                      ----------  ----------
RETAINED PROFIT for the financial period...............................                      879       1,265
                                                                                      ----------  ----------
                                                                                      ----------  ----------

    The notes on pages F-53 to F-56 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                              AS AT 30 JUNE
                                                                                                  1997
                                                                                            -----------------
                                                                                               (UNAUDITED)

                                                                                   NOTE           L'000
                                                                                 ---------  -----------------
FIXED ASSETS
Intangible assets..............................................................          6            303
Tangible assets................................................................                    16,876
Investments....................................................................                       163
                                                                                                  -------
                                                                                                   17,342
                                                                                                  -------
CURRENT ASSETS
Work-in-progress...............................................................                       219
Debtors........................................................................                    27,274
Cash at bank and in hand.......................................................                       364
                                                                                                  -------
                                                                                                   27,857
CREDITORS: Amounts falling due within one year.................................                   (25,614)
                                                                                                  -------
NET CURRENT ASSETS/(LIABILITIES)...............................................                     2,243
                                                                                                  -------

TOTAL ASSETS LESS CURRENT LIABILITIES..........................................                    19,585
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR........................          7         (4,465)
PROVISION FOR LIABILITIES AND CHARGES..........................................          8           (123)
                                                                                                  -------
NET ASSETS.....................................................................                    14,997
                                                                                                  -------
                                                                                                  -------
CAPITAL AND RESERVES
Called up share capital........................................................                     1,251
Share Premium Account..........................................................                       195
Revaluation reserve............................................................                     5,396
Profit and loss account........................................................                     8,155
                                                                                                  -------
                                                                                                   14,997
                                                                                                  -------
                                                                                                  -------

    The notes on pages F-53 to F-56 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                       CONSOLIDATED CASH FLOW STATEMENTS*

                                                                                                      NINE MONTHS ENDED
                                                                                                           30 JUNE,
                                                                                                     --------------------
                                                                                                         (UNAUDITED)

                                                                                                       1996       1997
                                                                                                     ---------  ---------
                                                                                            NOTE       L'000      L'000
                                                                                          ---------  ---------  ---------
NET CASH INFLOW (OUTFLOW) FROM OPERATING ACTIVITIES.....................................  9              4,719     (1,506)
                                                                                                     ---------  ---------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid...........................................................................                  (373)      (327)
Interest received.......................................................................                    50         44
Interest element of finance lease rental payments.......................................                   (17)       (15)
                                                                                                     ---------  ---------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE...................                  (340)      (298)
                                                                                                     ---------  ---------

TAXATION
ACT paid................................................................................                  (102)      (111)
UK corporation tax paid.................................................................                  (668)      (763)
Overseas and other taxes paid...........................................................                  (666)      (210)
                                                                                                     ---------  ---------
TAX PAID................................................................................                (1,436)    (1,084)
                                                                                                     ---------  ---------

CAPITAL EXPENDITURES
Purchase of own shares..................................................................                --           (122)
Sale of shares under option.............................................................                --             71
Purchase of intangible assets...........................................................                   (78)    --
Purchase of tangible fixed assets.......................................................                (1,450)    (1,434)
Less: Inception of finance leases.......................................................                   798        686
Proceeds from sales of fixed assets.....................................................                    84        682
                                                                                                     ---------  ---------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES..............................................                  (646)      (117)
                                                                                                     ---------  ---------
Dividends paid..........................................................................                  (280)      (309)
NET CASH INFLOW/(OUTFLOW) BEFORE FINANCING..............................................                 2,017     (3,314)

FINANCING
Issue of ordinary share capital.........................................................                --            122
                                                                                                     ---------  ---------
                                                                                                         2,017     (3,192)
                                                                                                     ---------  ---------
                                                                                                     ---------  ---------
FINANCING
Repayment of loans......................................................................                   575        657
Net rental payments.....................................................................                    91        202
                                                                                                     ---------  ---------
NET CASH OUTFLOW FROM FINANCING.........................................................                   666        859
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS........................................  10             1,351     (4,051)
                                                                                                     ---------  ---------
                                                                                                         2,017     (3,192)
                                                                                                     ---------  ---------
                                                                                                     ---------  ---------

* Due to changes in Accounting Standards in the United Kingdom the information on this page is presented in a format different than that presented elsewhere in this document.

    The notes on pages F-53 to F-56 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' FUNDS

                                                                                                 NINE MONTHS ENDED
                                                                                                    (UNAUDITED)
                                                                                                   30 JUNE, 1997
                                                                                                -------------------
                                                                                                       L'000
Opening Shareholders' Funds...................................................................          13,948
                                                                                                        ------
Profit for the financial period...............................................................           1,265
Exchange adjustments..........................................................................            (338)
                                                                                                        ------
Total recognised gains for the financial period...............................................             927
New share capital subscribed..................................................................             122
                                                                                                        ------
Closing Shareholders' Funds...................................................................          14,997
                                                                                                        ------
                                                                                                        ------

    The notes on pages F-53 to F-56 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                             NOTES TO THE ACCOUNTS

                FOR THE NINE MONTHS ENDED 30 JUNE 1996 AND 1997

                                  (UNAUDITED)

1. TURNOVER

    The turnover at the Group arose in the following geographical markets:

                                                                                                1996       1997
                                                                                                L'000      L'000
                                                                                              ---------  ---------
United Kingdom..............................................................................     61,631     64,191
United States...............................................................................     25,196     28,258
Rest of world...............................................................................     13,758     12,709
                                                                                              ---------  ---------
                                                                                                100,585    105,158
                                                                                              ---------  ---------
                                                                                              ---------  ---------

2. OPERATING PROFIT

    The operating profit is stated after including:

                                                                                 1996       1997
                                                                                 L'000      L'000
                                                                               ---------  ---------
Depreciation of tangible fixed assets........................................        501        741
Amortisation of intangibles..................................................         51         50
Hire of plant and equipment..................................................        531        600
Other rents payable..........................................................        842        857
Directors' emoluments
  Management remuneration--Salaries and benefits.............................        223        203
                         --Performance payments..............................         19     --
  Fees.......................................................................         27         35
  Pension contributions......................................................         20         20
Auditors' remuneration--in respect of audit..................................         89         98
Auditors' remuneration--in respect to other work.............................         27         65
Rent receivable..............................................................        283        291

3. STAFF COSTS

    Staff costs, which include Directors' emoluments, were:

                                                                               1996       1997
                                                                               L'000      L'000
                                                                             ---------  ---------
Wages and salaries.........................................................      9,975     11,118
Social security costs......................................................      1,102      1,245
Pension costs..............................................................        441        652
                                                                             ---------  ---------
                                                                                11,518     13,015
                                                                             ---------  ---------
                                                                             ---------  ---------

    The average number of employees including Directors during the nine months ended June 30, 1996 and 1997 were 510 and 531, respectively.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                FOR THE NINE MONTHS ENDED 30 JUNE 1996 AND 1997

                                  (UNAUDITED)

4. INTEREST

                                                                                    1996         1997
                                                                                    L'000        L'000
                                                                                    -----        -----
INTEREST PAYABLE
On bank loan repayable over more than five years...............................         285          250
On overdrafts and other loans repayable wholly within five years...............          88           77
Finance leases.................................................................          17           15
INTEREST RECEIVABLE............................................................         (50)         (44)
                                                                                        ---          ---
                                                                                        340          298
                                                                                        ---          ---
                                                                                        ---          ---

5. TAXATION

    The taxation on the profit on ordinary activities for the period was as follows:

                                                                                 1996       1997
                                                                                 L'000      L'000
                                                                               ---------  ---------
United Kingdom corporation tax at 33%........................................        505        311
Overseas taxation............................................................        334        607
Adjustments to prior years--charge...........................................     --             89
                                                                               ---------  ---------
                                                                                     839      1,007
                                                                               ---------  ---------
                                                                               ---------  ---------

6. INTANGIBLE FIXED ASSETS--GOODWILL

                                                                                          L'000
                                                                                        ---------
COST
At 1 October 1996.....................................................................      3,515
Exchange adjustments..................................................................       (126)
                                                                                        ---------
AT 30 June 1997.......................................................................      3,389
                                                                                        ---------
AMORTISATION
At 1 October 1996.....................................................................      3,096
Charge for period.....................................................................         50
Written off to reserves...............................................................         --
Exchange adjustments..................................................................        (60)
                                                                                        ---------
At 30 June 1997.......................................................................      3,086
                                                                                        ---------
NET BOOK VALUE
At 30 June 1997.......................................................................        303
                                                                                        ---------
                                                                                        ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                FOR THE NINE MONTHS ENDED 30 JUNE 1996 AND 1997

                                  (UNAUDITED)

7. CREDITORS--AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                                          1997
                                                                                          L'000
                                                                                        ---------
Bank loans............................................................................      3,402
Finance lease and hire purchase obligations...........................................      1,063
                                                                                        ---------
                                                                                            4,465
                                                                                        ---------
                                                                                        ---------

8. PROVISIONS FOR LIABILITIES AND CHARGES

    The amounts provided for deferred taxation and other liabilities and charges are as follows:

                                                                                            L'000
                                                                                            -----
Provision at 1 October 1996............................................................         214
Credit for the period in the profit and loss account
    Overseas...........................................................................         (91)
                                                                                                ---
Provision at 30 June 1997..............................................................         123
                                                                                                ---
                                                                                                ---

    The amount of deferred taxation not provided is L221,000 and arises solely on capital allowances.

    The other provisions relate to pensions and other employee benefits.

9. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM
OPERATING ACTIVITIES

                                                                               1996       1997
                                                                               L'000      L'000
                                                                             ---------  ---------
Operating profit...........................................................      2,392      2,570
Depreciation...............................................................        501        741
Amortisation of intangible fixed assets....................................         51         50
Loss on disposal of fixed assets...........................................         92        (13)
Decrease/(increase) in work-in-progress....................................         71        (31)
Increase in debtors........................................................     (1,525)    (3,735)
Increase/(decrease) in creditors...........................................      3,137     (1,088)
                                                                             ---------  ---------
Net cash inflow (outflow) from operating activities........................      4,719     (1,506)
                                                                             ---------  ---------
                                                                             ---------  ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                FOR THE NINE MONTHS ENDED 30 JUNE 1996 AND 1997

                                  (UNAUDITED)

10. RECONCILIATION OF MOVEMENT TO NET DEBT

                                                 30 SEPTEMBER                                                            OTHER
                                             --------------------     CHANGE          EXCHANGE                         NON CASH
                                               1996       1997       IN PERIOD        MOVEMENTS        CASHFLOWS       MOVEMENTS
                                             ---------  ---------  -------------  -----------------  -------------  ---------------
                                               L000       L000         L000             L000             L000            L000

Cash at bank and in hand...................      1,596        364       (1,232)             (18)          (1,214)             --

Overdrafts.................................       (280)    (3,158)      (2,878)             (41)          (2,837)             --

                                                 1,316     (2,794)      (4,110)             (59)          (4,051)             --
                                                                                             --
                                             ---------  ---------       ------                            ------             ---

Bank loans under 1 year....................       (891)      (869)          22               22               --              --

Bank loans over 1 year.....................     (4,138)    (3,402)         736               79              657              --

Finance leases under 1 year................       (333)      (504)        (171)             (16)              --            (155)

Finance leases over 1 year.................       (700)    (1,063)        (363)             (34)             202            (531)
                                                                                             --
                                             ---------  ---------       ------                            ------             ---

                                                (4,746)    (8,632)      (3,886)              (8)          (3,192)           (686)
                                                                                             --
                                                                                             --
                                             ---------  ---------       ------                            ------             ---
                                             ---------  ---------       ------                            ------             ---

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Members of Neville Jeffress Australia Pty Limited

SCOPE

    We have audited the accompanying consolidated statements of profit and loss and cash flows of Neville Jeffress Australia Pty Limited (the "Company") for the years ended June 30, 1995 and 1996 (the "audit periods").

    These special purpose financial statements, which have been prepared in accordance with accounting principles generally accepted in Australia, are the responsibility of the Company's management.

    Our responsibility is to conduct independent audits of the financial statements for the audit periods in order to express an opinion on them based on our audits.

    We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    Our audit opinion expressed in this report has been formed on the above basis.

OPINION

    In our opinion, the consolidated financial statements of Neville Jeffress Australia Pty Limited for the audit periods present fairly, in all material respects, the results of operations of the Company and its subsidiaries and their cash flows for the years ended June 30, 1995 and 1996 in conformity with accounting principles generally accepted in Australia, as described in the financial statements.

Dated at Sydney, Australia, this 8th day of November 1996.

BDO NELSON PARKHILL
Chartered Accountants

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF PROFIT AND LOSS
                            (IN AUSTRALIAN DOLLARS)

                                                                               30 JUNE    30 JUNE
                                                                                1995       1996
                                                                              12 MONTHS  12 MONTHS
                                                                    NOTES         $          $
                                                                    -----     ---------  ---------
Commissions and fees...........................................               21,663,259 32,060,026
                                                                              ---------  ---------
Operating expenses:
  Wages and salaries...........................................               10,449,141 17,216,840
  Depreciation of fixed assets.................................                 577,807  1,169,472
  Abnormal bad debt provision..................................               2,144,331     --
  Other operating expenses.....................................               7,684,587  11,373,602
                                                                              ---------  ---------
Total operating expenses.......................................               20,855,866 29,759,914
                                                                              ---------  ---------
Operating profit...............................................                 807,393  2,300,112
                                                                              ---------  ---------
Dividend received..............................................                  --        116,170
Interest income................................................                 440,856    334,306
Interest expense...............................................                 329,510    424,430
                                                                              ---------  ---------
  Net financial income.........................................                 111,346     26,046
                                                                              ---------  ---------
Income before income tax expense...............................                 918,739  2,326,158
Income tax expense.............................................           5      65,246    888,459
                                                                              ---------  ---------
Net income.....................................................                 853,493  1,437,699
Outside equity interest in net income..........................           2      22,669     62,864
                                                                              ---------  ---------
Net income attributable to members of Neville Jeffress
  Australia Pty Limited........................................                 830,824  1,374,835
                                                                              ---------  ---------
                                                                              ---------  ---------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                     NEVILLE JEFFRESS AUSTRALIA PTY LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (IN AUSTRALIAN DOLLARS)

                                                                                                   30 JUNE      30 JUNE
                                                                                                    1995         1996
                                                                                                  12 MONTHS    12 MONTHS
                                                                                       NOTES          $            $
                                                                                       -----     -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income attributable to members................................................                  830,824    1,374,835
Add/(deduct) non-cash items:
Depreciation & amortisation.......................................................                  577,807    1,169,472
Bad debts write-off...............................................................                1,876,858       --
Profit on sale of property, plant and equipment...................................                  (12,966)      (2,323)
Loss on disposal of controlled entity.............................................                   15,289       --
Amortisation of goodwill on acquisition...........................................                   56,848       --
Change due to application of new accounting standard..............................                  (53,900)      --
Increase in outside shareholders' interest........................................                   22,669       62,864
Gain/(loss) on translation of foreign controlled entities.........................                   47,148       (2,246)
Other.............................................................................                  (58,224)     (77,558)
Changes in assets and liabilities :
(Increase)/decrease in trade debtors..............................................               (3,960,773)   1,617,175
(Increase)/decrease in inventories................................................                  161,251      (74,023)
(Increase)/decrease in other current assets and prepayments.......................                  322,746      (47,490)
(Increase)/decrease in future income tax benefit..................................                 (153,113)     (18,292)
Increase/ (decrease) in trade creditors...........................................                1,662,980     (300,486)
Increase/ (decrease) in other creditors and accruals..............................               (1,943,907)     595,217
Increase/ (decrease) in tax provision.............................................                  142,095      144,714
Increase in employee entitlements.................................................                  375,088      177,832
                                                                                                 -----------  -----------
Net cash flows from/(used in) operating activities................................                  (91,280)   4,619,691
                                                                                                 -----------  -----------
CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Cash (into)/out of short-term deposit.............................................               (5,248,849)  (2,798,323)
Acquisition of property, plant and equipment......................................                 (980,956)  (1,375,265)
Proceeds from sale of property, plant and equipment...............................                   78,836      113,297
Net cash flow on disposal of controlled entity....................................           7      118,096       --
Cash paid for purchase of entity..................................................                 (544,604)      (4,265)
Net cash inflow/(outflow) on acquisition of controlled entity.....................           7    1,490,459       --
                                                                                                 -----------  -----------
Net cash from/(used in) investing activities......................................               (5,087,018)  (4,064,556)
                                                                                                 -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Finance lease repayments, net.....................................................                  118,857      (92,435)
Repayments of borrowings
  -external parties...............................................................                   --       (1,257,299)
Proceeds of borrowings
  -external parties...............................................................                2,231,376       --
  -related entities...............................................................                  650,491      839,826
                                                                                                 -----------  -----------
Net cash from/(used in) financing activities......................................                3,000,724     (509,908)
                                                                                                 -----------  -----------
NET INCREASE/(DECREASE) IN CASH HELD..............................................               (2,177,574)      45,227
Cash at beginning of the reporting period.........................................                   50,220   (2,127,354)
                                                                                                 -----------  -----------
CASH AT END OF REPORTING PERIOD...................................................               (2,127,354)  (2,082,127)
                                                                                                 -----------  -----------
                                                                                                 -----------  -----------
RECONCILIATION OF CASH
Cash balances comprise:
Cash at bank......................................................................                1,674,722    1,211,020
Bank loan.........................................................................               (3,802,076)  (3,293,147)
                                                                                                 -----------  -----------
                                                                                                 (2,127,354)  (2,082,127)
                                                                                                 -----------  -----------
                                                                                                 -----------  -----------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

BASIS OF ACCOUNTING

    These consolidated financial statements are a special purpose financial report prepared in order to meet the requirements of a registration statement to be submitted to the Securities and Exchange Commission.

    These consolidated financial statements have been prepared in Australian dollars in accordance with accounting principles generally accepted in Australia. These include applicable Accounting Standards and other mandatory professional reporting requirements with the exception of AASB 1024:
Consolidated Accounts (see Principles of Consolidation). At June 30, 1997 the exchange rate of Australian dollars to US dollars was .7538.

    The accounts have also been prepared on an accrual basis. They are based on historical costs and do not take into account changing money values or, except where specifically stated, current valuations of non-current assets.

    The accounting policies adopted have been consistently applied throughout the periods presented.

    Generally accepted accounting principles in Australia ("Australian GAAP") as utilized by the Company differs in certain respects from generally accepted accounting principles in the United States ("US GAAP"). With respect to the Company's financial statements, these differences primarily relate to accounting for business combinations. Under US GAAP, goodwill arising on acquisitions is capitalized and amortized over its economic life while under Australian GAAP as utilized by the Company, this goodwill is charged to operations in the year of the acquisition. In addition, subsequent utilization of acquired net operating losses is recorded as a reduction of income tax expense under Australian GAAP while under US GAAP, it is recorded as an adjustment to assets purchased.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements comprise the fully consolidated financial information for Neville Jeffress Australia Pty Limited and its group companies in which the company has majority control, with the exception of the following companies:

Media Monitors Australia Pty Limited;
National Advertising Services Pty Limited; and
Neville Jeffress Newsagencies Pty Limited.

    These companies were not included at the effective date of the acquisition of Neville Jeffress Australia Pty Limited and subsidiaries by TMP Worldwide Inc ("TMP"). Accordingly they do not form part of the group being acquired by TMP.

    The consolidated financial statements comprise the financial statements of those companies as set out in Note 1 to the consolidated financial statements.

    The consolidated financial statements include the information contained in the financial statements of Neville Jeffress Australia Pty Limited and each of the entities in the group being acquired by TMP as from the date the company obtains control until such time as control ceases.

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

    The accounts of subsidiaries are prepared for the same reporting period as the company, using consistent accounting policies. Adjustments are made to bring into line any dissimilar accounting policies which may exist.

    All intercompany transactions, between entities consolidated, including unrealised profits and losses, have been eliminated in consolidation.

INVESTMENTS

    The company's interest in subsidiaries not forming part of the group of companies acquired by TMP was not consolidated (see Principles of Consolidation above), and has been included with associated entities at cost, and only dividend income received is taken into earnings. Associated entities are those in which the company holds a significant shareholding of the issued ordinary capital and participates in commercial and policy decision making.

INVENTORIES

    Inventories, including work-in-progress, are valued at the lower of cost and net realisable value.

RECOVERABLE AMOUNTS

    Assets are not revalued to an amount above their recoverable amount and, where carrying values exceed this recoverable amount, assets are written down. In determining the recoverable amount, the expected net cash flows have not been discounted to their present value.

PROPERTY, PLANT AND EQUIPMENT

    COST AND VALUATION

    Property, plant and equipment are valued at cost or at independent valuation. Decrements arising from revaluation have been debited to the profit and loss account. Acquisitions since the last revaluation have been brought to account at cost.

    Where assets have been revalued, the potential effect of the capital gains tax on disposal has not been taken into account in the determination of the revalued carrying amount where it is expected that a liability for capital gains tax will arise.

    Any gain or loss on the disposal of revalued assets is determined as the difference between the carrying value of the asset at the time of disposal and the proceeds from disposal, and is included in the results of the group in the year of disposal.

    DEPRECIATION AND AMORTISATION

    Buildings, plant and equipment are depreciated on a straight-line basis so as to write-off the cost or valuation of each asset over its anticipated useful life.

Major depreciation periods are:
Freehold buildings - 40 years
Plant and equipment - 3 to 15 years

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

INCOME TAX

    Tax-effect accounting is applied using the liability method whereby income tax is regarded as an expense and is calculated on the accounting profit after allowing for permanent differences. To the extent timing differences occur between the time items are recognised in the accounts and when items are taken into account in determining taxable income, the net related taxation benefit or liability, calculated at current rates, is disclosed as a future income tax benefit or a provision for deferred income tax. The net future income tax benefit relating to tax losses and timing differences is not carried forward as an asset unless the benefit is virtually certain of being realised.

    Where the earnings of overseas subsidiaries are subject to taxation under the Controlled Foreign Companies rules, this tax has been provided for in the accounts.

FOREIGN CURRENCIES

    TRANSLATION OF FOREIGN CURRENCY TRANSACTIONS

    Transactions in foreign currencies of entities within the group are converted to local currency at the rate of exchange ruling at the date of the transaction.

    Amounts payable to and by the entities within the group that are outstanding at the balance date and are denominated in foreign currencies have been converted to local currency using rates of exchange ruling at the balance sheet date.

    TRANSLATION OF ACCOUNTS OF OVERSEAS OPERATIONS

    All overseas operations are deemed self-sustaining as each is financially and operationally independent of Neville Jeffress Australia Pty Limited. The accounts of overseas operations are translated using the current rate method and any exchange differences are taken directly to the foreign currency translation reserve.

LEASES

    Finance leases, which effectively transfer to the group substantially all of the risks and benefits incidental to ownership of the leased item, are capitalised at the present value of the minimum lease payments, disclosed as leased property, plant and equipment, and amortised over the period the group is expected to benefit from the use of the leased assets.

    Operating lease payments, where the lessor effectively retains substantially all of the risks and benefits of ownership of the leased items, are included in the determination of the operating profit in equal instalments over the lease term.

EMPLOYEE ENTITLEMENTS

    Provision is made for employee entitlement benefits accumulated as a result of employees rendering services up to the reporting date. These benefits include wages and salaries, annual leave, and long service leave.

    Liabilities arising in respect of wages and salaries, annual leave, and any other employee entitlements expected to be settled within twelve months of the reporting date are measured at their nominal amounts. All other employee entitlement liabilities are measured at the present value of the estimated future cash outflows to be made in respect of services provided by employees up to the reporting date. In determining

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

the present value of future cash outflows, the interest rates attaching to government guaranteed securities which have terms to maturities approximating the terms of the related liability are used.

    Employee entitlement expenses and revenues arising in respect of the following categories:

    - wages and salaries, non-monetary benefits, annual leave, long service leave, sick leave and other leave entitlements; and

    - other types of employee entitlements,

    are charged against profits on a net basis in their respective categories.

    Contributions are made by the group to employee defined contribution superannuation funds. These contributions are charged as expenses when incurred.

REVENUE RECOGNITION

    Substantially all revenues are derived from commissions for advertisements placed in newspapers, plus associated fees for related services. Commissions and fees are generally recognized upon placement date.

CASH FLOW DEFINITIONS

    For the purpose of the Consolidated Statements of Cash Flows, the group considers cash to include cash on hand and in banks and investments in money market instruments readily convertible to cash within two working days, net of outstanding bank overdraft.

GOODWILL

    Goodwill represents the excess of the purchase consideration over the fair value of identifiable net assets acquired at the time of acquisition of a business or share in a subsidiary. Goodwill is written off to the profit and loss account on acquisition.

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (IN AUSTRALIAN DOLLARS)

1 INVESTMENTS

                                                                                              BENEFICIAL INTEREST
                                                                                              --------------------
                                                                                                  %          %
                                                                                              ---------  ---------
Investments in subsidiaries not consolidated in these financial statements
  Neville Jeffress Newsagencies Pty Limited and its controlled entity:
    The Cremorne Newsagency.................................................................        100        100
  National Advertising Services Pty Limited.................................................        100        100
  Media Monitors Australia Pty Limited and its controlled entities:
    Media Monitors NSW Pty Limited..........................................................         45         45
    Media Monitors Victoria Pty Limited.....................................................         45         45
    Media Monitors ACT Pty Limited..........................................................         45         45
    Media Monitors Queensland Pty Limited...................................................         45         45
    News Bank Pty Limited...................................................................         45         45
    News Monitor Pty Limited................................................................         45         45

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

1 INVESTMENTS (CONTINUED)

                                                                                               30 JUNE    30 JUNE
                                                                                                1995       1996
                                                                                              ---------  ---------

                                                                                              BENEFICIAL INTEREST
                                                                                              --------------------
                                                                                                  %          %
Associates
  Mitchell Armstrong's Consortium Pty Limited...............................................     --             50
  Print Production Trust....................................................................         45     --
Investments in subsidiaries consolidated in these financial statements
  Neville Jeffress--Perth Pty Limited.......................................................        100        100
  Neville Jeffress--Darwin Pty Limited......................................................        100        100
  Neville Jeffress--Queensland Pty Limited and its controlled entity:
    Neville Jeffress--Queensland Pty Limited................................................         91         91
    Neville Jeffress Brisbane Pty Limited...................................................         91         91
  Neville Jeffress--Adelaide Pty Limited....................................................        100        100
  Neville Jeffress--Canberra Pty Limited....................................................        100        100
  Neville Jeffress NSW Pty Limited and its controlled entities:
    Neville Jeffress NSW Pty Limited........................................................        100        100
    Neville Jeffress Sydney Pty Limited.....................................................        100        100
    Neville Jeffress Pty Limited............................................................        100        100
  Neville Jeffress Parramatta Pty Limited...................................................        100        100
  Neville Jeffress Financial Pty Limited....................................................         90         90
  Neville Jeffress Advertising (Tasmania) Pty Limited.......................................        100        100
  Neville Jeffress Caldwell Limited.........................................................         70         70
  Neville Jeffress Victoria Pty Limited.....................................................        100        100
  Neville Jeffress New Zealand Ltd..........................................................         90         90
  Armstrong's Australia Pty Limited and its controlled entities:
    Armstrong's Australia Pty Limited.......................................................        100        100
    Armstrong's--Victoria Pty Limited.......................................................        100        100
    Armstrong's--NSW Pty Limited............................................................        100        100
    Armstrong's--Queensland Pty Limited.....................................................        100        100
    Armstrong's--W.A. Pty Limited...........................................................        100        100

2 OUTSIDE SHAREHOLDERS' INTEREST

                                                                           SHARE                   RETAINED
                                                                          CAPITAL     RESERVES      INCOME      TOTAL
                                                                             $            $            $          $
                                                                         ---------  -------------  ---------  ---------
MOVEMENTS IN OUTSIDE SHAREHOLDERS' INTERESTS ARE:
Balance, 1 July 1994...................................................     65,377       --           23,854     89,231
Acquisition of controlled entities.....................................     35,767       --           --         35,767
Net income attributable to outside shareholders........................     --           --           22,669     22,669
                                                                                             --
                                                                         ---------                 ---------  ---------
Balance, 30 June 1995..................................................    101,144       --           46,523    147,667
Net income attributable to outside shareholders........................     --           --           62,864     62,864
                                                                                             --
                                                                         ---------                 ---------  ---------
Balance, 30 June 1996..................................................    101,144       --          109,387    210,531
                                                                                             --
                                                                                             --
                                                                         ---------                 ---------  ---------
                                                                         ---------                 ---------  ---------

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

3 PROVISIONS

                                                                                                           $
                                                                                                       ----------
Employee Entitlements
    Balance, 1 July 1994.............................................................................     724,757
    Charged to profit and loss.......................................................................     417,768
    Acquisition of controlled entities...............................................................     505,023
    Adjustment to reserves on introduction of new accounting standard................................      53,900
                                                                                                       ----------
    Balance, 30 June 1995............................................................................   1,701,448
    Charged to profit and loss.......................................................................     177,832
                                                                                                       ----------
    Balance, 30 June 1996............................................................................   1,879,280
                                                                                                       ----------
                                                                                                       ----------
Deferred Taxation
    Balance, 1 July 1994.............................................................................      66,738
    Charged to profit and loss.......................................................................      20,213
                                                                                                       ----------
    Balance, 30 June 1995............................................................................      86,951
    Charged to profit and loss.......................................................................     (77,558)
                                                                                                       ----------
    Balance, 30 June 1996............................................................................       9,393
                                                                                                       ----------
                                                                                                       ----------

4 LEASE LIABILITY

                                                                                             30 JUNE     30 JUNE
                                                                                               1995        1996
                                                                                                $           $
                                                                                            ----------  ----------
Not later than one year...................................................................     408,423     362,747
Later than one year and not later than two years..........................................     296,357     222,687
Later than two years and not later than five years........................................     188,383     204,602
Later than five years.....................................................................      --          --
                                                                                            ----------  ----------
Minimum lease payments....................................................................     893,163     790,036
Future finance charges....................................................................    (116,801)   (106,109)
                                                                                            ----------  ----------
                                                                                               776,362     683,927
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Current lease liability...................................................................     337,684     292,022
Non-current lease liability...............................................................     438,678     391,905
                                                                                            ----------  ----------
                                                                                               776,362     683,927
                                                                                            ----------  ----------
                                                                                            ----------  ----------

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

5 INCOME TAX

                                                                                              30 JUNE      30 JUNE
                                                                                               1995         1996
                                                                                             12 MONTHS    12 MONTHS
                                                                                                 $            $
                                                                                            -----------  -----------
The prima facie tax, using tax rates applicable in the country of operation, on income before income tax differs from the income tax provided in the accounts and is calculated as follows:
Prima facie tax on income before income tax...............................................     303,184      837,415
Tax effect of permanent differences.......................................................     (18,762)      48,404
Future income tax benefit not previously brought to account...............................    (175,944)      --
Income tax underprovided in previous year.................................................      61,616        2,640
Net gain from change in income tax rate from 33% to 36%...................................    (104,848)      --
                                                                                            -----------  -----------
Income tax attributable to operating profit...............................................      65,246      888,459
                                                                                            -----------  -----------
                                                                                            -----------  -----------
Income tax provided comprises:
Provision attributable to future years:
  Future income tax benefit...............................................................    (855,206)      18,292
  Provision for deferred income tax.......................................................      20,213      (77,558)
Underprovision of previous year...........................................................      61,616        2,640
Provision attributable to current period..................................................     838,623      945,085
                                                                                            -----------  -----------
                                                                                                65,246      888,459
                                                                                            -----------  -----------
                                                                                            -----------  -----------
The amount of future income tax benefit carried forward as an asset in the consolidated
  financial statements which is attributable to tax losses is :...........................     252,967      282,382
                                                                                            -----------  -----------
                                                                                            -----------  -----------

6 EXPENDITURE COMMITMENTS

                                                                                          30 JUNE       30 JUNE
                                                                                            1995          1996
                                                                                         12 MONTHS     12 MONTHS
                                                                                             $             $
                                                                                        ------------  ------------
Lease commitments
Operating lease commitments not provided for in the accounts:
Not later than one year...............................................................       737,161       885,764
Later than one year and not later than two years......................................       276,252       630,687
Later than two years and not later than five years....................................        68,007     1,439,434
Later than five years.................................................................       --            --
                                                                                        ------------  ------------
                                                                                           1,081,420     2,955,885
                                                                                        ------------  ------------
                                                                                        ------------  ------------

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

7 CONSOLIDATED STATEMENTS OF CASH FLOWS

(a) The company acquired a controlling interest in the following entities:

    Year Ended 30 June 1996: None

    Year Ended 30 June 1995:

    (i) 95.93% in Armstrong's Australia Pty Limited

    (ii) 90% of Neville Jeffress New Zealand Ltd.

    (iii) 100% of Neville Jeffress Victoria Pty Limited

                                                                                    30 JUNE
                                                                                     1995
                                                                                       $
                                                                                   ---------
The acquisition details are:
Cash consideration...............................................................  2,204,677
Outside equity interest..........................................................     35,767
Share of reserves attributable to investment.....................................     75,463
                                                                                   ---------
                                                                                   2,315,907
                                                                                   ---------
                                                                                   ---------
DETAILS OF NET ASSETS ACQUIRED
Assets
  Cash at bank...................................................................  3,695,136
  Trade debtors..................................................................  7,268,424
  Inventory......................................................................    137,399
  Other debtors and prepayments..................................................    568,990
  Plant and equipment--at cost...................................................  1,266,993
  Accumulated depreciation.......................................................   (364,071)
  Other assets...................................................................    624,854
Liabilities
  Trade creditors................................................................  (7,688,646)
  Taxation.......................................................................   (123,768)
  Other..........................................................................  (3,126,252)
                                                                                   ---------
Fair value of net tangible assets................................................  2,259,059
Goodwill arising on acquisition..................................................     56,848
                                                                                   ---------
                                                                                   2,315,907
                                                                                   ---------
                                                                                   ---------
NET CASH EFFECT
Cash consideration...............................................................  (2,204,677)
Cash at bank included in net assets acquired.....................................  3,695,136
                                                                                   ---------
Cash inflow on purchase of controlled entities as reflected in consolidated accounts.......................................................................  1,490,459
                                                                                   ---------
                                                                                   ---------

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

7 CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(b) The Company disposed of its controlling interest in the following entities:

        Year Ended 30 June 1996: None

        Year Ended 30 June 1995: 100% of Group Communications Pty Limited as follows:

                                                                                     30 JUNE
                                                                                       1995
                                                                                        $
                                                                                    ----------
Proceeds on sale:
  Cash............................................................................     118,096
  Other...........................................................................      --
                                                                                    ----------
                                                                                       118,096
                                                                                    ----------
                                                                                    ----------
DETAILS OF NET ASSETS DISPOSED
Assets
  Cash at bank....................................................................      --
  Trade debtors...................................................................     133,385
Liabilities
  Bank overdraft..................................................................      --
                                                                                    ----------
Fair value of net tangible assets.................................................     133,385
Loss on disposal..................................................................     (15,289)
                                                                                    ----------
                                                                                       118,096
                                                                                    ----------
                                                                                    ----------
NET CASH EFFECT
Cash proceeds.....................................................................     118,096
Cash at bank included in net assets disposed......................................      --
Bank overdraft included in net assets disposed....................................      --
                                                                                    ----------
Cash proceeds from disposal of controlled entities as reflected in consolidated
 accounts.........................................................................     118,096
                                                                                    ----------
                                                                                    ----------

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

8 RELATED PARTY TRANSACTIONS

REMUNERATION OF DIRECTORS

                                                                                           30 JUNE     30 JUNE
                                                                                             1995        1996
                                                                                          12 MONTHS   12 MONTHS
                                                                                              $           $
                                                                                          ----------  ----------
Amounts received or due and receivable by the directors of the economic entity from corporations of which they are directors or related bodies corporate or entities
  controlled by the chief entity........................................................   2,973,832   3,038,882
                                                                                          ----------  ----------
                                                                                          ----------  ----------
The directors have availed themselves of ASC Class Order 95/741 in the disclosure of directors' remunerations and benefits

Amounts received or due and receivable by directors of Neville Jeffress Australia Pty
  Limited from that company and related bodies corporate................................     506,580     460,569

The number of directors of Neville Jeffress Australia Pty Limited whose remuneration
  (including superannuation contributions) falls within the following bands:

                                                                                             1995        1996
                                                                                          ----------  ----------

 $20,000-$29,000........................................................................           1           2
 $60,000-$69,000........................................................................           2      --
 $70,000-$79,000........................................................................      --               1
$150,000-$159,000.......................................................................           1           1
$200,000-$209,000.......................................................................      --               1
$210,000-$219,000.......................................................................           1      --

    In the opinion of the directors, remuneration paid to directors is considered reasonable.

OTHER RELATED PARTY TRANSACTIONS

    (a) The directors of Neville Jeffress Australia Pty Limited during the 1996 financial year were:

   N Jeffress                                  B M Robertson
   P G Bush                                    P A Allen
   C D Cameron

    (b) Related party transactions which occurred during the financial year included:

    (i) Transactions with related parties of the Neville Jeffress Australia
Group

    During the year, the company traded with other companies in the Neville Jeffress Group at normal commercial rates.

    Interest has been paid/(received) on intercompany loans between subsidiaries of Neville Jeffress Australia Pty Limited under normal commercial terms and conditions.

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

8 RELATED PARTY TRANSACTIONS (CONTINUED)
    Interest received on a loan from Neville Jeffress Australia Pty Limited to Neville Jeffress Holdings Pty Limited under normal commercial terms and conditions amounted to $304,196 (1995: $104,582).

    Loans receivable under normal commercial terms and conditions at:

                                                                      30 JUNE       30 JUNE
                                                                        1995          1996
                                                                         $             $
                                                                    ------------  ------------
Current
  Neville Jeffress Holdings Pty Limited...........................     2,355,276     2,012,022
  Controlled entities of Neville Jeffress Australia Pty Limited...            --            --
  Other related parties...........................................            --     1,607,021

Non-Current
  Neville Jeffress Holdings Pty Limited...........................            --            --
  Controlled entities of Neville Jeffress Australia Pty Limited...            --            --
  Other related parties...........................................            --            --
                                                                    ------------  ------------
                                                                       2,355,276     3,619,043
                                                                    ------------  ------------
                                                                    ------------  ------------

    Loans payable under normal commercial terms and conditions at:

                                                                      30 JUNE       30 JUNE
                                                                        1995          1996
                                                                         $             $
                                                                    ------------  ------------
Current
  Neville Jeffress Holdings Pty Limited...........................            --            --
  Controlled entities of Neville Jeffress Australia Pty Limited...            --            --
  Other related parties...........................................       228,206     2,574,287

Non-Current
  Neville Jeffress Holdings Pty Limited...........................            --            --
  Controlled entities of Neville Jeffress Australia Pty Limited...            --            --
  Other related parties...........................................       242,489            --
                                                                    ------------  ------------
                                                                         470,695     2,574,287
                                                                    ------------  ------------
                                                                    ------------  ------------

    Franchise fees have been received by Neville Jeffress Australia Pty Limited from subsidiaries under normal commercial terms and conditions, amounting to $1,611,337 (1995: $1,648,759)

    Neville Jeffress Australia Pty Limited provided management, accounting and computer services to subsidiaries under normal commercial terms and conditions.

    Subsidiaries of Neville Jeffress Australia Pty Limited have paid rent on buildings they occupied that are owned by a company controlled by N. Jeffress under normal commercial terms and conditions amounting to $702,930 (1995:
$516,142)

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

8 RELATED PARTY TRANSACTIONS (CONTINUED)
    Armstrong's Victoria Pty Limited provided management and accounting services to Armstrong's NSW Pty Limited and Armstrong's Queensland Pty Limited under normal terms and conditions.

    The premises occupied by Neville Jeffress - Parramatta Pty Limited were rented from The Neville Jeffress Advertising Staff Superannuation Fund under normal commercial terms and conditions.

    (ii) Transactions with the directors of Neville Jeffress Australia Pty Limited and the economic entity

    Accounting and taxation services were provided by C.D. Cameron to other group companies under normal terms and conditions.

    Consulting fees were paid to J Griffin Pty Ltd, of which Mr. J Griffin is a director, at normal commercial rates. J Griffin Pty Ltd has loaned funds to the company at 9% interest per annum, compounded quarterly and repayable at call. At 30 June 1996, the balance of the loan outstanding was $45,887 (1995: $26,877). Mr. J. Griffin is a director of Neville Jeffress Perth Pty Limited.

    The company has borrowed funds from N. Jeffress, a director. At 30 June 1996, the balance of this unsecured loan amounted to Nil (1995: $170,381).

    (iii) Transactions with director-related entities

    Travel services were provided by Barrenjoey Travel Pty Limited under normal commercial terms and conditions. Directors associated with Barrenjoey Travel are
N. Jeffress and C.D. Cameron.

    Mrs. L. Griffin, a director-related party, has loaned funds to the company at 9% interest per annum, compounded quarterly and repayable at call. At 30 June 1996, the balance of the loan outstanding was $26,780 (1995: 24,493).

    Media billings revenue under normal commercial terms and conditions aggregated $1,963. These transactions were undertaken with respect to Bernie Finance and Leasing of which Mr. B.D. Lewis is a director. Mr. B.D. Lewis is a director of Neville Jeffress Adelaide Pty Limited.

    (c) At 30 June 1996, Neville Jeffress Holdings Pty Limited was the ultimate controlling entity. (On 2 July 1996, Neville Jeffress Holdings Pty Limited disposed of its 91% interest in Neville Jeffress Australia Pty Limited. As a result, at the reporting date, TMP Australia Pty Limited is the ultimate Australian holding company and its ultimate controlling entity is McKelvey Enterprises Inc., a company incorporated in the USA).

    (d) Interests in the shares of entities within the economic entity held by directors of the company and their director-related entities as of 30 June 1996.

    Mr. N. Jeffress had an indirect interest in 91% of the shares of Neville Jeffress Australia Pty Limited through his controlling interest in Neville Jeffress Holdings Pty Limited.

    Messrs. C.D. Cameron and P.G. Bush had an indirect interest in the shares of Neville Jeffress Australia Pty Limited through their interest in Petzow Holdings Pty Limited which owned 9% of the shares of Neville Jeffress Australia Pty Limited.

    There were no movements in directors' shareholdings in the twelve months ended 30 June 1996. However, the indirect interests of Messsrs N. Jeffress, P.
G. Bush and C. D. Cameron in Neville Jeffress

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

8 RELATED PARTY TRANSACTIONS (CONTINUED)
Australia Pty Limited were disposed of on 2 July 1996, with the sale of 100% ownership to TMP Australia Pty Limited as detailed above.

9 CONTINGENT LIABILITIES

    Neville Jeffress Australia Pty Limited has agreed to support the valuation of The Neville Jeffress Advertising Staff Superannuation Fund investment property at 12 Palmer Street, North Parramatta, of which Neville
Jeffress--Parramatta Pty Limited is the sole tenant. Based on a company valuation at 30 June 1996, a contingent liability of $111,000 exists.

    A liability may exist in relation to the contract of employment of a senior executive of the Company. Notice has been served on the company under the contract and the company is proceeding to establish its contractual liability. The maximum exposure of the liability is estimated at $500,000.

10 SUBSEQUENT EVENTS

    All of the issued share capital of the company was acquired by a subsidiary of McKelvey Enterprises, Inc. with effect from 1 July 1996. In accordance with the terms of the purchase of shares agreement, the following transactions occurred:

        (1) NJA disposed of its investments in:

           -- Media Monitors Australia Pty Limited and its controlled entities;

           -- National Advertising Services Pty Limited; and

           -- Neville Jeffress Newsagencies Pty Limited.

        (2) Certain controlled entities of NJA, which owned certain properties, disposed of those properties.

        (3) The company declared and paid to its previous shareholders a dividend amounting to $4,714,183.

        (4) The company acquired the minority interests in certain controlled entities.

    The financial effect of the above transactions in the year to 30 June 1996 would have been to:

           -- Increase net income attributable to members by $332,020; and

           -- Increase the dividends paid by $4,714,183; and

           -- Decrease the consolidated net assets by $4,599,820.

    The Australian Competition and Consumer Commission handed down its decision on 26 July 1996, confirming that the Media Accreditation System, in place since 1978 and under which the company derives the majority of its income, is to be revoked, effective 3 February 1997. Sections of the media with which the company deals, have already indicated a continuance of similar conditions under a revised system. The directors foresee a continuance of operations in the deregulated environment, although its is difficult to fully predict the impact of the ACCC decision.

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            (IN AUSTRALIAN DOLLARS)

11 SEGMENT INFORMATION

    (a) Industry Segments

        The group operates in only one segment of business, namely the advertising industry.

    (b) Geographical Segments

                                                                     30 JUNE       30 JUNE
                                                                       1995          1996
                                                                    12 MONTHS     12 MONTHS
                                                                        $             $
                                                                   ------------  ------------
SEGMENT                                                               Commissions and Fees

Australia                                                           21,243,271    31,040,003
United Kingdom                                                         409,548       629,285
New Zealand                                                             10,440       390,738
                                                                   ------------  ------------
                                                                    21,663,259    32,060,026
                                                                   ------------  ------------
                                                                   ------------  ------------

SEGMENT                                                                   Total Assets

Australia                                                           44,095,416    45,931,219
United Kingdom                                                         878,820     1,018,818
New Zealand                                                            226,208       470,509
                                                                   ------------  ------------
                                                                    45,200,444    47,420,546
                                                                   ------------  ------------
                                                                   ------------  ------------
                                                                         Income Before
SEGMENT                                                                Income Tax Expense

Australia                                                            1,178,883     2,344,871
United Kingdom                                                         (56,225)       30,508
New Zealand                                                           (203,919)      (49,221)
                                                                   ------------  ------------
                                                                       918,739     2,326,158
                                                                   ------------  ------------
                                                                   ------------  ------------

12 FOREIGN CURRENCIES

    Net Australian dollar equivalents of assets/(liabilities) outstanding in foreign currencies not effectively hedged:

New Zealand dollars                                      173,439    111,942
English pound                                            (91,868)   (51,330)

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